
                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

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                                   $60,000,000

                                CREDIT AGREEMENT

                                      among

                               MUZAK HOLDINGS LLC,

                              as Parent Guarantor,

                                   MUZAK LLC,

                                  as Borrower,

                               The Several Lenders

                        from Time to Time Parties Hereto,

              LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK,

                            as Co-Syndication Agents,

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                             as Documentation Agent,

                                       and

                      BEAR STEARNS CORPORATE LENDING INC.,

                             as Administrative Agent

                            Dated as of May 20, 2003

================================================================================

   BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as Joint Lead Arrangers
                              and Joint Bookrunners

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                                TABLE OF CONTENTS

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SECTION 1.    DEFINITIONS........................................................1

    1.1.      Defined Terms......................................................1
    1.2.      Other Definitional Provisions.....................................28

SECTION 2.    AMOUNT AND TERMS OF REVOLVING COMMITMENTS.........................29

    2.1.      Revolving Commitments.............................................29
    2.2.      Procedure for Loan Borrowing......................................29
    2.3.      Commitment Fees, etc..............................................29
    2.4.      Termination or Reduction of Revolving Commitments.................30
    2.5.      L/C Commitment....................................................30
    2.6.      Procedure for Issuance of Letter of Credit........................31
    2.7.      Fees and Other Charges............................................31
    2.8.      L/C Participations................................................32
    2.9.      Reimbursement Obligation of the Borrower..........................33
    2.10.     Obligations Absolute..............................................33
    2.11.     Letter of Credit Payments.........................................34
    2.12.     Applications......................................................34

SECTION 3.    GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT......34

    3.1.      Optional Prepayments..............................................34
    3.2.      Mandatory Prepayments and Revolving Commitment Reductions.........34
    3.3.      Conversion and Continuation Options...............................35
    3.4.      Limitations on Eurodollar Tranches................................35
    3.5.      Interest Rates and Payment Dates..................................36
    3.6.      Computation of Interest and Fees..................................36
    3.7.      Inability to Determine Interest Rate..............................36
    3.8.      Pro Rata Treatment and Payments...................................37
    3.9.      Requirements of Law...............................................38
    3.10.     Taxes.............................................................39
    3.11.     Indemnity.........................................................41
    3.12.     Change of Lending Office..........................................42
    3.13.     Replacement of Lenders............................................42
    3.14.     Evidence of Debt..................................................43
    3.15.     Illegality........................................................43
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                                      -i-

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SECTION 4.    REPRESENTATIONS AND WARRANTIES....................................43

    4.1.      Financial Condition...............................................43
    4.2.      No Change.........................................................44
    4.3.      Corporate Existence; Compliance with Law..........................44
    4.4.      Power; Authorization; Enforceable Obligations.....................45
    4.5.      No Legal Bar......................................................45
    4.6.      Litigation........................................................45
    4.7.      No Default........................................................45
    4.8.      Ownership of Property; Liens......................................45
    4.9.      Intellectual Property.............................................46
    4.10.     Taxes.............................................................46
    4.11.     Federal Regulations...............................................46
    4.12.     Labor Matters.....................................................46
    4.13.     ERISA.............................................................46
    4.14.     Investment Company Act; Other Regulations.........................47
    4.15.     Subsidiaries......................................................47
    4.16.     Use of Proceeds...................................................47
    4.17.     Environmental Matters.............................................47
    4.18.     Accuracy of Information, etc......................................48
    4.19.     Security Documents................................................49
    4.20.     Solvency..........................................................49
    4.21.     Senior Indebtedness...............................................50
    4.22.     Regulation H......................................................50
    4.23.     Certain Documents.................................................50
    4.24.     Holdings..........................................................50

SECTION 5.    CONDITIONS PRECEDENT..............................................50

    5.1.      Conditions to Initial Extension of Credit.........................50
    5.2.      Conditions to Each Extension of Credit............................53

SECTION 6.    AFFIRMATIVE COVENANTS.............................................54

    6.1.      Financial Statements..............................................54
    6.2.      Certificates; Other Information...................................55
    6.3.      Payment of Obligations............................................57
    6.4.      Maintenance of Existence; Compliance..............................57
    6.5.      Maintenance of Property; Insurance................................57
    6.6.      Inspection of Property; Books and Records; Discussions............57
    6.7.      Notices...........................................................58
    6.8.      Environmental Laws................................................58
    6.9.      Additional Collateral, etc........................................59

                                      -ii-

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    6.10.     Further Assurances................................................60
    6.11.     Post-Closing Obligations..........................................60

SECTION 7.    NEGATIVE COVENANTS................................................61

    7.1.      Financial Condition Covenants.....................................61
    7.2.      Indebtedness......................................................63
    7.3.      Liens.............................................................66
    7.4.      Fundamental Changes...............................................68
    7.5.      Disposition of Property...........................................69
    7.6.      Restricted Payments...............................................69
    7.7.      Capital Expenditures..............................................72
    7.8.      Investments.......................................................73
    7.9.      Modifications of Certain Debt Instruments.........................74
    7.10.     Transactions with Affiliates......................................74
    7.11.     Sales and Leasebacks; Sale or Discount of Receivables.............75
    7.12.     Hedge Agreements..................................................75
    7.13.     Changes in Fiscal Periods.........................................75
    7.14.     Negative Pledge Clauses...........................................75
    7.15.     Clauses Restricting Subsidiary Distributions......................75
    7.16.     Lines of Business; Holdings.......................................76
    7.17.     Amendments to Certain Related Agreements..........................76

SECTION 8.    EVENTS OF DEFAULT.................................................76

SECTION 9.    THE AGENTS........................................................80

    9.1.      Appointment.......................................................80
    9.2.      Delegation of Duties..............................................80
    9.3.      Exculpatory Provisions............................................80
    9.4.      Reliance by Agents................................................80
    9.5.      Notice of Default.................................................81
    9.6.      Non-Reliance on Agents and Other Lenders..........................81
    9.7.      Indemnification...................................................82
    9.8.      Agent in Its Individual Capacity..................................82
    9.9.      Successor Administrative Agent....................................82
    9.10.     Agents Generally..................................................83
    9.11.     The Joint Lead Arrangers..........................................83

SECTION 10.   MISCELLANEOUS.....................................................83

    10.1.     Amendments and Waivers............................................83
    10.2.     Notices...........................................................84
    10.3.     No Waiver; Cumulative Remedies....................................86
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                                     -iii-

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    10.4.     Survival of Representations and Warranties........................87
    10.5.     Payment of Expenses and Taxes.....................................87
    10.6.     Successors and Assigns; Participations and Assignments............88
    10.7.     Adjustments; Set-off..............................................91
    10.8.     Counterparts......................................................92
    10.9.     Severability......................................................92
    10.10.    Integration.......................................................92
    10.11.    GOVERNING LAW.....................................................93
    10.12.    Submission to Jurisdiction; Waivers...............................93
    10.13.    Acknowledgments...................................................93
    10.14.    Releases of Guarantees and Liens..................................94
    10.15.    Confidentiality...................................................94
    10.16.    WAIVERS OF JURY TRIAL.............................................94
    10.17.    Delivery of Addenda...............................................95
    10.18.    Agreement Currency................................................95
    10.19.    Usury Savings Clause..............................................95

ANNEX:
A             Pricing Grid

SCHEDULES:
1.1           Mortgaged Property
1.1(a)        Fee and Leasehold Property
2.5(c)        Existing Letters of Credit
4.4           Consents, Authorizations, Filings and Notices
4.6           Litigation
4.9           Intellectual Property
4.12          Labor Matters
4.15          Subsidiaries
4.19(a)       UCC Filing Jurisdictions
4.19(b)       Mortgage Filing Jurisdictions
7.2(d)        Existing Indebtedness
7.3(f)        Existing Liens
7.8(e)        Existing Investments

EXHIBITS:
A             Form of Guarantee and Collateral Agreement
B             Form of Compliance Certificate
C             Form of Closing Certificate
D             Form of Mortgage
E             Form of Assignment and Assumption
F-1           Form of Legal Opinion of Kirkland & Ellis
F-2           Form of Local Counsel Opinion

                                      -iv-

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G             Form of Exemption Certificate
H             Form of Note
I             Form of Addendum
J             Form of Permitted Sponsor Subordinated Debt Agreement
K             Form of Solvency Certificate
L             Form of Borrowing Notice
M             Form of Conversion Notice

          CREDIT AGREEMENT, dated as of May 20, 2003, among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent").

          The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "Acquisition Subsidiary": an Included Subsidiary that is either acquired in or formed simultaneously and in connection with, a Permitted Acquisition.

          "Addendum": an instrument, substantially in the form of Exhibit I, by which a Lender becomes a party to this Agreement as of the Closing Date.

          "Additional Related Agreements": collectively, the following: (i) any agreements relating to Permitted Seller Debt and (ii) any agreements relating to Holdings Preferred Stock.

          "Additional Senior Notes": additional Senior Notes of the Borrower and Muzak Finance to be issued pursuant to the Senior Notes Indenture.

          "Additional Senior Subordinated Notes": additional Senior Subordinated Notes of the Borrower and Muzak Finance to be issued pursuant to the Senior Subordinated Notes Indenture.

          "Adjustment Date": as defined in the Pricing Grid.

          "Administrative Agent": as defined in the recitals to this Agreement.

          "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents": the collective reference to the Co-Syndication Agents, the Documentation Agent, the Joint Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 9 only, the Issuing Lender.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Revolving Commitment at such time and (b) thereafter, the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement": this Credit Agreement.

          "Agreement Currency": as defined in Section 10.18.

          "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

Eurodollar Loans                                                 Base Rate Loans
----------------                                                 ---------------
     4.00%                                                            2.75%

; provided that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring upon receipt of the Borrower's financial statements for the two full fiscal quarters of the Borrower completed after the Closing Date, the Applicable Margin with respect to Loans will be determined pursuant to the Pricing Grid.

          "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "Approved Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(a), (b), (c), (d), (f), (g) or (i) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

          "Assignee": as defined in Section 10.6(b).

          "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit E.

          "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

          "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

          "Benefitted Lender": as defined in Section 10.7(a).

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower": as defined in the preamble to this Agreement.

          "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

          "Business": as defined in Section 4.17(b).

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market. With respect to any Letter of Credit denominated in Yen, the term Business Day shall also exclude any day which is a legal holiday under the laws of Japan or is a day on which banking institutions located in Japan are authorized or required by law or other governmental action to close.

          "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Included Subsidiaries for the acquisition of fixed assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Included Subsidiaries; provided, however, that "Capital Expenditures" shall exclude Capitalized Sales Commissions and expenditures for intangible assets and capital leases.

          "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Capital Stock/Insurance Proceeds": (a) 100% of the aggregate net cash proceeds received by Holdings from the issue or sale after the Closing Date of Capital Stock, other than Disqualified Capital Stock or Capital Stock of Holdings issued to any Subsidiary of Holdings, of Holdings or any Indebtedness or other securities of Holdings issued after the Closing Date convertible into or exercisable or exchangeable for Capital Stock, other than Disqualified Capital Stock, of Holdings which have been so converted, exercised or exchanged, as the case may be; (b) without duplication of any amounts included in clause
(a) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Holdings after the Closing Date from any equity contribution from a holder of the Holdings' Capital Stock (other than in respect of Disqualified Capital Stock); and (c) any cash proceeds received from "key-man" life insurance policies which are used to make such redemptions or repurchases.

          "Capitalized Sales Commissions": as to any Person, the aggregate of all sales commissions and bonuses paid by such Person and its Subsidiaries in connection with subscriber contracts to the extent actually capitalized on the balance sheet of such Person.

          "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which have at least 95% of their assets continuously invested in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $500,000,000.

          "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is May 20, 2003.

          "Co-Syndication Agents": as defined in the preamble to this Agreement.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Commitment Fee Rate": 0.50% per annum; provided that, on and after the first Adjustment Date occurring after the receipt of the Borrower's financial statements for the two full fiscal quarters of the Borrower completed after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

          "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414 of the Code.

          "Compliance Certificate": a certificate of one or more Loan Parties duly executed on its or their behalf by a Responsible Officer substantially in the form of Exhibit B.

          "Conduit Lender": any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.9, 3.10, 3.11 or
10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

          "Consolidated Cash Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Included Sub-sidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Included Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates, in each case, to the extent paid in cash during such period), but excluding cash interest expense paid on the Permitted Sponsor Subordinated Debt at the time of redemption or repayment of the principal of such Permitted Sponsor Subordinated Debt.

          "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance or appreciation of capital stock, options to purchase capital stock and capital stock appreciation rights to the management of such Person and its Included Subsidiaries, (g) any other non-ordinary course non-cash charges, non-cash expenses or non-cash losses of such Person or any of its Included Subsidiaries for such period; provided, however, that cash payments in respect of such non-ordinary course non-cash charges, expenses or losses made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (h) Deferred Management Fees; provided, however, that cash payments made in such period or in any future period in respect of such Deferred Management Fees shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such Deferred Management Fees are paid; provided, further, that cash payments made from and after the Closing Date in respect of any Pre-Closing Deferred Management Fees shall not be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in any period, and (i) amounts paid by the Borrower in respect of license fees, interest thereon and any related penalties paid or (to the extent that such amounts were expensed by the Borrower in such period) to be paid by the Borrower in settlement of claims for past license fee calculations for prior periods to copyright holders, performing rights organizations and/or licensing collectives and associations, and accruals therefor, provided that the aggregate amounts so included pursuant to this clause (i) shall not exceed $5,000,000 from the Closing Date, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.

          "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period. For purposes of calculating the Consolidated Fixed Charge Ratio, each of Consolidated EBITDA and Consolidated Fixed Charges shall be calculated on a Pro Forma Basis.

          "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense for such period, (b) any provision for current taxes based on the income of the Borrower and its Included Subsidiaries and payable in cash during such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Included Subsidiaries, (d) Capital Expenditures of the Borrower and its Included Subsidiaries for such period and (e) Restricted Payments (other than Restricted Payments made pursuant to Section 7.6 (f) (to the extent such expenses are deducted in calculating Consolidated Net Income of the Borrower),
(h), (j), (l), (n) and (o)) to the extent payable in cash during such period.

          "Consolidated Interest Coverage Ratio": for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period. For purposes of calculating the Consolidated Interest Coverage Ratio, each of Consolidated EBITDA and Consolidated Cash Interest Expense shall be calculated on a Pro Forma Basis.

          "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) (y) Consolidated Total Debt on such day less (z) cash and Cash Equivalents on hand to the extent exceeding $5,000,000 on such day to (b) the product of (y) Consolidated EBITDA for the fiscal quarter ended on such day and
(z) four (4). For purposes of calculating the Consolidated Leverage Ratio, each of Consolidated Total Debt and Consolidated EBITDA shall be calculated on a Pro Forma Basis.

          "Consolidated Net Income": for any Person for any period, the consolidated net income (or loss) of such Person and its Included Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes an Included Subsidiary of such Person or is merged into or consolidated with such Person or any of its Included Subsidiaries, (b) the income (or deficit) of any Person (other than an Included Subsidiary of such Person) in which such Person or any of its Included Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Included Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Included Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Included Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Included Subsidiary.

          "Consolidated Senior Debt": all Consolidated Total Debt other than Subordinated Indebtedness.

          "Consolidated Senior Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Senior Debt on such day to (b) the product of (x) Consolidated EBITDA for the fiscal quarter ended on such day and (y) four
(4). For purposes of calculating the Consolidated Senior Leverage Ratio, each of Consolidated Senior Debt and Consolidated EBITDA shall be calculated on a Pro Forma Basis.

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Included Subsidiaries at such date, determined on a consoli-dated basis in accordance with GAAP, excluding (a) any Permitted Sponsor Subordinated Debt and (b) Deferred Management Fees.

          "Continuing Managers": the managers of Holdings on the Closing Date, after giving effect to the other transactions contemplated hereby, and each other manager, if, in each case, such other manager's nomination for election to the board of managers of Holdings is recommended by at least 66-2/3% of the then Continuing Managers or such other manager receives the vote of the Permitted Investors in his or her election by the members of Holdings.

          "Contractual Obligation": as to any Person, any provision of any written agreement, written instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

          "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Deferred Management Fees": as defined in Section 7.6(h).

          "Disqualified Capital Stock": any Capital Stock of a Person which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Loans.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Documentation Agent": as defined in the preamble to this Agreement.

          "Dollar Equivalent": at any date of determination thereof with respect to the face amount of any Letter of Credit issued in Yen or the obligation to reimburse any amounts drawn under (or other amounts owing with respect to) any such Letter of Credit in Yen, an amount in Dollars equivalent to such face amount or the amount so drawn or owing, as applicable, calculated at the rate of exchange quoted by Fleet National Bank two Business Days prior to such date of determination (at the hour on such date at which it customarily makes such determination) to prime banks in the interbank market where its foreign currency exchange operations in respect of Yen are then being conducted for the spot purchase of Yen with Dollars.

          "Dollars" and "$": dollars in lawful currency of the United States.

          "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

          "Electro": Electro-Systems Corporation, a Florida corporation.

          "Employment Agreement": the Amended and Restated Employment Agreement dated as of March 16, 2001 between the Borrower and William A. Boyd, as amended, supplemented, modified, revised or replaced from time to time.

          "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "Equity Capital": capital that was contributed to the Borrower by Holdings in the form of cash or property in exchange for common membership interests, or additional paid-in capital to, in the Borrower.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans under the Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

          "Excluded Indebtedness": all Indebtedness permitted by Section 7.2.

          "Existing Credit Facility": the Credit and Guaranty Agreement, dated as of March 18, 1999, among the Borrower, Holdings, certain subsidiaries of the Borrower, Goldman Sachs Credit Partners L.P., Canadian Imperial Bank of Commerce and CIBC Oppenheimer Corp. ("CIBC"), as amended.

          "Existing Letters of Credit": as defined in Section 2.5(c).

          "Facility": the Revolving Commitments and the extensions of credit made thereunder.

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

          "Foreign L/C Sublimit": the lesser of (i) $1,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

          "Foreign L/C Usage": at any date of determination, the sum of (i) the maximum aggregate amount in the Dollar Equivalent (calculated as of the most recent date set forth for such calculation in Section 2.5(d)) which is, or at any time thereafter may become, available for drawing under all Letters of Credit denominated in Yen then outstanding, and (ii) the aggregate amount in the Dollar Equivalent (calculated as of the most recent date set forth for such calcula-tion in Section 2.5(d)) of all drawings under Letters of Credit denominated in Yen honored by the Issuing Lender and not theretofore reimbursed by or on behalf of the Borrower.

          "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

          "Funding Office": the office of the Administrative Agent specified in
Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

          "GAAP": generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1 (and any calculations required for the purposes of the Pricing Grid set forth on Annex A hereto), GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

          "Group Members": the collective reference to Holdings, the Borrower and their respective Subsidiaries.

          "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third

Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

          "Hedge Agreements": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

          "Highest Lawful Rate": the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

          "Holdings": as defined in the preamble to this Agreement.

          "Holdings LLC Agreement": the Fourth Amended and Restated Limited Liability Company Agreement of Holdings dated as of March 15, 2002, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 7.17.

          "Holdings Note Documents": (a) the Holdings Note Indenture, (b) the Holdings Notes, (c) the purchase agreement dated as of March 12, 1999, by and among Holdings, Muzak Holdings Finance, CIBC and Goldman, Sachs & Co. ("GSC"), and (d) the registration rights agreement dated as of March 18, 1999 by and among Holdings, Muzak Holdings Finance, CIBC and GSC.

          "Holdings Note Indenture": the Indenture dated as of March 18, 1999, by and among Holdings and Muzak Holdings Finance, as issuers, and State Street Bank and Trust Co., as trustee.

          "Holdings Notes": the $75,000,000 aggregate principal amount at maturity of 13% Senior Discount Notes due 2010 of Holdings and Muzak Holdings Finance issued pursuant to the Holdings Note Indenture.

          "Holdings Preferred Stock": Preferred Stock of Holdings which satisfies the requirements set forth in Section 7.2(o).

          "Included Subsidiary": each Subsidiary of the Borrower other than Electro for so long as Electro has outstanding any Indebtedness which prohibits the guarantee of the Loans by Electro.

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds (other than performance bonds), debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than trade payables and contingent obligations for the acquisition of inventory and fixed assets, in each case, incurred in the ordinary course of such Person's business), (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of
Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) the Borrower may not select an Interest Period under the Facility that would extend beyond the Revolving Termination Date; and

          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "Investment Securities Purchase Agreement": the Investment Securities Purchase Agreement dated as of October 6, 1998, among Holdings, ABRY Broadcast Partners III, L.P., Joseph Koff and David Unger, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 7.17.

          "Investments": as defined in Section 7.8.

          "Issuing Lender": (a) Fleet National Bank, in its capacity as issuer of any Letter of Credit hereunder, together with its permitted successors and assigns, and (b) any other Revolving Lender appointed by the Borrower and the Administrative Agent, with the consent of such Revolving Lender, in its capacity as issuer of Letters of Credit hereunder. Unless otherwise specified herein, "Issuing Lender" shall be used as a collective reference to each Issuing Lender specified in clauses (a) and (b) above or to any one Issuing Lender, as the context requires.

          "Joint Lead Arranger": as defined in the recitals to this Agreement.

          "L/C Commitment": $10,000,000.

          "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount in Dollars and in the Dollar Equivalent (calculated as of the most recent date set forth for such calculation in Section 2.5(d)) of the then outstanding Letters of Credit and (b) the aggregate amount in Dollars and in the Dollar Equivalent (calculated as of the most recent date set forth for such calculation in Section 2.5(d)) of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.9.

          "L/C Participants": the collective reference to all the Revolving Lenders other than the Issuing Lender.

          "Lender Counterparty": each Lender or any Affiliate thereof that is a counterparty to a Specified Hedge Agreement.

          "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

          "Letters of Credit": as defined in Section 2.5(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) and, in the case of any investment property or deposit account, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property or deposit account.

          "Loan": any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Security Documents and the
Notes.

          "Loan Parties": each Group Member that is a party to a Loan Document.

          "Management Agreement": the Amended and Restated Management and Consulting Services Agreement dated as of a date on March 18, 1999 between ABRY Partners LLC (as successor to ABRY Partners, Inc.) and the Borrower, as amended, restated, modified or supplemented from time to time to the extent permitted under Section 7.17.

          "Management Fees": management fees payable by the Borrower to ABRY Partners LLC pursuant to the Management Agreement.

          "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Members Agreement": the Second Amended and Restated Members Agreement dated as of the October 18, 2000 among Holdings, CMS Co-Investment Subpartnership, CMS Diversified Partners, L.P., Joseph Koff and David Unger, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 7.17.

          "Mortgaged Properties": the real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages, together with all other real property with respect to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to a Mortgage executed and delivered pursuant to Section 6.11(a).

          "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable in the reasonable discretion of the Administrative Agent to comply with the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

          "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Muzak Finance": Muzak Finance Corp., a Delaware corporation.

          "Muzak Holdings Finance": Muzak Holdings Finance Corp., a Delaware corporation.

          "Muzak Heart & Soul": Muzak Heart & Soul Foundation, a Washington nonprofit corporation.

          "Muzak LLC Agreement": the Amended and Restated Limited Liability Company Agreement of the Borrower dated as of March 18, 1999, as amended by the First Amendment dated as of October 26, 1999, as it may be further amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 7.17.

          "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including interest, premiums and penalties payable in accordance with the terms thereof) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes and related tax distributions paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

          "Non-Excluded Taxes": as defined in Section 3.10(a).

          "Non-U.S. Lender": as defined in Section 3.10(d).

          "Notes": the collective reference to any promissory note evidencing Loans.

          "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Included Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

          "Other Senior Subordinated Notes": any senior subordinated notes that shall (i) not be on financial and other terms that are more onerous than the Senior Subordinated Notes and shall not have defaults, rights or remedies more burdensome to the obligor than the Senior Subordinated Notes as determined by the Administrative Agent in its reasonable discretion, (ii) not have a stated maturity or weighted average life that is shorter than the Senior Subordinated Notes, (iii) be at least as subordinate to the Obligations as the Senior Subordinated Notes, (iv) be issued by the Borrower and Muzak Finance and (v) otherwise be on terms and conditions reasonably acceptable to the Administrative Agent.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant": as defined in Section 10.6(c).

          "Payment Currency": as defined in Section 10.18.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permitted Acquisition": any acquisition by the Borrower or any of its Wholly Owned Subsidiary Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or a division of, any Person; provided that:

          (i) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

          (ii) all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Requirements of Law;

          (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors' qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or any of its Wholly Owned Subsidiary Guarantors, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 6.9(c);

          (iv) the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 7.1, both immediately before and after giving effect to such acquisition on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2;

          (v) the Borrower shall have delivered to the Administrative Agent (a) at least five Business Days prior to such proposed acquisition a draft certificate in the form of a Compliance Certificate and (b) on the date of such acquisition a certificate in the form of a Compliance Certificate, in each case evidencing such compliance with such Section, together with all relevant financial information for such acquired assets, including, without limitation, the aggregate consideration for such acquisition, the Consolidated EBITDA for each acquired entity and the information required pursuant to Section 7.1, if relevant, and such Compliance Certificate and the contents thereof shall be reasonably satisfactory to the Administrative Agent; and

          (vi) any Person or assets or division as acquired in accordance herewith shall be in primarily the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date.

          "Permitted Repurchases of Holdings Notes": as defined in Section
7.6(o).

          "Permitted Investors": the collective reference to the Sponsors and their respective Control Investment Affiliates.

          "Permitted Refinancing": with respect to any Indebtedness, any refinancing thereof; provided, however, that (x) no Default shall have occurred and be continuing or would arise therefrom, (y) any such refinancing Indebtedness shall (I) not be on financial and other terms that are more onerous than the Indebtedness being refinanced and shall not have defaults, rights or remedies more burdensome to the obligor than the Indebtedness being refinanced as determined by the Administrative Agent in its reasonable discretion, (II) not have a stated maturity or weighted average life that is shorter than the Indebtedness being refinanced, (III) be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) as determined by the Administrative Agent, provided that (x) the Borrower may issue Additional Senior Subordinated Notes and/or Other Senior Subordinated Notes (and Holdings and the Subsidiary Guarantors may incur Guarantee Obligations in respect thereof) to refinance all or any portion of the principal amount of the Holdings Notes if the Borrower shall be in compliance with the covenants contained in Section 7.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 and (y) the Borrower may issue Additional Senior Notes (and Holdings and the Subsidiary Guarantors may incur Guarantee Obligations in respect thereof) to refinance all or any portion of the principal amount of the Senior Subordinated Notes and/or the Holdings Notes if the Borrower shall be in compliance with the covenants contained in
Section 7.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 and the Consolidated Senior Leverage Ratio of the Borrower determined on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 would have been less than
2.75 to 1.00, and (IV) be in a principal amount that does not exceed the principal amount so refinanced, plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with refinancing pursuant to the terms of the Indebtedness being refinanced and (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of any obligor thereunder incurred in connection with such refinancing, and (z) except to the extent permitted by the proviso to clause (y)(III) above, the sole obligor on such refinancing Indebtedness shall be the original obligor on such Indebtedness being refinanced (with any guarantor on the Indebtedness being refinanced permitted to guarantee the refinancing Indebtedness).

          "Permitted Secured Seller Note": a promissory note that evidences secured Permitted Seller Debt in form and substance satisfactory to the Administrative Agent.

          "Permitted Seller Debt": Indebtedness that (i) is issued by the Borrower or any Included Subsidiary to a seller as part of the consideration for a Permitted Acquisition and (ii) satisfies the requirements set forth in Section 7.2(n).

          "Permitted Seller Debt Lien": a Lien securing Permitted Seller Debt that (i) may be a first priority Lien, (ii) is incurred by an Acquisition Subsidiary and (iii) satisfies the requirements set forth in Section 7.3(j).

          "Permitted Seller Notes": Permitted Secured Seller Notes and Permitted Unsecured Seller Notes.

          "Permitted Sponsor Subordinated Debt": subordinated unsecured loans from one or more Permitted Investors and/or CMS Co-Investment Subpartnership, CMS Diversified Partners, L.P., Banc America Capital Investors I, L.P., New York Life Capital Partners, L.P., AMFM Systems, Inc. and The Northwestern Mutual Life Insurance Company to Holdings or the Borrower, provided (i) prior to the payment in full in cash of all of the Obligations, no payment in respect of the principal of or interest on such loans shall be required or made (unless otherwise approved by the Required Lenders or permitted pursuant to Section 7.6(l)), (ii) no such loan shall mature earlier than May 20, 2009, (iii) if such loans are to Holdings, the net proceeds thereof shall either be contributed as Equity Capital to the Borrower or loaned to the Borrower on the terms described in clauses (i), (ii) and (iv) hereof (and any such loan to the Borrower from Holdings shall constitute "Permitted Sponsor Subordinated Debt") and (iv) each such loan shall be made pursuant to (a) a Permitted Sponsor Debt Agreement that is reasonably acceptable to the Administrative Agent and substantially in the form of Exhibit J or otherwise reasonably acceptable to the Administrative Agent or (b) another form of Permitted Sponsor Debt Agreement that provides that each such loan is subordinated to all of the Obligations on terms and conditions reasonably acceptable to the Required Lenders.

          "Permitted Sponsor Subordinated Debt Agreement": any loan agreement between one or more Permitted Investors, CMS Co-Investment Subpartnership, CMS Diversified Partners, L.P., Banc America Capital Investors I, L.P., New York Life Capital Partners, L.P., AMFM Systems, Inc. and The Northwestern Mutual Life Insurance Company, on the one hand, and Holdings or the Borrower, on the other hand, as applicable, evidencing the Permitted Sponsor Subordinated Debt, and shall include any promissory note that is substantially in the form of Exhibit J hereto.

          "Permitted Unsecured Seller Note": a promissory note that evidences unsecured Permitted Seller Debt in form and substance satisfactory to the Administrative Agent.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan (other than a Multiemployer Plan) that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pre-Closing Deferred Management Fees": an aggregate amount not in excess of $1,800,000 in unpaid Management Fees and out-of-pocket expenses accrued up to and including the Closing Date.

          "Preferred Stock": any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

          "Pricing Grid": the pricing grid attached hereto as Annex A.

          "Pro Forma Balance Sheet": as defined in Section 4.1(a).

          "Pro Forma Basis": with respect to determining compliance with the Consolidated Fixed Charge Coverage Ratio, Consolidated Interest Coverage Ratio, Consolidated Leverage Ratio or Consolidated Senior Leverage Ratio as at any date or for any period under this Agreement, each such ratio and the financial definitions used in determining such ratios shall be calculated after giving effect on a pro forma basis to:

          (a) the incurrence or repayment of any Indebtedness of such Person or any of its Included Subsidiaries and the application of the proceeds thereof giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, other than the incurrence or repayment of Loans under this Agreement, occurring on or prior to the end of the applicable quarterly fiscal period in the case of the determination of compliance with Sections 7.1, 5.2(c) and 6.2 of this Agreement and Annex A and in the case of any determination under this Agreement for the purposes of the definition of Permitted Refinancing, Sections 7.2(f), 7.2(n), 7.6(j), 7.6(l) and 7.8(j), occurring on or prior to the date of the consummation of the event giving rise to the requirement to calculate such ratio, in each case, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be, and the application of the proceeds thereof occurred on the first day of the period for which such ratio is being calculated (the "reference period"), provided all the calculations referred to herein shall be in reasonable detail and shall be in form and substance reasonably satisfactory to the Administrative Agent in all respects; and

          (b) any asset sales or asset acquisitions occurring on or prior to the end of the applicable quarterly fiscal period in the case of the determination of compliance with Section 7.1 of this Agreement and in the case of any other determination under this Agreement, occurring on or prior to the date of the consummation of the event giving rise to the requirement to calculate such ratio, in each case, as if such asset sale or asset acquisition occurred on the first day of the reference period as follows:

               (x) with respect to asset sales, the Consolidated EBITDA attributable to the assets which are the subject of asset sales that occurred will be excluded; and

               (y) with respect to asset acquisitions, the Consolidated EBITDA attributable to the assets which are the subject of the applicable asset acquisition will be included and the Borrower may take into account the projected, quantifiable cost reductions expected to be realized and non-recurring costs and expenses, in each case, in connection with such asset acquisition and as a result of, in the case of cost reductions, an established program of cost reductions adopted in good faith by the board of managers of the Borrower, provided all the calculations referred to herein shall be in reasonable detail and shall be in form and substance reasonably satisfactory to the Administrative Agent in all respects.

          For purposes of the foregoing, cost reductions and non-recurring costs and expenses, in each case, will be calculated on a pro forma basis as if such cost reductions and non-recurring costs and expenses, in each case, had been implemented at the beginning of such applicable reference period. Furthermore, in determining compliance with such ratio amounts:

          (i) interest on outstanding Indebtedness (other than the Loans under this Agreement) determined on a fluctuating basis as of the date giving rise to the requirement to calculate such ratio and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date; and

          (ii) if interest on any Indebtedness (other than the Loans under this Agreement) actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date will be deemed to have been in effect during the entire reference period.

          "Projections": as defined in Section 6.2(c).

          "Properties": as defined in Section 4.17(a).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

          "Register": as defined in Section 10.6(b)(iv).

          "Registration Agreement": the Second Amended and Restated Registration Agreement dated as of October 18, 2000 among Holdings, MEM Holdings, LLC, Joseph Koff, David Unger, Music Holdings Corp. and AMFM Systems, Inc., BancAmerica Capital Investors I, L.P., New York Life Capital Partners, L.P. and The Northwestern Mutual Life Insurance Company, as amended, supplemented or otherwise modified from time to time to the extent permitted under Section 7.17.

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.

          "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to repay outstanding Loans pursuant to
Section 3.2(b) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          "Reinvestment Notice": a written notice executed on the Borrower's behalf by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to acquire fixed or capital assets useful in its business or a Recovery Event to repair or replace the assets which were the subject of such Recovery Event, as applicable.

          "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire fixed or capital assets useful in the Borrower's business or repair or replace the assets which were the subject of the relevant Recovery Event, as applicable.

          "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower's business or repair or replace the assets which were the subject of the relevant Recovery Event, as applicable, with all or any portion of the relevant Reinvestment Deferred Amount.

          "Related Agreements": (a) the Holdings Note Documents, (b) any Permitted Sponsor Subordinated Debt Agreements, (c) any Permitted Seller Notes,
(d) any Holdings Preferred Stock, (e) the Muzak LLC Agreement, (f) the Holdings LLC Agreement, (g) the Management Agreement, (h) the Employment Agreement, (i) the Members Agreement, (j) the Investment Securities Purchase Agreements, (k) the Securityholders Agreement, (l) the Registration Agreement and (m) the Securities Repurchase Agreements.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .24, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC
Reg.(S) 4043.

          "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Revolving Commitments then in effect and (b) thereafter, the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": the chief executive officer, president, chief operating officer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

          "Restricted Payments": as defined in Section 7.6.

          "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" under such Lender's name on such Lender's Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $60,000,000.

          "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

          "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding.

          "Revolving Lender": each Lender that has a Revolving Commitment or that holds Loans.

          "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

          "Revolving Termination Date": May 20, 2008.

          "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

          "Secured Parties": the collective reference to the Agents, the Lenders and the Lender Counterparties.

          "Securities Repurchase Agreements": the Securities Repurchase Agreements, dated as of October 6, 1998, among Holdings and MEM Holdings, LLC, on the one hand, and each of Joseph Koff, David Unger and other management members, on the other hand, in each case, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 7.17.

          "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "Securityholders Agreement": the Second Amended and Restated Securityholders Agreement dated as of March 15, 2002 among Holdings, MEM Holdings, LLC and AMFM Systems, Inc., BancAmerica Capital Investors I, L.P., New York Life Capital Partners, L.P. and The Northwestern Mutual Life Insurance Company, as amended, supplemented, modified, revised or replaced from time to time in accordance with Section 7.17.

          "Senior Note Documents": (a) the Senior Note Indenture, (b) the Senior Notes, (c) the Purchase Agreement dated as of May 20, 2003, by and among the Borrower, Muzak Finance, the guarantors named therein, Bear, Stearns & Co. Inc. ("Bear") and Lehman Brothers Inc. ("Lehman"), and (d) the Registration Rights Agreement dated as of May 20, 2003 by and among the Borrower, Muzak Finance, the guarantors named therein, Bear and Lehman.

          "Senior Note Indenture": the Indenture to be entered into by the Borrower and Muzak Finance and the guarantors named therein in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower and Muzak Finance and such subsidiary guarantors in connection therewith.

          "Senior Notes": the $220,000,000 Senior Notes due 2009 of the Borrower and Muzak Finance to be issued on the Closing Date pursuant to the Senior Note Indenture.

          "Senior Subordinated Note Documents": (a) the Senior Subordinated Notes, (b) the Senior Subordinated Note Indenture, (c) the purchase agreement dated as of March 12, 1999, by and among the Borrower, Muzak Finance, the guarantors named therein, CIBC and GSC, and (d) the registration rights agreement dated as of March 18, 1999 by and among the Borrower, Muzak Finance, the guarantors named therein, CIBC and GSC.

          "Senior Subordinated Note Indenture": the Indenture dated as of March 18, 1999, by and among the Borrower and Muzak Finance, as issuers, and the guarantors named therein, and State Street Bank and Trust Co., as trustee.

          "Senior Subordinated Notes": the $115,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2009 of the Borrower and Muzak Finance issued pursuant to the Senior Subordinated Note Indenture.

          "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

          "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Change of Control": a "Change of Control" (or any other defined term having a similar purpose) as defined in the Holdings Note Indenture, the Senior Subordinated Note Indenture, the Senior Note Indenture or any Holdings Preferred Stock.

          "Specified Hedge Agreement": any Hedge Agreement (a) entered into by
(i) the Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

          "Sponsor Note": that certain $10,000,000 aggregate principal amount 15% junior subordinated note of the Borrower due and payable to MEM Holdings, LLC (plus approximately $1,900,000 of accrued interest as of the Closing Date).

          "Sponsors": (a) ABRY Broadcast Partners II, L.P., (b) ABRY Broadcast Partners III, L.P. and (c) MEM Holdings, LLC.

          "Subordinated Indebtedness": (a) Indebtedness of any Loan Party under the Senior Subordinated Note Documents, (b) Indebtedness of any Loan Party under any Permitted Sponsor Subordinated Debt Agreement, (c) Indebtedness of any Loan Party constituting unsecured Permitted Seller Debt, and (d) Indebtedness of any Loan Party under any other subordinated Indebtedness of any type.

          "Subordinated Indenture": the Indenture pursuant to which any Subordinated Indebtedness is issued.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, provided that for the purposes of this Agreement, Muzak Heart & Soul shall not constitute a "Subsidiary." Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Subsidiary Guarantor": each Included Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and Muzak Finance.

          "Supermajority Lenders": at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Revolving Commitments then in effect and (b) thereafter, the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Syndication Date": the date on which the Co-Syndication Agents and the Joint Lead Arrangers complete the syndication of the Facility and the entities selected in such syndication process become parties to this Agreement.

          "Tax Distributions": distributions by the Borrower to Holdings as its sole member and by Holdings to each of its members in respect of the tax liabilities of such members arising out of such members' ownership interests in the Borrower or Holdings, as applicable, provided that, the amount of Tax Distributions in respect of any fiscal year to which each such member shall be entitled shall be such that, in the aggregate for such fiscal year and for all prior fiscal years, such member has received an amount equal to the product of
(i) the amount of taxable income allocated to such member for such fiscal year and for all prior fiscal years, reduced by the amount of taxable losses allocated to such member for such fiscal year and for all prior fiscal years, and (ii) the effective maximum combined marginal federal and Massachusetts state income tax rates (after giving effect to any federal income tax deduction for such state income taxes) applicable to taxpayers resident in Massachusetts in respect of income recognized during such fiscal year.

          "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

          "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

          "Transferee": any Assignee or Participant.

          "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "United States": the United States of America.

          "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

          "Yen" or "(Y)": the lawful money of Japan.

          1.2. Other Definitional Provisions(a) . (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

          2.1. Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Loans in whole or in part, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections
2.2 and 3.3. The Borrower shall repay all outstanding Loans on the Revolving Termination Date.

          2.2. Procedure for Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent an irrevocable notice of borrowing in the form of Exhibit L hereto (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to
Section 2.3 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is three days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to
(x) in the case of Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $100,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Not more than $15,000,000 of Loans shall be made on the Closing Date.

          2.3. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

          (c) The Borrower agrees to pay to Lehman Brothers Inc. and Bear, Stearns & Co. Inc. (on behalf of itself and General Electric Capital Corporation) fees in the amounts and on the dates previously agreed to in writing by the Borrower and Lehman Brothers Inc. and Bear, Stearns & Co. Inc.

          2.4. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

          2.5. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.8(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or the Foreign L/C Usage would exceed the Foreign L/C Sublimit or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or Yen; provided, however, that a Letter of Credit will only be issued in Yen if, as of the proposed date of issuance of such Letter of Credit, the Issuing Lender determines, in its reasonable judgment (which shall be binding on all Revolving Lenders), that Yen are available in sufficient amount, at a reasonable cost and are otherwise freely convertible and exchangeable into Dollars, (ii) have a face amount of at least $50,000 or the Dollar Equivalent thereof (unless otherwise agreed by the Issuing Lender) and
(iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          (c) Schedule 2.5(c) contains a description of all letters of credit issued by any Lender pursuant to the Existing Credit Facility and which are to remain outstanding on the Closing Date (collectively, the "Existing Letters of Credit") and sets forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the stated amount, (iv) the name of the beneficiary and (v) the expiry date. Each such letter of credit, including any extension thereof, shall constitute a "Letter of Credit" under, as defined in, and for all purposes of, this Agreement and shall be deemed issued on the Closing Date.

          (d) Dollar Equivalent Calculation. For purposes of determining the Total Revolving Extensions of Credit and the L/C Obligations, Fleet National Bank shall determine the Dollar Equivalent of all issued and outstanding Letters of Credit denominated in Yen (a) on the date any such Letter of Credit is issued, (b) on any date any such Letter of Credit is drawn on, (c) on any Borrowing Date, (d) on the last Business Day of each Fiscal Quarter, (e) at any time a Default or Event of Default shall have occurred and be continuing and (f) on any other date designated by Fleet National Bank. Each Dollar Equivalent calculation shall remain in effect until recalculated by Fleet National Bank. Fleet National Bank shall promptly notify the Administrative Agent and the Borrower of each calculation of the Dollar Equivalent.

          2.6. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the currency, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

          2.7. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Facility on the aggregate amount of the undrawn and unexpired amount of each Letter of Credit, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender through the Administrative Agent for its own account a fronting fee which shall accrue at a rate of 0.250% per annum on the aggregate amount (calcu-lated in Dollars using the Dollar Equivalent thereof in the calculation) of the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender through the Administrative Agent for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          2.8. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of
(i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times
(iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, in-cluding proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

          2.9. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 3.5(b) and (ii) thereafter, Section 3.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.8 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Loans could be made, pursuant to
Section 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

          2.10. Obligations Absolute. The Borrower's obligations under Section
2.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 2.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial

Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          2.11. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          2.12. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

          3.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given and the borrowing pursuant to such notice has been made, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 and whole multiples of $100,000 in excess thereof.

          3.2. Mandatory Prepayments and Revolving Commitment Reductions. (a) If any Indebtedness shall be issued or incurred by any Group Member other than Excluded Indebtedness, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the repayment of outstanding Loans and to the reduction of the Revolving Commitments by an amount equal to 100% of such Net Cash Proceeds as set forth in Section 3.2(c).

          (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on such date toward the repayment of the Loans and the Revolving Commitments shall be reduced by an amount equal to 25% of such Reinvestment Prepayment Amount as set forth in Section 3.2(c).

          (c) Amounts to be applied in connection with commitment reductions made pursuant to this Section 3.2 shall be applied to repay outstanding Loans to the extent outstanding and to reduce permanently the Revolving Commitments to the extent provided for in clauses (a) and (b) above, as applicable. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 3.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 3.2 (except in the case of Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          3.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election in the form of Exhibit M hereto no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under the Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under the Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          3.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans here-under and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.

          3.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the Facility plus 2% (or, in the case of any such other amounts that do not relate to the Facility, the rate then applicable to Base Rate Loans under the Facility plus 2%), in each case, with respect to clauses
(i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          3.6. Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

          3.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the Facility to Eurodollar Loans.

          3.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders.

          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Revolving Lenders.

          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the Facility, on demand, from the Borrower.

          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

          3.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acqui-sition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          3.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

          (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          (f) If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section
3.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          3.11. Indemnity. The Borrower agrees to indemnify the Agents and the Lenders (including their affiliates and their respective officers, directors, employees, advisors and agents) and to hold the Agents and the Lenders harmless from any loss or expense that such Agents or Lenders may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Agent or Lender) that would have accrued to such Agent or Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Agent or Lender shall be conclusive in the absence of manifest error; provided, that such default arising pursuant to clauses (a) and (b) above shall be cured upon payment by the Borrower of such amounts set forth in such certificate. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          3.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

          3.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to
Section 3.9 or 3.10(a), (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) withholds its consent in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.1, where the consent of the Required Lenders would have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a),
(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under
Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of
Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

          3.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

          (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit H with appropriate insertions as to date and principal amount.

          3.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

          4.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheets of each of Holdings and the Borrower and their respective consolidated Subsidiaries as of March 31, 2003 (the "Pro Forma Balance Sheets"), copies of which have heretofore been fur-nished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheets have been prepared based on the best information available to Holdings and the Borrower as of the date of delivery thereof, and present fairly on a Pro Forma Basis the estimated financial position of Holdings and the Borrower and their respective consolidated Subsidiaries as of March 31, 2003, assuming that the events specified in the preceding sentence had actually occurred as of such date.

          (b) The audited consolidated balance sheets of each of Holdings and the Borrower as of December 31, 2002 and December 31, 2001, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified reports from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of Holdings and the Borrower as of such dates, and the consolidated results of their respective operations and consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of each of Holdings and the Borrower as of March 31, 2003, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of each of Holdings and the Borrower as of such date, and the consolidated results of their respective operations and consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto (if any), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and subject in the case of unaudited financial statements to the absence of footnote disclosure). No Group Member has any material Guarantee Obligations, contingent liabilities, liabilities for taxes, any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2002 to and including the date hereof there has been no Disposition by Holdings or the Borrower or any of their respective Subsidiaries of any material part of its business or property.

          4.2. No Change. Since December 31, 2002, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

          4.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except as of the Closing Date only, to the extent such failure to be in good standing could not reasonably be determined to have a Material Adverse Effect), (b) has the requisite power and authority, and all material licenses, permits and authorizations, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite power and authority to enter into, deliver and perform the Loan Documents to which it is a party, to carry out the transactions contemplated thereby and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member that is a party thereto, except as could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

          4.6. Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

          4.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8. Ownership of Property; Liens. Each Group Member has good, sufficient and legal title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3 and, in the case of each Mortgaged Property, except as set forth in the title insurance policy delivered on the Closing Date with respect to such Mortgaged Property.

          4.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; except as set forth on Schedule 4.9, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim; and to the knowledge of Holdings and the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any manner that could reasonably be expected to have a Material Adverse Effect.

          4.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          4.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, Holdings and the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

          4.12. Labor Matters. Except as set forth on Schedule 4.12, and except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

          4.13. ERISA. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (b) each Plan has complied in all respects with the applicable provisions of ERISA and the Code, (c) no termination of a Single Employer Plan has occurred, and (d) all contributions required to be made to Multiemployer Plans by the Borrower or any Commonly Controlled Entity have been made. No Lien in favor of the PBGC or a Plan has arisen during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Holdings nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Holdings nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent where such Reorganization or Insolvency could reasonably be expected to result in a Material Adverse Effect.

          4.14. Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

          4.15. Subsidiaries. (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents, in each case as of the Closing Date. The Borrower shall update
Schedule 4.15 from time to time as necessary for this representation and warranty to continue to be accurate.

          4.16. Use of Proceeds. The proceeds of the Loans made on the Closing Date, together with the net proceeds of the Senior Notes, shall be used to repay in full the Existing Credit Facility and the Sponsor Note, to repurchase Holdings Notes and to pay related fees and expenses, and the proceeds of Loans made thereafter shall be used, together with the proceeds of the Letters of Credit, for working capital needs, for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including Capital Expenditures and Permitted Acquisitions to the extent permitted by Sections 7.7 and 7.8, respectively, and to make Permitted Repurchases of Holdings Notes as provided in Section 7.6(o).

          4.17. Environmental Matters. (a) The facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or give rise to liability under, any Environmental Law, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) No Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that give rise to liability under, any applicable Environmental Law, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or the Borrower, threatened, with respect to liabilities arising under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, outstanding under any Environmental Law with respect to the Properties or the Business, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (f) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

          (g) No Group Member has contractually or by operation of law assumed any liability of any other Person under Environmental Laws, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (h) This Section 4.17 sets forth the sole representations and warranties of Holdings and the Borrower with respect to liabilities and compliance with all applicable Environmental Laws, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above were, when prepared, based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of each Group Member contained in the Senior Note Documents are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          4.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, subject to the following sentence. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in (if and to the extent that a security interest may be so perfected under applicable laws by so filing at the offices specified on Schedule 4.19(a)), all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral, Liens permitted by Section 7.3).

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1(a) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $500,000.

          4.20. Solvency. The Loan Parties, taken as a whole, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

          4.21. Senior Indebtedness. The Obligations constitute "Senior Indebtedness" and "Designated Senior Indebtedness" of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of Holdings and each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Guarantor Senior Indebtedness" of Holdings and such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

          4.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

          4.23. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Note Documents, the Holdings Note Documents, the Senior Subordinated Note Documents and the Permitted Sponsor Subordinated Debt Agreements, if any, and in each case, any amendments, supplements or modifications with respect to any of the foregoing.

          4.24. Holdings. On the Closing Date, Holdings (a) is the owner of all of the outstanding Capital Stock of the Borrower and has not created or suffered to exist any Lien upon any property or assets owned by it, including, without limitation, the Capital Stock of the Borrower, other than the Liens created under the Security Documents and (b) is not engaged in any business or activity and does not own any assets or property other than the Capital Stock of the Borrower and Muzak Holdings Finance and performing its obligations under the Related Agreements and Additional Related Agreements to which it is a party.

SECTION 5. CONDITIONS PRECEDENT

          5.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

          In the event that any one or more Persons have not executed and delivered an Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a "Non-Executing Person"), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the "Designated Lenders") to assume, in the aggregate, all of the Revolving Commitments that would have been held by the

     Non-Executing Persons (subject to each such Designated Lender's consent and its execution and delivery of an Addendum).

          (b) Existing Credit Facility; Senior Notes. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to each Agent and each Lender:

               (i) the Borrower shall have received at least $218,869,000 in net cash proceeds (net of original issue discount) from the issuance of the Senior Notes on terms and conditions reasonably satisfactory to the Joint Lead Arrangers and each of the Lenders; and

               (ii) the Administrative Agent shall have received evidence that the Existing Credit Facility shall have been terminated and all amounts thereunder shall have been paid in full and arrangements shall have been made for the termination of all Liens granted in connection therewith, in each case on terms and conditions reasonably satisfactory to the Joint Lead Arrangers and each of the Lenders.

          (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheets, (ii) audited consolidated financial statements of Holdings and the Borrower for the 2002 and 2001 fiscal years and (iii) unaudited interim consolidated financial statements of Holdings and the Borrower for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and the Borrower as reflected in such financial statements or projections provided to the Lenders.

          (d) Approvals. All governmental and third party approvals (including landlords' and other consents) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby, and the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect.

          (e) Lien Searches. The Administrative Agent shall have received and shall be reasonably satisfied with the results of a recent lien search in each of the state and county jurisdictions where assets of the Loan Parties are located and where any Loan Party's principal place of business is located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

          (f) Fees and Expenses. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), in each case, required to be paid pursuant to this Agreement on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (g) Closing Certificate. The Administrative Agent shall have received
     (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation or formation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

          (h) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis, counsel to Holdings, the Borrower and their respective Subsidiaries, substantially in the form of Exhibit F-1. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

          (k) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each owned Mortgaged Property set forth on
     Schedule 1.1, executed and delivered by a duly authorized officer of each party thereto.

          (ii) The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the "Title Insurance Company") shall have received, any maps or plats of an as-built survey of the sites of the owned Mortgaged Properties set forth on
     Schedule 1.1 currently in the Borrower's possession.

          (iii) The Administrative Agent shall have received in respect of each owned Mortgaged Property set forth on Schedule 1.1 a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such owned Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or such other form reasonably acceptable to the Administrative Agent); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

          (iv) The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage in respect of each owned Mortgaged Property set forth on Schedule 1.1, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

          (v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the owned Mortgaged Properties.

          (l) Solvency Certificate. Each of the Lenders shall have received a solvency certificate substantially in the form of Exhibit K executed by the chief financial officer of and on behalf of Holdings, which shall document the solvency of the Loan Parties, taken as a whole, on the Closing Date, after giving effect to the financing contemplated hereby.

          (m) Insurance. The Administrative Agent shall have received and shall be reasonably satisfied with insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

          (n) Business Plan. Each of the Lenders shall have received and shall be reasonably satisfied with a business plan and financial projections (including the applicable projected quarterly covenant compliance calculations) for fiscal years 2003 through 2007 and shall have had an opportunity to complete detailed discussions regarding the business and prospects of the Borrower and its Subsidiaries for the applicable periods.

          5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

          (b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date except that (x) any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects and (y) to the extent any representation and warranty specifically relates to an earlier date, such representation and warranty shall have been true and correct in all material respects on and as of such earlier date except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects on and as of such earlier date.

          (c) Compliance with Consolidated Leverage Ratio. The Consolidated Leverage Ratio, determined as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 6.1 on a Pro Forma Basis after giving effect to the proposed borrowing, shall not exceed the maximum ratio set forth in Section 7.1 for such period.

          (d) Cash Balances. The cash balance on hand of the Borrower and its Subsidiaries as of such date shall not exceed $10,000,000 (after giving effect to such extension of credit and the application of proceeds of such borrowing, which proceeds must be intended to be used within a reasonable period of time).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

          Holdings and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

          6.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, (i) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing, and (ii) an unaudited consolidating balance sheet of Holdings (or a footnote to the consolidated balance sheet of Holdings and its consolidated Subsidiaries) setting forth separately and in reasonable detail the financial condition of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidating statements of income and cash flows for such fiscal year, certified by a Responsible Officer on behalf of Holdings; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of Holdings, (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods of the previous year as well as the Projections, certified by a Responsible Officer on behalf of Holdings, as being fairly stated in all material respects (subject to normal year-end audit adjustments); and (ii) an unaudited consolidating balance sheet of Holdings (or a footnote to the consolidated balance sheet of Holdings and its consolidated Subsidiaries) setting forth separately and in reasonable detail the financial condition of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidating statements of income and cash flows for such periods, certified by a Responsible Officer on behalf of Holders and the Borrower.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and subject in the case of unaudited financial statements to the absence of note disclosure).

          6.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (h), to the relevant Lender):

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer executed on behalf of Holdings or the Borrower, as applicable, stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during the period covered thereby has observed or performed all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compli-ance Certificate substantially in the form of Exhibit B hereto, containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings and the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any applied for or registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated quarterly budget for the following fiscal year (including a projected consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of each fiscal year, the related consolidated and consolidating statements of projected cash flow, projected balance sheet and projected income and projected Consolidated Leverage Ratio, Consolidated Senior Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and Consolidated Interest Coverage Ratio and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer executed on behalf of Holdings and the Borrower stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

          (d) if Holdings is not then a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), within 45 days after the end of each fiscal quarter of Holdings (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries, as applicable, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (e) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Holdings Note Documents, the Senior Note Documents, the Senior Subordinated Note Documents, any Permitted Sponsor Subordinated Debt Agreement or any Subordinated Indenture;

          (f) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

          (g) concurrently with the delivery of financial statements pursuant to Sections 6.1(a) and (b), certifications by the chief executive officer and the chief financial officer or others delivered under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the Securities and Exchange Commission; and

          (h) reasonably promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

          6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and (b) in the case of a claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such claim.

          6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the ordinary conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and material Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as may customarily be carried or maintained under similar circumstances by companies engaged in the same or a similar business.

          The Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to insurance substantially concurrently with each delivery of audited consolidated balance sheets of Holdings and its consolidated Subsidiaries.

          6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books or records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives designated by any Lender to visit and inspect any of its properties and examine and make abstracts from any of its financial and accounting records, including any of the Borrower's insurance policies specified in Section 6.5 above, all upon reasonable notice and reasonable times during normal business hours during the year and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

          6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $100,000 or more and not covered by insurance and which could reasonably be expected to have a Material Adverse Effect,
     (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan or a Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or a Multiemployer Plan where the event in (i) or (ii) has resulted or could reasonably be expected to result in a liability to the Borrower or a Commonly Controlled Entity in excess of $100,000; and

          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer on behalf of the Borrower setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions required for purposes of compliance in all material respects with Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          6.9. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g)(i) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and
(ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property if and to the extent that a security interest may be perfected under applicable law, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Documentation Agent.

          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Documentation Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Documentation Agent ) and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Documentation Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent or the Documentation Agent, as applicable and (iii) if requested by the Administrative Agent or the Documentation Agent, deliver to the Administrative Agent or the Documentation Agent, as applicable, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent or the Documentation Agent, as applicable.

          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary
(A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collat-eral Agreement with respect to such new Subsidiary if and to the extent that a security interest may be perfected under applicable law, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Documentation Agent and
(C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be reasonably necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein if and to the extent that a security interest may be perfected under applicable law, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          6.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other material property or material assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Parties may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

          6.11. Post-Closing Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, as expeditiously as possible, but in no event later than the number of days after the Closing Date applicable to each item set forth below:

          (a) Leasehold Mortgage. Within 45 days after the Closing Date unless otherwise extended or waived by the Administrative Agent in its reasonable discretion, use its commercially reasonable efforts to execute and deliver a Mortgage encumbering the leasehold interest located at 3318 Lakemont Boulevard, Fort Mill, SC 29708, duly executed and acknowledged by the Borrower, and otherwise in form for recording in the recording office of each political subdivision where such leasehold Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and any other instruments necessary to grant a mortgage lien under the laws of the applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a first priority Lien on such Mortgaged Property subordinate to no Liens other than Prior Liens (as defined in the applicable Mortgage) and subject to no other Liens except Liens expressly permitted by such Mortgage, together with each other item and/or documentation required to be delivered with respect to such Mortgaged Property pursuant to Section 5.1(k).

          (b) Local Counsel Opinions. Within 30 days after the Closing Date unless otherwise extended or waived by the Administrative Agent in its reasonable discretion, cause to be executed and delivered the legal opinion of local counsel in each of California, Delaware, Florida, Ohio, Texas and Washington, substantially in the form of Exhibit F-2. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (c) Control Agreements. Within 30 days after the Closing Date, unless otherwise extended or waived by the Administrative Agent in its reasonable discretion, execute and deliver control agreements pursuant to Section 5.13 of the Guarantee and Collateral Agreement.

SECTION 7. NEGATIVE COVENANTS

          Holdings and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

          7.1. Financial Condition Covenants.

          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower set forth below to exceed the ratio set forth below opposite such fiscal quarter:

             Fiscal Quarter Ended                    Consolidated Leverage Ratio
--------------------------------------------------   ---------------------------
June 30, 2003                                                5.00 to 1.0
September 30, 2003                                           5.00 to 1.0
December 31, 2003                                            4.75 to 1.0

             Fiscal Quarter Ended                    Consolidated Leverage Ratio
--------------------------------------------------   ---------------------------
March 31, 2004                                               4.75 to 1.0
June 30, 2004                                                4.50 to 1.0
September 30, 2004                                           4.25 to 1.0
December 31, 2004                                            4.25 to 1.0
March 31, 2005                                               4.25 to 1.0
June 30, 2005                                                4.00 to 1.0
September 30, 2005                                           4.00 to 1.0
December 31, 2005                                            4.00 to 1.0
March 31, 2006                                               3.75 to 1.0
June 30, 2006                                                3.75 to 1.0
September 30, 2006                                           3.50 to 1.0
December 31, 2006                                            3.50 to 1.0
March 31, 2007                                               3.25 to 1.0
June 30, 2007                                                3.25 to 1.0
September 30, 2007                                           3.00 to 1.0
December 31, 2007 and each fiscal quarter ended
   thereafter                                                3.00 to 1.0

          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                                          Consolidated Interest
               Fiscal Quarter Ended                         Coverage Ratio
------------------------------------------------------    ---------------------
June 30, 2003 and each fiscal quarter ended thereafter         2.00 to 1.0

          (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                                            Consolidated Fixed
               Fiscal Quarter Ended                       Charge Coverage Ratio
------------------------------------------------------    ---------------------
Fiscal quarter June 30, 2003 through fiscal quarter
   ended June 30, 2006                                       1.00 to 1.0

Fiscal quarter September 30, 2006 through fiscal
   quarter ended December 31, 2006                           1.05 to 1.0

Fiscal quarter March 31, 2007 and each
   fiscal quarter ended thereafter                           1.10 to 1.0

          7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness or issue any Preferred Stock, except:

          (a) Indebtedness of any Loan Party pursuant to any Loan Document;

          (b) Indebtedness (i) of the Borrower to any Wholly Owned Subsidiary Guarantor and (ii) of any Subsidiary to the Borrower or any other Wholly Owned Subsidiary Guarantor; provided that (A) all such Indebtedness shall be evidenced by promissory notes and shall be subject to a first priority lien pursuant to the Guarantee and Collateral Agreement, (B) all such Indebtedness owed by the Borrower to any Wholly Owned Subsidiary Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note or an intercompany subordination agreement that, in any such case, is reasonably satisfactory to the Administrative Agent, and (C) all such Indebtedness shall include provisions as to the waiver of any subrogation rights until after the Obligations have been paid in full;

          (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Wholly Owned Subsidiary Guarantor;

          (d) Indebtedness and Preferred Stock outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancings thereof;

          (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by no Liens other than Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $9,000,000 at any one time outstanding;

          (f) Indebtedness of the Borrower and Muzak Finance in respect of (i)
     (x) the Senior Notes outstanding on the Closing Date in an aggregate principal amount not to exceed $220,000,000 and (y) Additional Senior Notes, Additional Senior Subordinated Notes and/or the Other Senior Subordinated Notes issued after the Closing Date, provided that (I) the Borrower shall be in compliance with the covenants contained in Section 7.1 on a Pro Forma Basis after giving effect to the issuance of such Additional Senior Notes as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 and (II) in the case of Additional Senior Notes, the Borrower's Consolidated Senior Leverage Ratio as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 calculated on a Pro Forma Basis after giving effect to the issuance of such Additional Senior Notes shall be no greater than the Consolidated Senior Leverage Ratio immediately prior thereto, (ii) any Permitted Refinancings of any Indebtedness described in clause (i) and (iii) Guarantee Obligations of Holdings or any Subsidiary Guarantor in respect of such Indebtedness;

          (g) Hedge Agreements permitted under Section 7.12;

          (h) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $3,000,000 at any one time outstanding; provided that at no time shall such Indebtedness be held or beneficially owned by any Affiliate of the Borrower other than a Subsidiary of the Borrower;

          (i) Deferred Management Fees, subject to Section 7.6(h);

          (j) Indebtedness of Holdings or the Borrower in respect of Permitted Sponsor Subordinated Debt;

          (k) Indebtedness of Holdings consisting of the obligation to repurchase membership interests of former officers and directors of Holdings; provided that the aggregate amount of such Indebtedness incurred by Holdings from the Closing Date shall not exceed the sum of (x) $2,000,000 and (y) any Capital Stock/Insurance Proceeds;

          (l) contingent obligations under guaranties in the ordinary course of business of the obligations of suppliers, landlords, customers, franchisees and licensees of the Borrower and its Subsidiaries in an aggregate amount at any time not to exceed $1,000,000;

          (m) contingent obligations of the Borrower or any of its Subsidiaries arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations of any such Person in connection with Asset Sales or Permitted Acquisitions permitted pursuant to Sections
     7.5 and 7.8;

          (n) Indebtedness of the Borrower or any of its Included Subsidiaries in respect of Permitted Seller Debt; provided that (i) the aggregate outstanding principal amount of all such Permitted Seller Debt shall not exceed $10,000,000 at any time, (ii) such Permitted Seller Debt shall be unsecured unless it initially represents 80% or more of the aggregate consideration for any Permitted Acquisition, (iii) if such Permitted Seller Debt initially represents 80% or more of the aggregate consideration for the applicable Permitted Acquisition and is secured, it shall (A) be evidenced by a Permitted Secured Seller Note and (B) be issued by an Acquisition Subsidiary, (iv) if such Permitted Seller Debt is unsecured, it shall be evidenced by a Permitted Unsecured Seller Note, (v) no more than ten Permitted Seller Notes shall be outstanding at any time, (vi) such Permitted Seller Debt shall mature no earlier than five years from the date of issuance thereof, (vii) no payment in respect of the principal of any such Permitted Seller Debt shall be required or made prior to January 1, 2004, (viii) no payment in respect of the principal of any Permitted Seller Debt shall be permitted to be made if such payment, together with all prior payments in respect of the principal of such Permitted Seller Debt, would exceed the aggregate amount of all payments that would have been made at or prior to such time in respect of such Permitted Seller Debt pursuant to the application of a straight line amortization schedule, (ix) payments in respect of the principal of and interest on Permitted Seller Debt shall not be payable more frequently than quarterly, (x) secured Permitted Seller Debt shall not bear cash interest at a rate in excess of the then current prime rate plus 2.0% per annum, (xi) unsecured Permitted Seller Debt shall not bear cash interest at a rate in excess of the then current prime rate plus 4.0% per annum, (xii) such Permitted

     Seller Debt shall be non-recourse to any Loan Party or any Loan Party's assets (other than the Acquisition Subsidiary that is the obligor with respect thereto), and no other Loan Party shall guarantee any Obligation or otherwise incur any contingent obligation with respect to such Permitted Seller Debt, (xiii) the Borrower shall be in compliance with the covenants contained in Section 7.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2, (xiv) the Borrower shall provide the Administrative Agent with no less than five Business Days' prior written notice of any proposed incurrence of Permitted Seller Debt, (xv) commencing no less than five Business Days in advance of any proposed incurrence of Permitted Seller Debt, the Borrower shall provide the Administrative Agent with drafts of all agreements, documents and information in connection with such proposed Permitted Seller Debt, including, without limitation, the proposed purchase agreement for the applicable Permitted Acquisition, the proposed Permitted Seller Note, and, if such Permitted Seller Debt is to be secured, the proposed security agreement with respect to such security interest, and each such agreement and document shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall provide the Administrative Agent with a Compliance Certificate reasonably satisfactory to the Administrative Agent supporting its calculations under clause (xiii) above, and (xvi) the Borrower shall deliver to the Administrative Agent execution copies of each Additional Related Agreement that relates to any Permitted Seller Debt and all exhibits and schedules thereto prior to or as of the date of execution thereof (including, without limitation, copies of any opinions of counsel delivered to the parties in connection with such transaction, accompanied by a letter from each such counsel authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders, except in the case of any such legal opinion rendered by counsel to any Person other than a Loan Party to the extent such counsel has refused to deliver such a letter on the basis that it is inconsistent with such counsel's internal policies);

          (o) Holdings Preferred Stock; provided:

               (i) (A) the terms of such Holdings Preferred Stock shall provide that no cash dividends shall be payable or paid thereon on or prior to May 20, 2006,

               (B) such Holdings Preferred Stock shall not mature or provide for any repurchase or redemption thereof, in whole or in part, contingent or otherwise, on or prior to May 20, 2009 or upon the occurrence of an event described in Section 8(k); provided that the Borrower shall not be required to make any payments in respect thereof while any Obligations remain outstanding; and

               (C) to the extent issued after the Closing Date the terms and conditions thereof shall be reasonably satisfactory to the Administrative Agent;

               (ii) Holdings shall contribute the proceeds of such Holdings Preferred Stock to the Borrower as Equity Capital;

               (iii) Holdings shall provide the Administrative Agent with no less than five Business Days' prior written notice of any proposed issuance of Holdings Preferred Stock;

               (iv) commencing no less than ten Business Days in advance of any proposed issuance of Holdings Preferred Stock, Holdings shall provide the Administrative Agent with drafts of all agreements, documents and information in connection with such proposed Holdings Preferred Stock, and each such proposed agreement and document shall be in form and substance reasonably satisfactory to Administrative Agent; and

               (v) Holdings shall deliver to the Administrative Agent execution copies of each Additional Related Agreement that relates to the Holdings Preferred Stock and all exhibits and schedules thereto prior to or as of the date of execution thereof (including, without limitation, copies of any opinions of counsel delivered to the parties in connection with such transaction, accompanied by a letter from each such counsel authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders, except in the case of any such legal opinion rendered by counsel to any Person other than a Loan Party to the extent such counsel has refused to deliver such a letter on the basis that it is inconsistent with such counsel's internal policies).

Notwithstanding the foregoing, Electro may only become and remain liable with respect to Indebtedness if such Indebtedness is without recourse to any other Loan Party or its assets and does not exceed an aggregate outstanding principal amount of $2,200,000.

          7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes, levy, import, duty, assessment, charge or fee not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) statutory Liens of landlords, banks (and rights of set-off), carriers', warehousemen's, mechanics', workmen's, materialmen's, repairmen's or other similar Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of tenders, government contracts, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return of money bonds and other similar obligations incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of business and other minor defects or irregularities in title, in each case that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (h) Liens created pursuant to the Security Documents;

          (i) any interest or title of a lessor or a sublessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (j) Permitted Seller Debt Liens incurred by an Acquisition Subsidiary as security for Permitted Seller Debt; provided that (i) such Permitted Seller Debt Liens shall only be permitted to the extent that such Liens will secure Permitted Seller Debt that initially represents 80% or more of the aggregate consideration of the applicable Permitted Acquisition, (ii) such Permitted Seller Debt Liens shall not at any time cover or encumber any assets or property other than the assets or property financed by the applicable Permitted Seller Debt or Liens securing receivables and/or inventory in the ordinary course of business in respect of such asset or property acquired, except that such Permitted Seller Debt Liens may extend to assets or properties that replace the original assets or properties so financed, (iii) such Permitted Seller Debt Liens shall not at any time cover or encumber any after-acquired property of the applicable Acquisition Subsidiary, except as set forth in clause (ii) with respect to replacement property, (iv) the Administrative Agent, for the benefit of the Lenders shall have (A) a valid and perfected Lien covering all assets and property transferred pursuant to a Permitted Acquisition in which Permitted Seller Debt was incurred if and to the extent that a Lien covering such assets and property may be perfected under applicable law and (B) a valid and perfected Lien covering all other property of the applicable Acquisition Subsidiary if and to the extent that a Lien covering such assets and property may be perfected under applicable law, and each Lien described in clauses (A) and (B) shall be prior to all Liens other than any Liens permitted by this Section 7.3, and (v) the Borrower shall have delivered drafts and execution copies of all agreements and documents governing the terms and conditions of each such Permitted

     Seller Debt Lien as required by Section 7.2(n), and each such agreement and document shall be in form and substance reasonably satisfactory to the Administrative Agent;

          (k) any building code, zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (l) any attachment or judgment Lien not constituting a Default or Event of Default pursuant to Section 8, so long as such Lien could not reasonably be expected to have a Material Adverse Effect;

          (m) Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

          (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (o) licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

          (p) Liens not otherwise permitted by this Section so long as neither
     (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $250,000 at any one time;

          (q) purchase price deposits made in connection with Permitted Acquisitions; and

          (r) matters that would be disclosed by an accurate survey or inspection of the property which would not have a material adverse effect on the operations, condition, value, occupancy or use of that property.

          7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

          (a) any Included Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation and provided further that no Acquisition Subsidiary may merge or consolidate with or into the Borrower); and

          (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor.

          7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a) the Disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale of inventory and the granting of licenses, in each case, in the ordinary course of business;

          (c) Dispositions permitted by Section 7.4(b);

          (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (e) the Disposition of other property having a fair market value not to exceed (i) $1,000,000 in the aggregate for any fiscal year of the Borrower and (ii) $5,000,000 in the aggregate from the Closing Date;

          (f) leases or subleases to other Persons of assets by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (g) licenses to other Persons of Intellectual Property by the Borrower or any Subsidiary thereof in the ordinary course of business;

          (h) in connection with each Permitted Acquisition by the Borrower, the sale of acquired accounts located in the "territory" or other similar domain of a "Muzak" franchisee to such franchisee in accordance with, and to the extent required by, the terms of such franchisee's franchise agreement; and

          (i) the Disposition or pledge of any Subsidiary's Capital Stock to qualify directors to the extent required by applicable law.

          7.6. Restricted Payments. (i) Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary, (ii) make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, or make any payment in defeasance or repurchase of any Subordinated Indebtedness, Permitted Seller Debt or the Holdings Notes, whether in cash, securities, property or otherwise, or (iii) make any payment of any management, consulting, ad-visory or other similar fee and/or expense to any Affiliate of any Group Member (collectively, "Restricted Payments"), except that:

          (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (b) the Borrower may make regularly scheduled payments of interest in respect of the Senior Subordinated Notes (and any Permitted Refinancing thereof) in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture (or the agreement governing the terms of any Permitted Refinancing thereof);

          (c) beginning September 15, 2004, the Borrower may make Restricted Payments to Holdings in an amount sufficient to permit Holdings to make payments of interest on the Holdings Notes and any Permitted Refinancing thereof; provided that (i) Holdings applies such amounts to the payment of such interest, (ii) after giving effect to such payment, the Borrower shall be in compliance with Section 7.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2, and (iii) such payments may only be made with respect to interest accruing on the Holdings Notes and any such Permitted Refinancing on and after March 15, 2004;

          (d) Holdings may make payments of interest on the Holdings Notes and any Permitted Refinancing thereof with amounts received from the Borrower as described in clause (c) above;

          (e) for so long as either Holdings or the Borrower, as applicable, is disregarded as an entity or is classified as a partnership under Treasury Regulations Section 301.7701 (but not a publicly traded partnership (as defined in Section 7704 of the Code) taxed as a corporation), in each case for U.S. income tax purposes, then Holdings or the Borrower, as applicable, may make Tax Distributions;

          (f) the Borrower may make Restricted Payments to pay reasonable out-of-pocket expenses in connection with the Management Agreement;

          (g) the Borrower may make Restricted Payment to Holdings in an aggregate amount not in excess of the sum of (x) $2,000,000 and (y) any Capital Stock/Insurance Proceeds (measured on a cumulative basis from the Closing Date) to permit Holdings to repurchase membership interests from former officers, directors and employees of Holdings or any of its Subsidiaries and Holdings may repurchase said membership interest with the payments so received;

          (h) (i) the Borrower may accrue Management Fees payable in an aggregate not in excess of $300,000 multiplied by 1.05 raised to the power obtained by subtracting 1998 from the number of the calendar year in respect of each fiscal year, provided (A) the Borrower may not pay any such accrued Management Fees, or any interest thereon, in respect of a fiscal year unless and until the Borrower shall have delivered to the Adminis-trative Agent and each Lender a Compliance Certificate, together with consolidated audited financial statements, each in respect of such fiscal year setting forth the Borrower's compliance with the terms hereof in respect of, and as at the end of, such fiscal year, (B) prior to the payment in full in cash of all of the Obligations, no payment in respect of any such accrued Management Fees (or any interest thereon) that were not payable as a result of clause (A) hereof or as a result of any Default or Event of Default (collectively, "Deferred Management Fees") shall be required or made unless the Required Lenders shall otherwise agree, and (C) in all other respects Deferred Management Fees shall be subordinated to all of the Obligations on terms and conditions reasonably acceptable to the Required Lenders and (ii) the Borrower may pay in cash any Pre-Closing Deferred Management Fees;

          (i) the Borrower and any Included Subsidiary may make regularly scheduled payments of interest and principal in respect of Permitted Seller Debt to the extent permitted by Section 7.2(n) and in accordance with the terms of, and only to the extent required by, and subject to the subordination and other provisions contained in, the applicable Permitted Seller Note, as any such Permitted Seller Note may be amended from time to time to the extent permitted under Section 7.9;

          (j) beginning in the sixth year following the issuance of such Holdings Preferred Stock, the Borrower may make Restricted Payments to Holdings in an amount sufficient to permit Holdings to make regularly scheduled dividend payments on the Holdings Preferred Stock, in accordance with the terms of, such Holdings Preferred Stock, provided that (i) Holdings applies such amounts to the payment of such dividends, (ii) after giving effect to such payment, the Borrower shall be in compliance with
     Section 7.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to
     Section 6.2 and, in the case of the Consolidated Leverage Ratio, shall be in compliance by at least 0.25 to 1.0 on the same Pro Forma Basis, (iii) at the time of and after giving effect to such Restricted Payment, there shall be no Loans outstanding under this Agreement and the Borrower and its Wholly Owned Subsidiary Guarantors shall have not less than $5,000,000 of cash and Cash Equivalents on hand and (iv) such dividend payments may only be made with respect to dividends accruing on the Holdings Preferred Stock from and after the sixth year following the issue date of such Holdings Preferred Stock;

          (k) Holdings may make dividend payments on the Holdings Preferred Stock with amounts received from the Borrower described in clause (j) above;

          (l) the Borrower may make Restricted Payments to (to the extent the issuer thereof in the case of Permitted Sponsor Subordinated Debt), and may make Restricted Payments to Holdings in an amount sufficient to permit Holdings to, redeem, defease or otherwise retire either in whole or in part Permitted Sponsor Subordinated Debt, Holdings Notes and Holdings Preferred Stock (other than from the proceeds of a Permitted Refinancing thereof by the Borrower, which shall be governed by clause (n) below), provided that
     (i) Borrower or Holdings, as applicable, applies such amounts to such redemption, defeasance or retirement, (ii) after giving effect to such payment, the Borrower shall be in compliance with Section 7.1 on a Pro Forma Basis as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 and, in the case of the Consolidated Leverage Ratio, shall be in compliance by at least 0.25 to 1.0 on the same Pro Forma Basis and (iii) at the time of and after giving effect to such Restricted Payment, there shall be no Loans outstanding under this Agreement and the Borrower and its Wholly Owned Subsidiary Guarantors shall have not less than $5,000,000 of cash and Cash Equivalents on hand;

          (m) Holdings may redeem, defease or otherwise retire Holdings Notes, Holdings Preferred Stock and any other Preferred Stock of Holdings with amounts received from the Borrower described in clause (l) above;

          (n) (i) the Borrower may make Restricted Payments to Holdings equal to the net proceeds of any Additional Senior Notes and Additional Senior Subordinated Notes which constitute a Permitted Refinancing of the Holdings Notes and Holdings may redeem, defease or otherwise retire the Holdings Notes with the proceeds of any such Permitted Refinancing and (ii) the Borrower may redeem, defease or otherwise retire the Subordinated Notes with the proceeds of any Permitted Refinancing thereof; and

          (o) from and after the Closing Date, the Borrower may from time to time make Restricted Payments to Holdings of not more than $2,000,000 in the aggregate (whether or not from the proceeds of Loans) for the of purpose of repurchasing Holdings Notes; provided that Holdings shall apply such amounts to repurchase Holdings Notes with within a reasonable period of time after receipt of such amounts ("Permitted Repurchases of Holdings Notes").

          7.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $40,000,000 in any fiscal year; provided that, in connection with each Permitted Acquisition that is permitted pursuant to Section 7.8 and consummated during any fiscal year, the amount of permitted Capital Expenditures for such fiscal year and each subsequent fiscal year shall be increased by an amount equal to the product of
(A) 3.5 and (B) the total monthly recurring revenue of such Permitted Acquisition (which, in the case of any such acquisition consummated on or prior to the fifteenth day of any month, shall be the total monthly recurring revenue for the second prior month immediately preceding such acquisition and, in the case of any acquisition consummated after such fifteenth day, shall be the total monthly recurring revenue for the prior month immediately preceding such acquisition) (the "Increased Expenditure Amount"); provided, further, that (x) the Increased Expenditure Amount for the initial fiscal year shall be prorated on an annualized basis from the date of each such acquisition for such fiscal year, but the total Increased Expenditure Amount for such acquisition shall increase the amount of permitted Capital Expenditures for each subsequent fiscal year, and (y) in connection with each such Permitted Acquisition, the Compliance Certificate delivered by the Borrower as set forth in the definition of "Permitted Acquisition" shall set forth in reasonable detail the calculation of the Increased Expenditure Amount for such Permitted Acquisition, and such calculation shall be reasonably satisfactory to the Administrative Agent in all respects.

          Except as permitted pursuant to Section 7.8(h), the Borrower and its Subsidiaries shall not be permitted to make or incur any Capital Expenditures of any kind in any fiscal year in respect of any Subsidiary other than a Wholly Owned Subsidiary Guarantor. The aggregate annual amount of Capital Expenditures made or incurred by Electro in any fiscal year shall not exceed $300,000.

          7.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

          (a) Investments in (i) accounts receivable arising and trade credit granted in the ordinary course of business and in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

          (b) Investments in Cash Equivalents;

          (c) Guarantee Obligations permitted by Section 7.2;

          (d) loans and advances to employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate principal amount for all such Persons not to exceed $500,000 at any one time outstanding;

          (e) Investments existing on the Closing Date and set forth on Schedule 7.8(e);

          (f) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

          (g) intercompany Investments (including intercompany loans pursuant to Section 7.2(b)) by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

          (h) Investments by the Borrower in Electro in an aggregate annual amount not to exceed $300,000, provided that Electro shall apply the proceeds of any such Investment to make or incur Capital Expenditures permitted pursuant to Section 7.7;

          (i) Capital Expenditures permitted by Section 7.7; and

          (j) Permitted Acquisitions, provided that (i) (A) if the Consolidated Leverage Ratio (determined on a Pro Forma Basis) as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 is equal to or greater than 3.50 to 1.00, then the aggregate consideration for any single acquisition or group of related acquisitions occurring in the current fiscal quarter shall not exceed

     $15,000,000 and the aggregate consideration for all acquisitions occurring in such current fiscal quarter and the three fiscal quarters ending with the fiscal quarter in respect of which such Compliance Certificate shall have been delivered shall not exceed $25,000,000 and (B) if the Consolidated Leverage Ratio (determined on a Pro Forma Basis) as of the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.2 is less than 3.50 to 1.00, then the aggregate consideration for any single acquisition or group of related acquisitions occurring in the current fiscal quarter and all acquisitions occurring in such current fiscal quarter and the three fiscal quarters ending with the fiscal quarter in respect of which such Compliance Certificate shall have been delivered shall not exceed $35,000,000 and (ii) immediately after giving effect to such Permitted Acquisitions, there shall be at least $10,000,000 of any combination of cash, Cash Equivalents and/or Loans available to be borrowed pursuant to Section 2.1 and the other provisions of this Agreement.

          7.9. Modifications of Certain Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, the Holdings Notes, the Senior Subordinated Notes or, in each case, any Permitted Refinancing thereof, or the Permitted Sponsor Subordinated Notes, the Permitted Seller Notes or any other Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Capital Stock to the extent that such amendment, modification, waiver, change, consent or agreement (i) would result in such Capital Stock becoming Disqualified Capital Stock , (ii) would result in a Default or Event of Default or (iii) would reasonably be expected to be materially adverse to the rights of any Lender or Agent hereunder; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Indebtedness" or its equivalent (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or any other Subordinated Indebtedness.

          7.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate; provided, the foregoing restriction shall not apply, subject to each other covenant contained herein, to (i) the payment of Management Fees to the extent permitted by Section 7.6(h) and expense reimbursement to the extent permitted by Section 7.6(f), (ii) reasonable and customary fees paid to members of the board of managers (or similar governing body) of the Borrower or Holdings and their respective Subsidiaries and (iii) the repurchase of membership interests from former officers and directors of Holdings to the extent permitted by Section 7.6(g).

          7.11. Sales and Leasebacks; Sale or Discount of Receivables. (a) Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, or (b) sell, directly or indirectly, with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

          7.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

          7.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

          7.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) pursuant to and permitted by this Agreement and the other Loan Documents, (b) the Senior
Note Indenture, the Senior Subordinated Note Indenture, the Holdings Note Indenture and any Holdings Preferred Stock, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary restrictions and conditions contained in agreements related to Permitted Seller Debt; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted under this agreement, and (e) customary provisions in leases and other contracts restricting assignment thereof in existence on the date hereof or entered into consistent with past practice.

          7.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower, (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, or (d) as permitted by this Agreement and the other Loan Documents.

          7.16. Lines of Business; Holdings. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or such other lines of business as may be consented to by the Required Lenders.

          (b) Permit Holdings to (i) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created by the Security Documents to which it is a party or permitted pursuant to Section 7.3; (ii) engage in any business or activity or own any assets other than holding 100% of the Capital Stock of the Borrower and Muzak Holdings Finance and performing its obligations under the Loan Documents and, to the extent not inconsistent therewith, the Related Agreements and the Additional Related Agreements to which it is a party; (iii) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (iv) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (v) create or acquire any Subsidiary or make or own any Investment in any Person other than the Borrower or Muzak Holdings Finance; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from any other Person.

          7.17. Amendments to Certain Related Agreements. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Related Agreements or any Additional Related Agreement (other than the Employment Agreement) except for any such amendment, supplement or modification that becomes effective after the Closing Date and could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) the Borrower shall fail to pay any installment of principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

          (e) any Group Member (i) defaults in making any payment of any installment principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $4,000,000; or

          (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $4,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien (other than by reason of a release of Collateral in accordance with the terms thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, other than satisfaction in full of all Obligations, to be in full force and effect (other than in accordance with its terms) or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) (i) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the voting power of the outstanding membership interests entitled to vote for the election of directors of Holdings (determined on a fully diluted basis); (ii) the managers of Holdings shall cease to consist of a majority of Continuing Managers; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower; or (iv) a Specified Change of Control shall occur; or

          (l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section
     7.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Borrower; or

          (m) any Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in any Subordinated Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of such Subordinated Indebtedness shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

          9.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

          9.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          9.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

          9.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice from a Lender, the Administrative Agent shall give notice thereof to the Lenders, Holdings and the Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsi-bility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to its respective Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint upon five Business Days notice to the Borrower from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Either Co-Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as a Co-Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of such Co-Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by such Co-Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          9.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

          9.11. The Joint Lead Arrangers. The Joint Lead Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

SECTION 10. MISCELLANEOUS

          10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
(a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;
(ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 8 without the written consent of each Agent adversely affected thereby; (v) amend, modify or waive any provision of Sections 2.5 to
2.12 without the written consent of the Issuing Lender; (vi) amend, modify or waive any provision of Section 10.6 without the written consent of each Lender adversely affected thereby; (vii) amend, modify or waive any provisions of
Section 7.2 or 7.3 to permit the incurrence of any Indebtedness secured by a Lien on any property or assets of Holdings or any of its Subsidiaries other than to the extent the incurrence of such Indebtedness and the incurrence of such Lien is permitted in accordance with the terms of such Sections as in effect on the Closing Date without the written consent of each Lender; or (viii) so long as Bear Stearns Corporate Lending Inc. and Lehman Commercial Paper Inc. and their respective Affiliates hold in the aggregate more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, amend, modify or waive any provision of Section 7.7 without the written consent of the Supermajority Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

     Holdings:                    Muzak Holdings LLC
                                  3318 Lakemont Boulevard
                                  Fort Mill, South Carolina 29708
                                  Attention: General Counsel
                                  Telecopy:  (803) 396-3357
                                  Telephone: (803) 396-3000

     with a copy to               ABRY Partners, LLC
                                  111 Huntington Avenue, 30th Floor
                                  Boston, Massachusetts 02199
                                  Attention: Peni Garber
                                  Telecopy:  (617) 859-7205
                                  Telephone: (617) 859-2959
     with a copy to:              Kirkland & Ellis
                                  Citigroup Center
                                  153 East 53rd Street
                                  New York, New York 10022-4611
                                  Attention: Lisa Anastos, Esq.
                                  Telecopy:  (212) 446-4900
                                  Telephone: (212) 446-4761

     The Borrower:                Muzak LLC
                                  3318 Lakemont Boulevard
                                  Fort Mill, South Carolina 29708
                                  Attention: General Counsel
                                  Telecopy:  (803) 396-3357
                                  Telephone: (803) 396-3000

     with a copy to               ABRY Partners, LLC
                                  111 Huntington Avenue, 30th Floor
                                  Boston, Massachusetts 02199
                                  Attention: Peni Garber
                                  Telecopy:  (617) 859-7205
                                  Telephone: (617) 859-2959

     with a copy to:              Kirkland & Ellis
                                  Citigroup Center
                                  153 East 53rd Street
                                  New York, New York 10022-4611
                                  Attention: Lisa Anastos, Esq.
                                  Telecopy:  (212) 446-4900
                                  Telephone: (212) 446-4761

     The Administrative Agent:    Bear Stearns Corporate Lending Inc.
                                  383 Madison Avenue, 8th Floor
                                  New York, New York 10167
                                  Attention: Kevin Cullen
                                  Telecopy:  (212) 272-9184
                                  Telephone: (212) 272-5724

     with a copy to:              Cahill Gordon & Reindel LLP
                                  80 Pine Street
                                  New York, New York 10005
                                  Attention: John Papachristos, Esq.
                                  Telecopy:  (212) 269-5420
                                  Telephone: (212) 701-3000

     The Co Syndication Agents:   Lehman Commercial Paper Inc.
                                  Loan Portfolio Group
                                  745 Seventh Avenue
                                  New York, New York 10019
                                  Attention: Robert Berzins, Managing Director
                                  Telephone: (212) 526-3712
                                  Email: rberzins@lehman.com

                                  and to:

                                  Fleet National Bank
                                  Medial & Entertainment Group
                                  100 Federal Street, 9th Floor
                                  MA DE 10009D
                                  Boston, Massachusetts 02110
                                  Attention: Karen M. Kirley
                                  Telecopy:  (617) 434-8426
                                  Telephone: (617) 434-2781

     The Documentation Agent:     General Electric Capital Corporation
                                  120 Long Ridge Road
                                  Stamford, Connecticut 06927
                                  Attention: Manager, Telecom Portfolio
                                  Telecopy:  (203) 961-2194
                                  Telephone: (203) 357-6859

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent and each Issuing Lender for all its actual and reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel to such Agent or such Issuing Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent or such Issuing Lender shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its actual and reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify and hold each Lender and Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after writ-ten demand therefor. Statements payable by the Borrower pursuant to this Section
10.5 shall be submitted to the attention of: General Counsel (Telephone No.
(803) 396-3000) (Telecopy No. (803) 396-3357), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender not in accordance with this Section shall be null and void).

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A) the Borrower, provided that no consent of the Borrower shall be required for (x) an assignment to any other Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Person, in each case without regard to minimum amount of the assignment, or
     (y) an assignment in a minimum amount of $1,000,000 to an Approved Fund (as defined below);

          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment or any Affiliate of such Lender, in each case, without regard to the minimum amount of the assignment, or (y) any assignment by the Administrative Agent (or its Affiliates); and

          (C) the Issuing Lender, provided that no consent of the Issuing Lender shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment or any Affiliate of such Lender, in each case, without regard to the minimum amount of the assignment.

          (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Revolving Commitments or Loans under the Facility, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

          (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that assignments from a Lender to another Lender or an affiliate of a Lender shall have a processing and recordation fee of $1,500;

          (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

          (D) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that
     (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such CLO.

          For the purposes of this Section 10.6, the terms "Approved Fund" and "CLO" have the following meanings:

          "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment and Assumption, as the case may be, represents and warrants as of the Closing Date or as of the applicable effective date of such Assignment and Assumption, as applicable, that (i) it has experience and expertise in the making of commitments or investing in loans such as the Revolving Commitments and the Loans, as the case may be; and (ii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below and compliance with the terms and conditions set forth in this Section, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the rights and obligations assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the rights and obligations assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.7, 3.10, 3.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register, and the Administrative Agent shall give prompt notice to the Borrower thereof. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.7, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to
Section 10.7(a) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.7 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(d).

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

          10.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in re-spect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but not including trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Notwithstanding the foregoing, any letter agreements by and between Holdings and/or the Borrower and the Agents and/or Lenders shall survive and be in full force and effect.

          10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

          10.12. Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section
     10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          10.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

          10.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

          10.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority (notice of which shall be provided to the Borrower), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (notice of which shall be provided to the Borrower), (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          10.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.17. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

          10.18. Agreement Currency. The obligation of each Loan Party under this Agreement to make payments hereunder in United States Dollars (the "Agreement Currency") shall not be discharged or satisfied by payment, including any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the "Payment Currency") except to the extent that such payment, tender or recovery of the Payment Currency results in the effective receipt by Lenders and the relevant Issuing Banks, as the case may be, of the full amount of the Agreement Currency payable under this Agreement and each Loan Party agrees to indemnify Lenders and the relevant Issuing Lender, as the case may be (and Lenders and the relevant Issuing Lender, as the case may be, shall have an additional legal claim), for any difference between such full amount and the amount effectively received by such Lenders and such Issuing Lender, as the case may be, pursuant to any such payment, tender or recovery. Each Lender's and Issuing Lender's determination of amounts effectively received by such Lender or Issuing Lender shall be presumed correct absent manifest error. The obligations of each Loan Party under this subsection shall survive the termination of this Agreement and the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination is hereof.

          10.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                      MUZAK LLC


                                      By: /s/ Michael F. Zendan II
                                          --------------------------------------
                                          Name:  Michael F. Zendan II
                                          Title: Vice President


                                      MUZAK HOLDINGS LLC


                                      By: /s/ Michael F. Zendan II
                                          --------------------------------------
                                          Name:  Michael F. Zendan II
                                          Title: Vice President


                                      BEAR, STEARNS & CO. INC., as Joint Lead
                                         Arranger and Joint Bookrunner


                                      By: /s/ Keith C. Barnish
                                          --------------------------------------
                                          Name:  Keith C. Barnish
                                          Title: Senior Managing Director


                                      LEHMAN BROTHERS INC., as Joint Lead
                                         Arranger and Joint Bookrunner


                                      By: /s/ G. Robert Berzins
                                          --------------------------------------
                                          Name:  G. Robert Berzins
                                          Title: Managing Director


                                      LEHMAN COMMERCIAL PAPER INC., as Co-
                                         Syndication Agent


                                      By: /s/ Alex Sade
                                          --------------------------------------
                                          Name:  Alex Sade
                                          Title: Managing Director

                                      FLEET NATIONAL BANK, as Co-Syndication
                                         Agent


                                      By: /s/ Manuel Burgueno
                                          --------------------------------------
                                          Name:  Manuel Burgueno
                                          Title: Director


                                      BEAR STEARNS CORPORATE LENDING INC.,
                                         as Administrative Agent


                                      By: /s/ Richard Bram Smith
                                          --------------------------------------
                                          Name:  Richard Bram Smith
                                          Title: Vice President


                                      GENERAL ELECTRIC CAPITAL
                                         CORPORATION, as Documentation Agent


                                      By: /s/ Molly S. Fergusson
                                          --------------------------------------
                                          Name:  Molly S. Fergusson
                                          Title: Manager, Operations

                                                                         Annex A

              PRICING GRID FOR REVOLVING LOANS AND COMMITMENT FEES

===============================================================================
                Applicable Margin
                  for Eurodollar    Applicable Margin for
Pricing Level         Loans            Base Rate Loans      Commitment Fee Rate
-------------------------------------------------------------------------------

      I               4.00%                  2.75%                 0.50%
-------------------------------------------------------------------------------

      II              3.75%                  2.50%                 0.50%
-------------------------------------------------------------------------------

     III              3.50%                  2.25%                 0.50%
-------------------------------------------------------------------------------

      IV              3.25%                  2.00%                0.375%
===============================================================================

The Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below) occurring upon receipt of the Borrower's financial statements for the two full fiscal quarters of the Borrower after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the "Adjustment Date") that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 6.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

          As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

          "Pricing Level I" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to
4.25 to 1.00.

          "Pricing Level II" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.25 to 1.00 but greater than or equal to 3.75 to 1.00.

          "Pricing Level III" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.75 to 1.00 but greater than or equal to 3.25 to 1.00.

          "Pricing Level IV" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.25 to 1.00.

                        SCHEDULE 1.1 TO CREDIT AGREEMENT


                               Mortgaged Property

                       SCHEDULE 1.1(a) TO CREDIT AGREEMENT


                           Fee and Leasehold Property

                       SCHEDULE 2.5(c) TO CREDIT AGREEMENT


Existing Letters of Credit:

                        SCHEDULE 4.4 TO CREDIT AGREEMENT


Consents, Authorizations, Filings and Notices:

None.

                        SCHEDULE 4.6 TO CREDIT AGREEMENT


Litigation:

                        SCHEDULE 4.9 TO CREDIT AGREEMENT


Intellectual Property Claims:

                        SCHEDULE 4.12 TO CREDIT AGREEMENT


Labor Matters:

                        SCHEDULE 4.15 TO CREDIT AGREEMENT


Subsidiaries:

                      SCHEDULE 4.19(b) TO CREDIT AGREEMENT


Mortgage Filing Jurisdictions:

                       SCHEDULE 7.2(d) TO CREDIT AGREEMENT


Existing Indebtedness:

                       SCHEDULE 7.3(f) TO CREDIT AGREEMENT

Existing Liens:

                       SCHEDULE 7.8(e) TO CREDIT AGREEMENT

Existing Investments:

                                                                       EXHIBIT A


                                    [FORM OF]


                       GUARANTEE AND COLLATERAL AGREEMENT


                         [provided under separate cover]

                       GUARANTEE AND COLLATERAL AGREEMENT


                                     made by


                               MUZAK HOLDINGS LLC


                                    MUZAK LLC


                         and certain of its Subsidiaries


                                   in favor of


                      BEAR STEARNS CORPORATE LENDING INC.,
                             as Administrative Agent


                            Dated as of May 20, 2003

                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
SECTION 1.  DEFINED TERMS.........................................................        1
     1.1    Definitions...........................................................        1
     1.2    Other Definitional Provisions.........................................        5

SECTION 2.  GUARANTEE.............................................................        6
     2.1    Guarantee.............................................................        6
     2.2    Right of Contribution.................................................        6
     2.3    No Subrogation........................................................        7
     2.4    Amendments, etc. with Respect to the Borrower Obligations.............        7
     2.5    Guarantee Absolute and Unconditional..................................        8
     2.6    Reinstatement.........................................................        8
     2.7    Payments..............................................................        9
     2.8    Discharge of Guarantee Upon Sale of Guarantor.........................        9

SECTION 3.  GRANT OF SECURITY INTEREST............................................        9

SECTION 4.  REPRESENTATIONS AND WARRANTIES........................................       11
     4.1    Title; No Other Liens.................................................       11
     4.2    Perfected First Priority Liens........................................       11
     4.3    Jurisdiction of Organization, Corporate Names.........................       11
     4.4    Current Locations; Inventory and Equipment............................       12
     4.5    Condition and Maintenance of Equipment................................       12
     4.6    Farm Products.........................................................       12
     4.7    Investment Property...................................................       12
     4.8    Receivables...........................................................       13
     4.9    Contracts.............................................................       13
     4.10   Intellectual Property.................................................       14
     4.11   Deposit Accounts, Securities Accounts.................................       14
     4.12   Collateral............................................................       14

SECTION 5.  COVENANTS.............................................................       14
     5.1    Delivery of Instruments, Certificated Securities and Chattel Paper....       14
     5.2    Maintenance of Insurance..............................................       15
     5.3    Payment of Obligations................................................       15
     5.4    Maintenance of Perfected Security Interest; Further Documentation.....       15
     5.5    Changes in Locations, Name, etc.......................................       16
     5.6    Notices...............................................................       16
     5.7    Investment Property...................................................       16
     5.8    Uncertificated Investment Property....................................       18

     5.9    Receivables.........................................................         18
     5.10   Contracts...........................................................         19
     5.11   Intellectual Property...............................................         19
     5.12   Commercial Tort Claims..............................................         20
     5.13   Deposit Accounts, Securities Accounts...............................         21

SECTION 6.  REMEDIAL PROVISIONS.................................................         21
     6.1    Certain Matters Relating to Receivables.............................         21
     6.2    Communications with Obligors; Grantors Remain Liable................         22
     6.3    Pledged Stock.......................................................         22
     6.4    Intellectual Property; Grant of License.............................         23
     6.5    Intellectual Property Litigation....................................         24
     6.6    Proceeds to Be Turned Over to Administrative Agent..................         24
     6.7    Application of Proceeds.............................................         24
     6.8    Code and Other Remedies.............................................         25
     6.9    Registration Rights.................................................         26
     6.10   Deficiency..........................................................         27

SECTION 7.  THE ADMINISTRATIVE AGENT............................................         27
     7.1    Administrative Agent's Appointment as Attorney-in-Fact, etc.........         27
     7.2    Duty of Administrative Agent........................................         29
     7.3    Execution of Financing Statements...................................         29
     7.4    Authority of Administrative Agent...................................         29
     7.5    Access to Collateral, Books and Records; Other Information..........         30

SECTION 8.  MISCELLANEOUS.......................................................         30
     8.1    Amendments in Writing...............................................         30
     8.2    Notices.............................................................         30
     8.3    No Waiver by Course of Conduct; Cumulative Remedies.................         30
     8.4    Enforcement Expenses; Indemnification...............................         31
     8.5    Successors and Assigns..............................................         31
     8.6    Set-Off.............................................................         31
     8.7    Counterparts........................................................         32
     8.8    Severability........................................................         32
     8.9    Section Headings....................................................         32
     8.10   Integration.........................................................         32
     8.11   GOVERNING LAW.......................................................         32
     8.12   Submission To Jurisdiction; Waivers.................................         32
     8.13   Acknowledgements....................................................         33
     8.14   Additional Grantors.................................................         33
     8.15   Releases............................................................         33
     8.16   WAIVER OF JURY TRIAL................................................         34

SCHEDULES

Schedule 4.2      Filing Locations
Schedule 4.3(a)   Legal Names; Jurisdiction of Organization
Schedule 4.3(b)   Historical Organizational Names/Other Trade Names
Schedule 4.4(a)   Chief Executive Offices/Locations of Books and Records
Schedule 4.4(b)   Additional Locations of Equipment and Inventory etc.
Schedule 4.7(a)   Pledged Stock
Schedule 4.7(c)   Pledged Notes
Schedule 4.10(a) Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, Patents and Patent Licenses
Schedule 4.10(b)  Exceptions
Schedule 4.10(c)  Judgments
Schedule 4.10(d)  No Proceedings
Schedule 4.11     Deposit Accounts and Securities Accounts
Schedule 8.2      Notice Information

ANNEXES

Annex I-A         Form of Securities Account Control Agreement
Annex I-B         Form of Deposit Account Control Agreement
Annex II          Form of Issuer Acknowledgement
Annex III         Form of Assumption Agreement

                       GUARANTEE AND COLLATERAL AGREEMENT

          GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 20, 2003, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the "Grantors"), in favor of Bear Stearns Corporate Lending Inc., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent") for the banks and other financial institutions or entities (the "Lenders") from time to time parties to the Credit Agreement, dated as of May 20, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Muzak Holdings LLC ("Holdings"), Muzak LLC (the "Borrower"), the Lenders, Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), Lehman Commercial Paper Inc. and Fleet National Bank, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), General Electric Capital Corporation, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent") and the Administrative Agent (together with the Joint Lead Arrangers, the Co-Syndication Agents and the Documentation Agent, the "Agents").

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

          WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

          WHEREAS, the Borrower and the other Grantors are engaged in related businesses; and

          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders, the Agents and the Lender Counterparties (collectively, the "Secured Parties");

          NOW, THEREFORE, in consideration of the premises and to induce the Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

                            SECTION 1. DEFINED TERMS

          1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit

Agreement, and the following terms are used herein as defined in the New York
UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Registered Organization, Securities Account and Supporting Obligations.

             (b) The following terms shall have the following meanings:

             "Agents": as defined in the preamble.

             "Agreement": this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

             "Borrower Obligations": the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

             "Collateral": as defined in Section 3.

             "Collateral Account": any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.6.

             "Collateral Account Funds" shall mean, collectively, the following from time to time on deposit in the Collateral Account: all funds (including, without limitation, all trust monies), investments (including, without limitation, all Cash Equivalents) and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Collateral.

             "Contracts" shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or inter-company), between such Grantor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

             "Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 4.10(a)), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

             "Copyright Licenses": any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 4.10(a)), granting any right under any Copyright, including, without limitation, any grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

             "Deposit Account": as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

             "Foreign Subsidiary": any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

             "Foreign Subsidiary Voting Stock": the voting Capital Stock of any Foreign Subsidiary.

             "Grantors": as defined in the preamble hereto.

             "Guarantor Obligations": with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

             "Guarantors": the collective reference to each Grantor other than the Borrower.

             "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

             "Intercompany Note": any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

             "Investment Property": the collective reference to (i) all "investment property," as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of "Pledged Stock") and (ii) whether or not constituting "investment property" as so defined, all Pledged Notes and all Pledged Stock.

             "Issuers": the collective reference to each issuer of any Investment Property.

             "Lender Counterparties": as defined in the Credit Agreement.

             "Material Contract": any contract or other arrangement to which any Grantor is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement); provided, however, that no franchise contract or arrangement or license contract or arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business shall be considered a Material Contract unless it involves aggregate annual consideration payable or receivable by the Borrower or such Subsidiary of not less than $2,500,000.

             "Mortgaged Property" means each parcel of real property and the improvements thereto owned by a Grantor and identified on Schedule 1.1 of the Credit Agreement.

             "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

             "Obligations": (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

             "Patents": (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in
Schedule 4.10(a), (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in
Schedule 4.10(a) and (iii) all rights to obtain any reissues or extensions of the foregoing.

             "Patent License": all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 4.10(a).

             "Pledged Notes": all promissory notes listed on Schedule 4.7(c), all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

             "Pledged Stock": the shares of Capital Stock listed on Schedule 4.7(a), together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect (other than such other shares, stock certificates, options, interests or rights, the fair market value of which shall not exceed $50,000 in the aggregate); provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

             "Proceeds": all "proceeds," as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

             "Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

             "Securities Act": the Securities Act of 1933, as amended.

             "Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 4.10(a), and (ii) the right to obtain all renewals thereof.

             "Trademark License": any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4.10(a).

             1.2 Other Definitional Provisions. (a) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

             (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

             (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

                              SECTION 2. GUARANTEE

             2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

             (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

             (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

             (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

             (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

             2.2 Right of Contribution. The Subsidiary Guarantors desire to allocate among themselves in a fair and equitable manner their obligations under this Agreement. Accordingly, each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guar-antor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor's right of contribution shall be subject to the terms and conditions of Section
2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

          2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Secured Parties by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent (duly indorsed by such Guarantor to the Administrative Agent, if required), to be credited and applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine pursuant to this Agreement.

          2.4 Amendments, etc. with Respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

          2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this
Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

          2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

          2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

          2.8 Discharge of Guarantee Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Credit Agreement, the guarantee by such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action, effective as of the time of such Asset Sale (as defined in the Credit Agreement); provided, as a condition precedent to such discharge and release, the Administrative Agent shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery to Administrative Agent of the applicable Net Cash Proceeds (as defined in the Credit Agreement) of such disposition pursuant to Section 3.2 of the Credit Agreement.

                      SECTION 3. GRANT OF SECURITY INTEREST

          Each Grantor hereby pledges, assigns and grants to the Administrative Agent for the ratable benefit of the Secured Parties, a lien on and security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor's Obligations:

          (a)  all Accounts;

          (b)  all Chattel Paper;

          (c)  all Collateral Accounts and all Collateral Account Funds;

          (d)  all Commercial Tort Claims;

          (e)  all Contracts;

          (f)  all Deposit Accounts;

          (g) all Documents (other than title documents with respect to vehicles);

          (h)  all Equipment;

          (i)  all Fixtures;

          (j)  all General Intangibles;

          (k)  all Goods;

          (l)  all Instruments;

          (m)  all Intellectual Property;

          (n)  all Inventory;

          (o)  all Investment Property;

          (p)  all Letter-of-Credit Rights;

          (q) all other property not otherwise described above, whether tangible or intangible;

          (r)  all books and records pertaining to the Collateral; and

          (s) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is
(i) prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or (ii) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under (x) any contract, license, agreement, instrument or other document evidencing or giving rise to such property, or (y) in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except in each case to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, except, in any case described by clauses (i) and (ii) above, the grant of a security interest shall only be prohibited to the extent and for so long as such Requirement of Law, contract, license, agreement, Pledged Stock, Pledged Note or other instrument or agreement applicable thereto validly prohibits the creation of a Lien on such property in favor of the Administrative Agent and, upon the termination of such prohibition (howsoever occurring), such property shall become Collateral under this Agreement;

provided, further, that from and after the Closing Date, no Grantor shall permit to become effective in any document creating, governing or providing for any permit, lease or license, a provision that would prohibit the creation of a Lien on such permit, lease or license in favor of the Administrative Agent unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to each Secured Party that:

          4.1 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (i) such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement,
(ii) financing statements for which proper termination statements have been delivered to the Administrative Agent for filing and (iii) financing statements filed in connection with Liens permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a "Lien" on such Intellectual Property. Each Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

          4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings of the financing statements naming such grantor as "debtor" and the Administrative Agent as "secured party" and describing the Collateral in the filing offices set forth on
Schedule 4.2 (which, in the case of all filings and other documents referred to on said Schedule, have been duly completed and delivered to the Administrative Agent) and such other actions as specified on Schedule 4.2, (to the extent, in the case of unregistered Intellectull Property constituting Collateral, that a security interest may be perfected in such unregistered Intellectual Property) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor's Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other unrecorded Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law. Each Grantor represents and warrants that the Administrative Agent has a perfected first priority security interest in all uncertificated Investment Property, Pledged Stock or Pledged Note pledged by it hereunder that is in existence on the date hereof.

          4.3 Jurisdiction of Organization, Corporate Names. (a) Set forth on
Schedule 4.3(a) are (i) the exact legal names of each Grantor, as such names appear in their respective certificates of incorporation or any other organizational documents and (ii) the organizational identification numbers, if any, of each Grantor that is a Registered Organization, the Federal Taxpayer Identification Numbers of such Grantor and the state of formation of each Grantor. Each Grantor is (i) the type of entity disclosed next to its name on Schedule 4.3(a) and (ii) a Registered Organization except to the extent disclosed on Schedule 4.3(a).

          (b) Set forth on Schedule 4.3(b) are (i) the corporate or organizational names that each Grantor has had in the past five years and (ii) a list of all other names (including trade names or fictitious business names) used by such Grantor, now or at any time during the past five years. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organizational document and a long-form good standing certificate as of a date which is recent to the date hereof.

          4.4 Current Locations; Inventory and Equipment. Set forth on Schedule 4.4(a) are (i) the chief executive offices of each Grantor and (ii) all locations where each Grantor maintains any books or records relating to any Collateral.

          (b) Set forth on Schedule 4.4(b) are (i) all of the jurisdictions where each Grantor maintains any of the Collateral consisting of Inventory or Equipment not identified above and (ii) the names and addresses of all persons or entities other than any Grantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of Instruments, Chattel Paper, Inventory or Equipment.

          4.5 Condition and Maintenance of Equipment. The Equipment of such Grantor is in good repair, working order and condition, reasonable wear and tear excepted in accordance with such Grantor's past practices. Each Grantor shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, in accordance with such Grantor's past practices, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of such Grantor's business.

          4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

          4.7 Investment Property. (a) Set forth on Schedule 4.7(a) is a true and correct list of all of the issued and outstanding Pledged Stock of each Grantor. The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

          (b) All the shares of the Pledged Stock have been duly authorized and validly issued and are fully paid and nonassessable.

          (c) Set forth on Schedule 4.7(c) is a true and correct list of all Pledged Notes of each Grantor. Each of the Pledge Notes constitute the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted by
Section 7.3 of the Credit Agreement.

          4.8 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument in the form of a note or Chattel Paper which has not been delivered to the Administrative Agent.

          (b) The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

          4.9 Contracts. (a) No consent of any party (other than such Grantor) to any Contract is required in connection with the execution, delivery and performance of this Agreement, except as has been obtained in all material respects.

          (b) Each Material Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (c) No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Material Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Material Contract to any material adverse limitation, either specific or general in nature.

          (d) Neither such Grantor nor (to such Grantor's knowledge) any of the other parties to the Material Contracts is in default in the performance or observance of any of the terms thereof.

          (e) Such Grantor has delivered to the Administrative Agent a complete and correct copy of each Material Contract, including all amendments, supplements and other modifications thereto.

          (f) No amount payable to such Grantor under or in connection with any Material Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

          4.10 Intellectual Property. (a) Schedule 4.10(a) lists all registered Copyrights, registered and material unregistered Trademarks, issued Patents and applications for the foregoing and all material written Copyright Licenses, Patent Licenses and Trademark Licenses.

          (b) Except as set forth on Schedule 4.10(b), to the knowledge of such Grantor on the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and, to the knowledge of such Grantor, does not infringe the intellectual property rights of any other Person.

          (c) Except as set forth on Schedule 4.10(c), to the knowledge of such Grantor, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor's rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

          (d) Except as set forth on Schedule 4.10(d), no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof
(i) seeking to limit, cancel or question the validity of any Intellectual Property of such Grantor or such Grantor's ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

          4.11 Deposit Accounts, Securities Accounts. Schedule 4.11 sets forth each Deposit Account or Securities Account in which any Grantor has any interest on the date hereof.

          4.12 Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects.

                              SECTION 5. COVENANTS

          Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Obligations (other than contingent obligations not due and payable) shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

          5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper, in each case, with a stated value, face value or fair market value equal to or exceeding $10,000, shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

          5.2 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and
(ii) to the extent requested by the Administrative Agent, insuring such Grantor against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent.

          (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective unless the insurer gives at least 30 days notice to the Administrative Agent, (ii) name the Administrative Agent as insured party or loss payee, as applicable, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

          (c) The Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrower's audited annual financial statements and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

          5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that none of the foregoing need be paid if the amount or validity thereof could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

          5.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 to the extent that such security interest may be perfected under applicable law, and upon the written request of the Administrative Agent, shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

          (b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request in writing, all in reasonable detail.

          (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and
(ii) in the case of Investment Property, Deposit Accounts, Securities Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain "control" (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

          (d) Such Grantor will not establish any additional Deposit Accounts or Securities Accounts having a balance greater than $10,000 individually or $25,000 in the aggregate without executing and delivering, concurrently with the establishment of such account, a control agreement substantially in the form attached hereto as Annex I-A or I-B, as applicable, or as reasonably satisfactory to the Administrative Agent and the related depositary bank or securities intermediary, as the case may be, in order to perfect the security interest of the Administrative Agent in such account under the Uniform Commercial Code.

          5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days' prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

          (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3; or

          (ii) change its name.

          5.6 Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail (which notice shall specify that it is being delivered pursuant to this Section), of:

          (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

          (b) the occurrence of any other event, upon its becoming aware thereof, which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

          5.7  Investment Property.

          (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

          (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, except to the extent permitted by this Agreement or the Credit Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and the Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

          (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.9 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or
6.9 with respect to the Investment Property issued by it.

          5.8 Uncertificated Investment Property. Each Grantor hereby agrees that if any issuer of Pledged Notes or Pledged Stock is organized in a jurisdiction which does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Notes or Pledged Stock are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, record such pledge on the register or the books of the issuer, cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Notes or Pledged Stock substantially in the form of Annex II hereto, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Notes or Pledged Stock under the terms hereof and, if required by the Administrative Agent, provide to the Administrative Agent an opinion of counsel, in form and substance satisfactory to the Administrative Agent, confirming such pledge and perfection thereof.

          5.9 Receivables. (a) Other than in the ordinary course of business substantially consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could reasonably be expected to adversely affect the value thereof.

          (b) Maintenance of Records. Each Grantor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.

          (c) Legend. Each Grantor shall legend, at the request of the Administrative Agent made at any time after the occurrence of any Event of Default which is continuing and in form and manner reasonably satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Grantor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein. Modification of Terms, etc. No Grantor shall rescind or cancel any indebtedness evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business substantially consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business substantially consistent with prudent business practice without the prior written consent of the Administrative Agent. Collection.

Each Grantor shall cause to be collected from the account debtor of each of the Receivables, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Grantor may, with respect to an Receivable, allow in the ordinary course of business (i) a refund or credit due in the ordinary course of business and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Grantor's ordinary course of business substantially consistent with its collection practices as in effect from time to time. The costs and expenses (including, without limitation, attorneys' fees) of collection, in any case, whether incurred by any Grantor, the Administrative Agent or any Secured Party, shall be paid by the Grantors. Evidence of Doubtful Receivables. Such Grantor will deliver to the Administrative Agent a copy of each material written demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.5.10 Contracts. (a) Such Grantor will perform and comply in all material respects with all its obligations under the Material Contracts.

          (b) Such Grantor will deliver to the Administrative Agent a copy of each material written demand, notice or document received by it relating in any way to any Material Contract that questions the validity or enforceability of such Material Contract.

          5.11 Intellectual Property. Except with regard to the following subsections (a) through (h) to the extent any Grantor reasonably determines that any Intellectual Property is no longer used or useful in or material to its business, (a) such Grantor (either itself or through licensees) will (i) continue to use commercially each material Trademark in order to maintain such registered Trademarks in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such registered Trademarks with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (iv) not (and not permit any licensee or sublicensee thereof to) perform any act or knowingly omit to perform any act whereby such Trademark may become invalidated or impaired in any way.

          (b) Such Grantor (either itself or through licensees) will not perform any act, or omit to perform any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

          (c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) perform any act or knowingly omit to perform any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) perform any act whereby any material portion of the Copyrights may fall into the public domain.

          (d) Such Grantor will not perform any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

          (e) Such Grantor will notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any final or non-appealable adverse determination or development (including, without limitation, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, or the validity of, any material Intellectual Property or such Grantor's right to register the same or to own and maintain the same.

          (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within 30 calendar days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent's security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

          (g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

          (h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall upon its becoming aware thereof, (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent and at the request of the Administrative Agent, sue for infringement, misappropriation or dilution, to seek appropriate relief and to recover any and all damages for such infringement, misappropriation or dilution.

          5.12 Commercial Tort Claims. Such Grantor shall advise the Administrative Agent and the Lenders promptly of any Commercial Tort Claim held by such Grantor individually or in the aggregate in excess of $500,000 and shall promptly execute a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent to grant a security interest in such Commercial Tort Claim to the Administrative Agent for the benefit of the Secured Parties.

          5.13 Deposit Accounts, Securities Accounts. Within 30 days of the Closing Date, unless otherwise extended or waived by the Administrative Agent, each Grantor shall deliver to the Administrative Agent a control agreement, executed by all parties thereto, for each Deposit Account or Securities Account listed on Schedule 4.11 in which any Grantor has an interest on the date hereof. Notwithstanding the foregoing, no Deposit Account or Securities Account of any Grantor will exist on the Closing Date for which such Grantor has not delivered to the Administrative Agent a control agreement executed by all parties thereto, provided that the Grantors shall not be required to enter into control agreements with respect to any Deposit Account or Securities Account having a balance of less than $10,000 individually or $25,000 in the aggregate; provided further that the Administrative Agent shall not (i) have "control" (as defined in Section 9-104 of the UCC) of any Deposit Account or Securities Account nor
(ii) be authorized to give any instructions directing the disposition of funds from any Deposit Account or Securities Account, as applicable, or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account or Securities Account, as applicable, unless an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, or after giving effect to any withdrawal, any Event of Default would occur.

                         SECTION 6. REMEDIAL PROVISIONS

          6.1 Certain Matters Relating to Receivables. (a) After an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications.

          (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor's Receivables. The Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.7 hereof, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

          (c) At the Administrative Agent's request, upon the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

          6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of the Secured Parties may at any time after the occurrence and during the continuance of an Event of Default and after prior written notice to the Grantors communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent's satisfaction the existence, amount and terms of any Receivables or Contracts.

          (b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent in its own name or in the name of the Secured Parties may, and upon the request of the Administrative Agent each Grantor shall, notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

          6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent's intent to exercise its corresponding rights pursuant to Section 6.3(b) hereof, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in this Agreement or the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent's reasonable judgment, would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document. The Administrative Agent shall promptly execute and deliver (or cause to be executed and delivered) to such Grantor all such proxies, dividend payments orders and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to this clause (a) and to receive dividends, principal or interest payments which is authorized to receive and retain pursuant to this clause (a).

          (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

          (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon delivery of any notice to such effect pursuant to Section 6.3(a) hereof, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent while an Event of Default has occurred and is continuing.

          6.4 Intellectual Property; Grant of License. For the purpose of enabling the Administrative Agent, effective upon the occurrence and during the continuance of an Event of Default, to exercise rights and remedies under this
Section 6 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent upon the occurrence and during the continuance of an Event of Default, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

          6.5 Intellectual Property Litigation. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property and/or bring suit in the name of any Grantor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property and any license thereunder. In the event of such suit, each Grantor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents requested by the Administrative Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Administrative Agent, as the case may be, for all costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.5 in accordance with Section 8.4 hereof. In the event that the Administrative Agent shall elect not to bring suit to enforce the Intellectual Property, each Grantor agrees, at the reasonable request of the Administrative Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

          6.6 Proceeds to Be Turned Over to Administrative Agent. In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). Upon the occurrence and during the continuance of an Event of Default, all Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control and while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.7.

          6.7 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 and any proceeds, awards or rents of any Mortgaged Property or other Collateral, in payment of the Obligations in the following order:

          First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

          Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the parties to which such Obligations are then due and owing based on the respective amounts thereof;

          Third (this clause being applicable only if an Event of Default shall have occurred and be continuing), to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the parties holding such Obligations based on the respective amounts thereof; and

          Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or as otherwise may be required by applicable law.

          6.8 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to perform any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent's written request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor's premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties here-under, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

          6.9 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.8 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and perform or cause to be performed all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. In connection with the foregoing clauses (i) through (iv) inclusive, each Grantor agrees to cause such Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

          (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock pursuant to
Section 6.8 hereof, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock pursuant to Section 6.8 hereof for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Se-curities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

          (c) Each Grantor agrees to use its reasonable best efforts to perform or cause to be performed all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this
Section 6.9 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.9 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.9 shall be specifically enforceable against such Grantor, and such Grantor hereby waives (to the extent permitted by law) and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement.

          6.10 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

                       SECTION 7. THE ADMINISTRATIVE AGENT

          7.1 Administrative Agent's Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably appoints the Administrative Agent and any authorized officer or agent thereof, with full power of substitution, as its lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without assent by such Grantor, to perform any or all of the following acts:

          (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

          (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent's security interest in such Intellectual Property (and the associated goodwill) and general intangibles of such Grantor relating thereto or represented thereby;

          (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

          (iv)  execute, in connection with any sale provided for in Section
     6.8 or 6.9, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

          (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and Administrative Agent's security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

          Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

          (c) The reasonable expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at the rate applicable hereto under Section 3.11 of the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent in accordance with Section 10.5 of the Credit Agreement.

          (d) Each Grantor hereby ratifies all acts that said attorneys shall lawfully perform or cause to be performed by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

          7.2 Duty of Administrative Agent. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. No Secured Party nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Secured Parties' interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

          7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description "all personal property" in any such financing statement. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

          7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Admin-istrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

          7.5 Access to Collateral, Books and Records; Other Information. Upon reasonable request to each Grantor, the Administrative Agent, its agents, accountants and attorneys shall have full and free access to visit and inspect, as applicable, during normal business hours and such other reasonable times as may be requested by the Administrative Agent all of the Collateral including, without limitation, all of the books, correspondence and records of such Grantor relating thereto. The Administrative Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Administrative Agent, at such Grantor's cost and expense, such clerical and other assistance as may be reasonably requested by the Administrative Agent with regard thereto. Such Grantor shall, at any and all times, within a reasonable time after written request by the Administrative Agent, furnish or cause to be furnished to the Administrative Agent, in such manner and in such detail as may be reasonably requested by the Administrative Agent, additional information with respect to the Collateral.

                            SECTION 8. MISCELLANEOUS

          8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

          8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 8.2 or such other address specified in writing to the Administrative Agent in accordance with such Section.

          8.3 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party.

          (b) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

          (c) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

          (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

          8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

          8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured

Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

          8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy in which case, when so delivered shall be deemed an original), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

          8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. EXCEPT TO THE EXTENT THAT THE UNIFORM COMMERCIAL CODE PROVIDES THAT PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF THE JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          8.13  Acknowledgements. Each Grantor hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

          (b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

          8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex III hereto.

          8.15 Releases. (a) At such time as the Loans and the other Obligations (other than Obligations in respect of Specified Hedge Agreements) shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall promptly deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

          (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor (except where such sale, transfer or disposal is to another Grantor) in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

          8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH SECURED PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                            [Signature pages follow]

          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

                                                 MUZAK HOLDINGS LLC


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 MUZAK LLC


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 AUDIO ENVIRONMENTS, INC.


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 BACKGROUND MUSIC BROADCASTERS,
                                                 INC.


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 BI ACQUISITION, LLC


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 BUSINESS SOUND, INC.


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 MLP ENVIRONMENTAL MUSIC, LLC


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 MUSIC INCORPORATED


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 MUZAK CAPITAL CORPORATION


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 MUZAK HOUSTON, INC.


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 TELEPHONE AUDIO PRODUCTIONS,
                                                 INC.


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 VORTEX SOUND COMMUNICATIONS
                                                 COMPANY, INC.


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                                       ANNEX I-A

                                    [FORM OF]
                      SECURITIES ACCOUNT CONTROL AGREEMENT

                         [provided under separate cover]

                                                                       ANNEX I-B

                                    [FORM OF]
                        DEPOSIT ACCOUNT CONTROL AGREEMENT

                         [provided under separate cover]

                                                                        ANNEX II

                                    [FORM OF]
                              ISSUER ACKNOWLEDGMENT

          The undersigned hereby (i) acknowledges receipt of a copy of that certain guarantee and collateral agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Guarantee and Collateral Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement), dated as of May 20, 2003, among Muzak LLC (the "Borrower"), the Guarantors from time to time party thereto, and Bear Stearns Corporate Lending Inc., as Administrative Agent (in such capacity and together with any successors in such capacity, the "Administrative Agent"), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Guarantee and Collateral Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Investment Property without further consent by the applicable Grantor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any Person in the applicable Investment Property that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Guarantee and Collateral Agreement in connection with the registration of any Investment Property thereunder in the name of the Administrative Agent or its nominee or the exercise of Voting rights by the Administrative Agent or its nominee.

                                                 [                       ]


                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                                       ANNEX III

                                    [FORM OF]
                              ASSUMPTION AGREEMENT

                         [provided under separate cover]

                                                                       EXHIBIT B

                                    [FORM OF]
                             COMPLIANCE CERTIFICATE

To: Each of the Lenders (as defined below) and Bear Stearns Cor-porate Lending Inc., as Administrative Agent for such Lenders
    c/o Bear Stearns Corporate Lending Inc.
    383 Madison Avenue
    New York, NY 10179

                                    Muzak LLC

Ladies and Gentlemen:

     This Compliance Certificate is being delivered pursuant to Section 6.2(b) of the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

     The Borrower hereby certifies, represents and warrants that as of [       ]
(the "Test Date"):

     (a) The Consolidated Leverage Ratio was __:1.0, as computed on Attachment 1 hereto and such ratio [complies] [does not comply] with the provisions of
Section 7.1(a) of the Credit Agreement;

     (b) The Consolidated Interest Coverage Ratio was __:1.0, as computed on Attachment 2 hereto and such amount [complies] [does not comply] with the provisions of Section 7.1(b) of the Credit Agreement;

     (c) The Consolidated Fixed Charge Coverage Ratio was __:1.0, as computed on Attachment 3 hereto and such ratio [complies] [does not comply] with the provisions of Section 7.1(c) of the Credit Agreement or such other amount as modified pursuant to the terms of Section 7.7, which calculation are set forth in Attachment 4 hereto;/1/

     (d) The Capital Expenditures were ______________, and such expenditures [exceed] [do not exceed] the base amount set forth in Section 7.7 of the Credit Agreement;/2/

     (e) No Default or Event of Default has occurred and is continuing [other than as follows:].

                            [Signature Page Follows]

------------------------
/1/ The first Test Period for the Fixed Charge Coverage Ratio shall be March 31, 2004.

/2/ The first Test Period for Capital Expenditures shall be the period from the Effective Date through December 31, 2003.

                             Compliance Certificate

     IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered by its duly Authorized Officer as of this ___ day of
________.

                                       MUZAK LLC

                                       By: _____________________________________
                                           Name:
                                           Title: [Financial Officer]

                             Compliance Certificate

                                                                    ATTACHMENT 1

1.   CONSOLIDATED LEVERAGE
     RATIO/3/

     A.   "Consolidated Total Debt": at any date, the aggregate
          principal amount of all Indebtedness of the Borrower
          and its Included Subsidiaries at such date, determined
          on a consolidated basis in accordance with GAAP,
          excluding (a) any Permitted Sponsor Subordinated Debt
          and (b) Deferred Management Fees........................  $___________

     B.   Cash and Cash Equivalents on hand to the extent
          exceeding $5,000,000 on such day........................  $___________

     C. "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance or appreciation of capital stock, options to purchase capital stock and capital stock appreciation rights to the management of such Person and its Included Subsidiaries, (g) any other non-ordinary course non-cash charges, non-cash expenses or non-cash losses of such Person or any of its Included Subsidiaries for such period; provided, however, that cash payments in respect of such non-ordinary course non-cash charges, expenses or losses made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (h) Deferred Management Fees; provided, however, that cash payments made in such period or in any future period in respect of such Deferred Management Fees shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the

----------------------

/3/ For purposes of calculating the Consolidated Leverage Ratio, each of Consolidated Total Debt and Consolidated EBITDA shall be calculated on a Pro Forma Basis.

          period when such Deferred Management Fees are paid;
          provided, further, that cash payments made from and
          after the Closing Date in respect of any Pre-Closing
          Deferred Management Fees shall not be subtracted from
          Consolidated Net Income in calculating Consolidated
          EBITDA in any period, and (i) amounts paid by the
          Borrower in respect of license fees, interest thereon
          and any related penalties paid or (to the extent that
          such amounts were expensed by the Borrower in such
          period) to be paid by the Borrower in settlement of
          claims for past license fee calculations for prior
          periods to copyright holders, performing rights
          organizations and/or licensing collectives and
          associations, and accruals therefor, provided that the
          aggregate amounts so included pursuant to this clause
          (i) shall not exceed $5,000,000 from the Closing Date,
          and minus, to the extent included in the statement of
          such Consolidated Net Income for such period, the sum
          of (a) interest income, (b) any extraordinary income
          or gains determined in accordance with GAAP and (c)
          any other non-cash income (excluding any items that
          represent the reversal of any accrual of, or cash
          reserve for, anticipated cash charges in any prior
          period that are described in the parenthetical to
          clause (g) above), all as determined on a consolidated
          basis...................................................  $___________

     D.   CONSOLIDATED LEVERAGE RATIO: The ratio of Item 1.A.
          less Item 1.B to the product of Item 1.C and four
          (4).....................................................  ________:1.0

                                                                    ATTACHMENT 2

2.   CONSOLIDATED INTEREST
     COVERAGE RATIO:

     A.   "Consolidated EBITDA": for any period, Consolidated
          Net Income for such period plus, without duplication
          and to the extent reflected as a charge in the
          statement of such Consolidated Net Income for such
          period, the sum of (a) income tax expense, (b)
          interest expense, amortization or write-off of debt
          discount and debt issuance costs and commissions,
          discounts and other fees and charges associated with
          Indebtedness (including the Loans), (c) depreciation
          and amortization expense, (d) amortization of
          intangibles (including, but not limited to, goodwill)
          and organization costs, (e) any extraordinary charges
          or losses determined in accordance with GAAP, (f)
          non-cash compensation expenses arising from the
          issuance or appreciation of capital stock, options to
          purchase capital stock and capital stock appreciation
          rights to the management of such Person and its
          Included Subsidiaries, (g) any other non-ordinary
          course non-cash charges, non-cash expenses or non-cash
          losses of such Person or any of its Included
          Subsidiaries for such period; provided, however, that
          cash payments in respect of such non-ordinary course
          non-cash charges, expenses or losses made in such
          period or in any future period in respect of such
          non-cash charges, expenses or losses shall be
          subtracted from Consolidated Net Income in calculating
          Consolidated EBITDA in the period when such payments
          are made, (h) Deferred Management Fees; provided,
          however, that cash payments made in such period or in
          any future period in respect of such Deferred
          Management Fees shall be subtracted from Consolidated
          Net Income in calculating Consolidated EBITDA in the
          period when such Deferred Management Fees are paid;
          provided, further, that cash payments made from and
          after the Closing Date in respect of any Pre-Closing
          Deferred Management Fees shall not be subtracted from
          Consolidated Net Income in calculating Consolidated
          EBITDA in any period, and (i) amounts paid by the
          Borrower in respect of license fees, interest thereon
          and any related penalties paid or (to the extent that
          such amounts were expensed by the Borrower in such
          period) to be paid by the Borrower in settlement of
          claims for past license fee calculations for prior
          periods to copyright holders, performing rights
          organizations and/or licensing collectives and
          associations, and accruals therefor, provided that the
          aggregate amounts so included pursuant to this clause
          (i) shall not exceed $5,000,000 from the Closing Date,
          and minus, to the extent included in the statement of
          such Consolidated Net Income for such period, the sum
          of (a) interest income, (b) any extraordinary income
          or gains determined in accordance with GAAP and (c)
          any other non-cash income (excluding any items that
          represent the reversal of any accrual of, or cash
          reserve for, anticipated cash charges in any prior
          period that are described in the parenthetical to
          clause (g) above), all as determined on a consolidated
          basis...................................................  $___________

     B.   "Consolidated Cash Interest Expense": for any period,
          total cash interest expense (including that
          attributable to Capital Lease Obligations) of the
          Borrower and its Included Subsidiaries for such period
          with respect to all outstanding Indebtedness of the
          Borrower and its Included Subsidiaries (including all
          commissions, discounts and other fees and charges owed
          with respect to letters of credit and bankers'
          acceptance financing and net costs under Hedge
          Agreements in respect of interest rates, in each case,
          to the extent paid in cash during such period), but
          excluding cash interest expense paid on the Permitted
          Sponsor Subordinated Debt at the time of redemption or
          repayment of the principal of such Permitted Sponsor
          Subordinated Debt.......................................  $___________

     C.   CONSOLIDATED INTEREST COVERAGE RATIO:
          The ratio of Item 2.A to Item 2.B ......................          :1.0
                                                                    ============

                                                                    ATTACHMENT 3

3.   CONSOLIDATED FIXED CHARGE COVERAGE RATIO:

     A.   "Consolidated EBITDA": for any period, Consolidated
          Net Income for such period plus, without duplication
          and to the extent reflected as a charge in the
          statement of such Consolidated Net Income for such
          period, the sum of (a) income tax expense, (b)
          interest expense, amortization or write-off of debt
          discount and debt issuance costs and commissions,
          discounts and other fees and charges associated with
          Indebtedness (including the Loans), (c) depreciation
          and amortization expense, (d) amortization of
          intangibles (including, but not limited to, goodwill)
          and organization costs, (e) any extraordinary charges
          or losses determined in accordance with GAAP, (f)
          non-cash compensation expenses arising from the
          issuance or appreciation of capital stock, options to
          purchase capital stock and capital stock appreciation
          rights to the management of such Person and its
          Included Subsidiaries, (g) any other non-ordinary
          course non-cash charges, non-cash expenses or non-cash
          losses of such Person or any of its Included
          Subsidiaries for such period; provided, however, that
          cash payments in respect of such non-ordinary course
          non-cash charges, expenses or losses made in such
          period or in any future period in respect of such
          non-cash charges, expenses or losses shall be
          subtracted from Consolidated Net Income in calculating
          Consolidated EBITDA in the period when such payments
          are made, (h) Deferred Management Fees; provided,
          however, that cash payments made in such period or in
          any future period in respect of such Deferred
          Management Fees shall be subtracted from Consolidated
          Net Income in calculating Consolidated EBITDA in the
          period when such Deferred Management Fees are paid;
          provided, further, that cash payments made from and
          after the Closing Date in respect of any Pre-Closing
          Deferred Management Fees shall not be subtracted from
          Consolidated Net Income in calculating Consolidated
          EBITDA in any period, and (i) amounts paid by the
          Borrower in respect of license fees, interest thereon
          and any related penalties paid or (to the extent that
          such amounts were expensed by the Borrower in such
          period) to be paid by the Borrower in settlement of
          claims for past license fee calculations for prior
          periods to copyright holders, performing rights
          organizations and/or licensing collectives and
          associations, and accruals therefor, provided that the
          aggregate amounts so included pursuant to this clause
          (i) shall not exceed $5,000,000 from the Closing Date,
          and minus, to the extent included in the statement of
          such Consolidated Net Income for such period, the sum
          of (a) interest income, (b) any extraordinary income
          or gains determined in accordance with GAAP and (c)
          any other non-cash income (excluding any items that
          represent the reversal of any accrual of, or cash
          reserve for, anticipated cash charges in any prior
          period that are described in the parenthetical to
          clause (g) above), all as determined on a consolidated
          basis...................................................  $___________

     B.   "Consolidated Fixed Charges": for any period, the sum
          (without duplication) of (a) Consolidated Cash
          Interest Expense for such period, (b) any provision
          for current taxes based on the income of the Borrower
          and its Included Subsidiaries and payable in cash
          during such period, (c) scheduled payments made during
          such period on account of principal of Indebtedness of
          the Borrower or any of its Included Subsidiaries, (d)
          Capital Expenditures of the Borrower and its Included
          Subsidiaries for such period and (e) Restricted
          Payments (other than Restricted Payments made pursuant
          to Section 7.6 (f) (to the extent such expenses are
          deducted in calculating Consolidated Net Income of the
          Borrower), (h), (j), (l), (n) and (o)) to the extent
          payable in cash during such period......................  $___________

     C.   CONSOLIDATED FIXED CHARGE COVERAGE RATIO: The ratio of
          Item 3.A to Item 3.B....................................  ________:1.0

                                                                    ATTACHMENT 4

3.   CAPITAL EXPENDITURES:

     A.   Capital Expenditure/4/ amount pursuant to Section 7.7
          for the fiscal year ended December 31, 2003...........  $40,000,000.00
     B.   Increased Expenditure Amount/5/ for fiscal year ended
          December 31, 200[4][5][6][7][8]/6/ (if any)...........  $_____________
     C.   PERMITTED CAPITAL EXPENDITURES: The sum of Item 4.A
          and Item 4.B..........................................  $_____________

--------------------------
/4/ "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however, that "Capital Expenditures" shall exclude capitalized sales commissions and expenditures for intangible assets and capital leases

/5/ Any acquisition that is permitted pursuant to Section 7.8 and consummated during any fiscal year shall increase the amount of permitted Capital Expenditures for such fiscal year and each subsequent fiscal year, in an amount equal to the product of (A) 3.5 and (B) the total monthly recurring revenue of such acquisition (which in the case of any such acquisition consummated on or prior to the fifteenth day of any month, shall be the total monthly recurring revenue for the second prior month immediately preceding such acquisition) (the "Increased Expenditure Amount"); provided, further that (x) the Increased Expenditure Amount for the initial fiscal year shall be prorated on an annualized basis from the date of each such acquisition for such fiscal year, but the total Increased Expenditure Amount for such acquisition shall increase the amount of permitted Capital Expenditures for each subsequent fiscal year, and (y) in connection with each such Permitted Acquisition, the Compliance Certificate delivered by the Borrower as set forth in the definition of "Permitted Acquisition" shall set forth in reasonable detail the calculation of the Increased Expenditure Amount for such Permitted Acquisition, and such calculation shall be satisfactory to the Administrative Agent in all respects.

/6/ For each subsequent fiscal year, break out amount of Increased Capital Expenditures.

                                                                       EXHIBIT C

                                    [FORM OF]
                         LOAN PARTY CLOSING CERTIFICATE

     Reference is hereby made to the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to subsection 5.1(g) of the Credit Agreement, the undersigned Corporate Secretary of the Company hereby certifies as follows:

     1. The representations and warranties of the Company in or pursuant to the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except that (x) any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" is true and correct in all respects and (y) to the extent any representation and warranty specifically relates to an earlier date, such representation and warranty is true and correct in all material respects on and as of such earlier date, except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" is true and correct in all respects.

     2.   [           ] is the duly elected and qualified [Corporate Secretary]
of the Company and the signature set forth for such officer below is such officer's true and genuine signature.

     3. After giving effect to the extensions of credit made on the date hereof, no Default or Event of Default has occurred and is continuing.

     4. Each of the conditions precedent contained in Section 5.1 of the Credit Agreement have been satisfied (or waived in accordance with Section 10.1 of the Credit Agreement).

     5. [After giving effect to the initial extension of credit and the application of proceeds thereof, the cash balance on hand of the Borrower and its Subsidiaries on the date hereof does not exceed $10,000,000]./7/

     6. The Company is a corporation duly [incorporated][organized], validly existing and in good standing under the laws of the jurisdiction of its organization.

     7. Attached hereto as Annex 1 is a true and complete copy of the resolutions duly adopted by the Board of [Directors][Managers] of the Company on May [ ], 2003; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

     8. Attached hereto as Annex 2 is a true and complete copy of the Certificate of [Formation][Incorporation] of the Company, as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

     9. Attached hereto as Annex 3 is a true and complete copy of the [By-Laws] [Limited Liability Company Agreement] of the Company as in effect on the date hereof, and such [by-laws] [agreement] has not in any way been amended, modified, revoked or rescinded.

     10. Attached hereto as Annex 4 is a long form good standing certificate of the Company, dated as of May ___, 2003.

     11. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

----------------------------
/7/    Insert in the Borrower's Closing Certificate only.

        Name            Office                Date              Signature
        ----            ------                ----              ---------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

                                                 By:____________________________
                                                    Name:
                                                    Title:


Date: May _____, 2003

                                                                       EXHIBIT D

                                Form of Mortgage

                        THE MAXIMUM AMOUNT SECURED HEREBY
                            SHALL NOT EXCEED $647,000

                MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
                          AND LEASES AND FIXTURE FILING
                                   (NEW YORK)

                                   by and from

                 MUZAK LLC, a Delaware limited liability company
                                   "Mortgagor"

                                       to

                       BEAR STEARNS CORPORATE LENDING INC.
                            as Administrative Agent,
                                   "Mortgagee"

                            Dated as of May 20, 2003

Location:       2216 Kensington Avenue
Municipality:   Amherst
County:         Erie
State:          New York

            THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE
                                DESCRIBED HEREIN

                      PREPARED BY, RECORDING REQUESTED BY,
                           AND WHEN RECORDED MAIL TO:


                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005
                        Attention: Athy A. Mobilia, Esq.

              MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND
                      LEASES AND FIXTURE FILING (NEW YORK)

     This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (NEW YORK), dated as of May 20, 2003 (this "Mortgage"), by and from MUZAK LLC, a Delaware limited liability company ("Mortgagor"), having an address at 3318 Lakemont Boulevard, Fort Mill, South Carolina 29708 to BEAR STEARNS CORPORATE LENDING INC., as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, "Mortgagee"), having an address at 383 Madison Avenue, New York, NY 10179.

                                    RECITALS:

     WHEREAS, Mortgagor is a party to the Credit Agreement, dated as of May 20, 2003 (as it may be from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among Mortgagor, Muzak Holdings LLC, a Delaware limited liability company, various Lenders, Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as Joint Lead Arrangers, Lehman Commercial Paper Inc. and Fleet National Bank, as Co-Syndication Agents, General Electric Capital Corporation, as Documentation Agent, and Bear Stearns Corporate Lending Inc., as Administrative Agent;

     WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Specified Hedge Agreements with one or more Lender Counterparties; and

     WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Specified Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof and of each other Loan Document and each of the Specified Hedge Agreements, to secure Mortgagor's obligations under the Loan Documents and the Specified Hedge Agreements as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

DEFINITIONS

          Definitions. Capitalized terms used herein (including the recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

     "Indebtedness" means all obligations and liabilities of every nature of Mortgagor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents, any Letter of Credit (as defined in the Credit Agreement) and any Specified Hedge Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case, together with all extensions or renewals thereof, whether for principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to Mortgagor, would accrue on such obligations, whether or not a claim is allowed against Mortgagor for such interest in the related bankruptcy proceeding), payments for early termination of Specified Hedge Agreements, reimbursement obligations fees, expenses, indemnities, costs or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by the Mortgagor pursuant to the terms of any of the foregoing agreements), whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Mortgagor or any Secured Party as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Mortgagor now or hereafter existing under this Mortgage. The Credit Agreement contains a revolving credit facility which permits Mortgagor to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Mortgagee or Lenders, all upon satisfaction of certain conditions stated in the Credit Agreement. This Mortgage secures all advances and re-advances under the revolving credit feature of the Credit Agreement.

     "Mortgaged Property" means all of Mortgagor's interest in the real property described in Exhibit A, together with any greater estate therein as hereafter may be acquired by Mortgagor (the "Land"); all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the "Improvements"); all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the "Fixtures"); all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the "Leases"); all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the "Rents"), all other agreements, such as construction contracts, architects' agreements, engineers' contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the "Property Agreements"); all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; all property tax refunds (the "Tax Refunds"); all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the "Proceeds"); all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the "Insurance"); and all of Mortgagor's right, title and interest in and to any awards, damages, remunerations, reimburse-ments, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements or Fixtures (the "Condemnation Awards"). As used in this Mortgage, the term "Mortgaged Property" shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

     "Obligations" means all of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement, this Mortgage, any other Loan Documents, any Letter of Credit or any of the Specified Hedge Agreements or any other document made, delivered or given in connection with any of the foregoing.

     "UCC" means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

     "Secured Parties" shall have the meaning ascribed thereto in the Credit Agreement.

          Interpretation. References to "Sections" shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.2 (other than subsection (a) thereof) of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

GRANT

     To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Liens permitted to exist on the Mortgaged Property by the Credit Agreement (such Liens, the "Permitted Liens"), TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

WARRANTIES, REPRESENTATIONS AND COVENANTS

          Title. Mortgagor represents and warrants to Mortgagee that (i) Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens, and (ii) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property, subject to Permitted Liens.

          First Lien Status. Subject to Permitted Liens, Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Credit Documents. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (i) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (ii) at Mortgagor's election, pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in good faith by appropriate proceedings, cause reserves in conformity with GAAP with respect thereto to have been provided on the books of Mortgagor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of the Mortgaged Property.

          Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Loan Documents and shall perform the Obligations in full when they are required to be performed as required under the Loan Documents.

          Replacement of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee and subject to the Loan of the Credit Agreement, permit any of the Fixtures to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the liens and security interests of this Mortgage and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee.

          Inspection. Mortgagor shall permit Mortgagee, and Mortgagee's agents, representatives and employees, upon reasonable prior notice to Mortgagor, and subject to the provisions of the Credit Agreement, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon.

          Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, "Mortgagor" shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Loan Document party thereto are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

          Condemnation Awards and Insurance Proceeds. Mortgagor (i) assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement, (ii) assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, (iii) authorizes Mortgagee to collect and re-ceive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly.

          Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or
(ii) subjecting Mortgagee or any of the Secured Parties to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Indebtedness or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Indebtedness, or to reduce the amount of any payments receivable hereunder, that, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Secured Parties additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Secured Parties for payment of the lawful and non-usurious portion thereof.

          Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Secured Party pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Loan Documents, and (ii) execute and cause to be filed any form required to be executed and filed in connection therewith.

          Reduction Of Secured Amount. In the event that the amount secured by this Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

DEFAULT AND FORECLOSURE

          Remedies. If an Event of Default exists, Mortgagee may at Mortgagee's election, exercise any or all of the following rights, remedies and recourses (which are in addition to all rights and remedies available under the Credit Agreement and the Guarantee and Collateral Agreement): (i) declare the Indebtedness to be immediately due and payable, pursuant to and in accordance with the Credit Agreement without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (ii) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon; (iii) if Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee's prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (iv) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; and (v) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days' prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee maybe a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee may credit the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived and Mortgagee may make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

          Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

          Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (i) shall be cumulated and concurrent, (ii) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (iii) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (iv) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

          Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

          Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, all notices of any Event of Default or of Mortgagee's election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and any right to a marshalling of assets or a sale in inverse order of alienation.

          Discontinuance of Proceedings. If Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

          Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the actual out of pocket costs and expenses of taking possession of the Mortgaged Property and of holding, using leasing, repairing, improving and selling the same, including, without limitation receiver's fees and expenses, including the repayment of the amounts evidenced by any receiver's certificates, court costs, reasonable attorneys' and accountants' fees and expenses, and costs of advertisement; and second, as provided in Section 6.7 of the Guarantee and Collateral Agreement.

          Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

          Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee under this Section, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all reasonable out of pocket expenses (including reasonable attorneys' fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

          No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under
Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

          Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

ASSIGNMENT OF RENTS AND LEASES

          Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to otherwise use the same. The foregoing license is granted sub-ject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).

          Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law and subject to Permitted Liens, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee's interest in the Rents shall be deemed to be fully perfected, "choate" and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the "Bankruptcy Code"), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

          Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (i) this Mortgage shall constitute a "security agreement" for purposes of Section 552(b) of the Bankruptcy Code, (ii) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (iii) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

          No Merger of Estates. So long as any part of the Indebtedness or the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

SECURITY AGREEMENT

          Security Interest. This Mortgage constitutes a "security agreement" on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds,

Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

          Financing Statements. Mortgagor shall execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee's security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor's chief executive office is at the address set forth in the first paragraph of this Mortgage.

          Fixture Filing. This Mortgage shall also constitute a "fixture filing" for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

ATTORNEY-IN-FACT

     Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (i) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee's interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (ii) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Fixtures, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (iii) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee's security interests and rights in or to any of the Mortgaged Property and (iv) while any Event of Default exists, to perform any obligation of Mortgagor hereunder, provided, (a) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (b) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (c) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (d) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

MORTGAGEE AS AGENT

     Mortgagee has been appointed to act as Mortgagee hereunder by the Secured Parties. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this

Mortgage, the Credit Agreement and the Guarantee and Collateral Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Secured Parties in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage; removal of Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Mortgage; and appointment of a successor Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Mortgage. Upon the acceptance of any appointment as Administrative Agent under the terms of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee under this Mortgage shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and
(ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Administrative Agent's resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

LOCAL LAW PROVISIONS

          Maximum Principal Sum. The parties hereto intend that this Mortgage shall secure unpaid balances of the indebtedness secured hereby whether incurred by Mortgagor at the date hereof or after this Mortgage is delivered for recordation in the official records of the county in which the Mortgaged Property is located. The maximum principal amount of indebtedness which is or under any contingency may be secured at the date of execution hereof or at any time thereafter by this Mortgage is $647,000.

          Trust Fund for Advances. In compliance with Section 13 of the Lien Law of the State of New York, the Mortgagor will receive the advances secured by this Mortgage and will hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of the building(s) and other improvements located on the Mortgaged Property before using any part of the total of the same for any other purpose. Mortgagor will indemnify and hold Mortgagee harmless against any loss, liability, cost or expense, including any judgments, attor-neys' fees, costs of appeal bonds or printing costs, arising out of or relating to any proceedings instituted by any claimant alleging a violation by the Mortgagor of Article 3-A of the New York Lien Law.

          New York Real Property Law Article 4-A. If this Mortgage shall be deemed to constitute a "mortgage investment" as defined by New York Real Property Law (S) 125, then this Mortgage shall and hereby does (i) confer upon the Mortgagee the powers and (ii) impose upon the Mortgagee the duties of trustees set forth in New York Real Property Law (S)126.

          Statement in Accordance with Section 253.1a(a) of the New York Tax Law. This Mortgage does not cover real property principally improved or to be improved by one or more structures containing in the aggregate not more than six
(6) residential dwelling units, each having separate cooking facilities.

          Statement in Accordance with Section 274-a of the New York Real Property Law. The Mortgagee shall, within fifteen (15) days after written request, provide the Mortgagor with the statement required by Section 274-a of the New York Real Property Law.

          Section 291-f of New York Real Property Law. Mortgagee shall have all of the rights set forth in Section 291-f of the Real Property Law of New York. For purposes of Section 291-f of the New York Real Property Law, all existing tenants and every tenant or subtenant who after the recording of this Mortgage, enters into a Lease upon the premises of any of the Mortgaged Property or who acquires by instrument of assignment or by operation of law a leasehold estate upon the Mortgaged Property is hereby notified that Mortgagor shall not, without obtaining Mortgagee's prior consent in each instance, cancel, abridge or otherwise modify any Leases or accept prepayments for more than thirty (30) days of installments of rent to become due with respect to any Lease thereof having an unexpired term on the date of this Mortgage of five (5) years or more, except as expressly permitted under this Mortgage or the Assignment, and that any such cancellation, abridgement, modification or prepayment made by any such tenant or subtenant without either being expressly permitted under this Mortgage or receiving Mortgagee's prior consent shall be voidable by Mortgagee at its option.

          Sections 254, 271, 272 and 291-f of New York Real Property Law. All covenants of the Mortgagor herein contained shall be construed as affording to Mortgagee rights additional to and not exclusive of the rights conferred under the provisions of Sections 254, 271, 272 and 291-f of the Real Property Law of New York.

          Real Property Law. The provisions hereof shall be construed according to subdivision 4 of Section 254 of the New York Real Property Law as amended by Chapter 886 of the Laws of 1945 but not as amended by Chapter 830 of the Laws of 1965 or as otherwise thereafter amended.

          RPAPL. If an Event of Default shall occur and be continuing, Mortgagee may elect to sell (and, in the case of any default of any purchaser, resell) the Mortgaged Property or any part thereof by exercise of the power of foreclosure or of sale granted to Mortgagee by Arti-cles 13 or 14 of the New York Real Property Actions and Proceedings Law (the "RPAPL"). In such case. Mortgagee may commence a civil action to foreclose this Mortgage pursuant to Article 13 of the RPAPL, or it may proceed and sell the Mortgaged Property pursuant to Article 14 of the RPAPL to satisfy all amounts secured hereby.

MISCELLANEOUS

     Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.2 of the Credit Agreement. No failure or delay on the part of Mortgagee in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Subject to the provisions of the Credit Agreement, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. Upon payment in full of the Indebtedness and performance in full of the Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable), Mortgagee, at Mortgagor's expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

     THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF

NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

     IN WITNESS WHEREOF, the undersigned, by its duly elected officer and pursuant to proper has duly executed, sealed, acknowledged and delivered this instrument as of the day and year first above written.

                                         MORTGAGOR:
                                         MUZAK LLC, a Delaware limited liability
                                         company

                                         By:____________________________________
                                            Name:
                                            Title:

STATE OF NEW YORK  )
                   ) ss.
COUNTY OF NEW YORK )

         On the ___ day of May in the year 2003 before me, the undersigned, a notary public in and for said state, personally appeared ___________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                             ___________________________________
                                                Notary Public

Notary Seal                                  My commission expires:

                                    Exhibit A

PARCEL A

         ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Amherst, County of Erie and State of New York, being part of Lot No. 39, Township 11, Range 7 of the Holland Land Company's Survey and according to map filed in the Erie County Clerk's Office under Cover No. 1279, is known as Subdivision Lot No. 226.

PARCEL B

         ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Amherst, County of Erie and State of New York, being part of Lot No. 39, Township 11, Range 7 of the Holland Land Company's Survey and according to Map filed in the Erie County Clerk's Office under Cover No. 1279 is known as Subdivision Lot No. 139, the easterly 16 feet of Subdivision Lot No. 138 and the easterly 54 feet of the southerly 25 feet of Subdivision Lot No. 140, being 54 feet of the southerly 25 feet of Subdivision Lot No. 140, being 54 feet front and rear by 125.19 feet in depth, situate on the north side of Saratoga Road, commencing 100 feet east of Darwin Drive.

PARCEL C

         ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Amherst, County of Erie and State of New York, being part of Lot No. 39, Township 11, Range 7 of the Holland Land Company's Survey, bounded and described as follows:

         Beginning at a point in an easterly line of Subdivision Lot No. 140 as shown on a Subdivision Map of "Audubon Terrace South" filed in the Erie County Clerk's Office under Cover No. 1279, which point is 25 feet north of the southeast comer of said Subdivision Lot No. 140 and which point is also the westerly line of Subdivision Lot No. 226 as shown on said map; thence northerly along the said easterly line of Subdivision Lot No. 140 a distance of 15.0 feet to the southerly line of Subdivision Lot No. 225 as shown on said Map; thence westerly along the southerly line of said Subdivision Lot No. 225 a distance of
19.0 feet to the southwest comer of said Subdivision Lot No. 225, which point is also an easterly corner of said Subdivision Lot No. 140, being a point in an easterly line of said Subdivision Lot No. 140; thence southerly along the extension of said easterly line a distance of 15.0 feet to a point in a north line of lands conveyed to Comcast Sound Communications, Inc. by deed recorded in Liber 9474 of Deeds at page 64; thence easterly along said north line a distance of 19.0 feet to the point of beginning.

         TOGETHER with easements set forth in instrument recorded in Liber 6667 of Deeds at page 267 and in Liber 6276 of Deeds at page 437.

                                                                       EXHIBIT E

                                    [FORM OF]
                            ASSIGNMENT AND ASSUMPTION

         Reference is hereby made to the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

         1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Revolving Commitment of the Assignor on the Assignment Date and the Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.6 of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

         2. This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section
3.10 of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit

Agreement, an administrative questionnaire pursuant to Section 10.6(b)(ii)(C) of the Credit Agreement and (iii) a processing and recordation fee equal to $3,500; provided that in connection with assignments from a Lender to another Lender or an affiliate of a Lender, the processing and recordation fee shall be $1,500.

         3. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to conflict of laws principles thereof.

Date of Assignment:                [                    ]

Legal Name of Assignor:            [                    ]

Legal Name of Assignee:            [                    ]

Assignee's Address for Notices:

Assignment Date:  ______________, 2003

                                                      Percentage Assigned of
                                                      aggregate Commitments (set
                                                      forth, to at least 8
                                                      decimals, as a percentage
                                                      of the aggregate
                                  Principal           Revolving Commitments
                                  Amount              of all Lenders
                                  Assigned            thereunder)
-----------                       -----------------   --------------------------

Revolving Commitment Assigned:    $                               %

Revolving Loans:

         4. This Assignment and Assumption shall become effective when counterparts hereof have been executed on behalf of each of the parties required pursuant to Section 10.6 of the Credit Agreement.

                            [signature page follows]

The terms set forth above and on the reverse side hereof are hereby agreed to:

[                             ],
as Assignor

By:___________________________
   Name:
   Title:


[                             ],
as Assignee

By:___________________________
   Name:
   Title:


Accepted:*

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent

By:___________________________
   Name:
   Title:


[ISSUING LENDER],
as Issuing Lender

By:___________________________
   Name:
   Title:

MUZAK LLC,
as Borrower


By:___________________________
   Name:
   Title:

______________________________
* To be completed only if Administrative Agent, Issuing Lender and/or Borrower consents are required under Section 10.6 of the Credit Agreement.

                        [LETTERHEAD OF KIRKLAND & ELLIS]


                                                                     EXHIBIT F-1


                                    [FORM OF]
                           OPINION OF KIRKLAND & ELLIS

May 20, 2003
Page 9

The financial institutions named on
Schedule H attached hereto

and

Bear Stearns Corporate Lending Inc.,
as Administrative Agent for the Lenders

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special legal counsel to Muzak LLC, a Delaware limited liability company ("Borrower"), Muzak Holdings LLC, a Delaware limited liability company ("Holdings") and each Subsidiary Guarantor (collectively, the "Subsidiary Guarantors" and, together with the Borrower and Holdings, collectively, the "Credit Parties" and each a "Credit Party"), in response to the requirement in Section 5.1(h)(i) of the Credit Agreement, dated as of May 20, 2003, by and among Borrower, Holdings, the banks and other financial institutions party thereto (the "Lenders"), Bear, Stearns & Co., Inc. as joint lead arranger and joint bookrunner, and Lehman Brothers Inc., as joint lead arranger and joint bookrunner (the "Joint Lead Arrangers"), Lehman Commercial Paper Inc. and Fleet National Bank, as co-syndication agents (the "Syndication Agent"), General Electric Capital Corporation, as documentation agent (the "Documentation Agent") and Bear Stearns Corporate Lending Inc., as administrative agent (the "Administrative Agent") (the "Credit Agreement"). The Administrative Agent, the Documentation Agent, the Syndication Agent, the Joint Lead Arrangers and the Lenders are herein collectively referred to as "you." The term "Delaware Parties" whenever it is used in this letter means collectively the Borrower, Holdings, BI Acquisition, LLC, a Delaware limited liability company ("BI Acquisition"), Muzak Capital Corporation, a Delaware corporation ("Capital Corp."), Music Incorporated, a Delaware corporation ("Music Inc.") and Vortex Sound Communications Company, Inc., a Delaware corporation ("Vortex Sound"), and each of the Borrower,

                                KIRKLAND & ELLIS

May 20, 2003
Page 6

Holdings, BI Acquisition, Capital Corp., Music Inc. and Vortex Sound may hereinafter be referred to as a "Delaware Party." Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

         We have reviewed executed counterparts of the Credit Agreement and each of the other documents and instruments identified on Schedule E (the "Collateral Documents"), each in the form executed and delivered on this date. For purposes of this letter, the Credit Agreement, the Notes and the Collateral Documents, each in the form reviewed by us for purposes of this letter, are referred to herein, collectively, as the "Transaction Documents." We have also reviewed the unfiled Uniform Commercial Code financing statements (form UCC-1) delivered on the date of this letter by a representative of each respective Delaware Party naming such Delaware Party, as debtor, and Bear Stearns Corporate Lending Inc., as Administrative Agent, as secured party, copies of which are attached hereto as Annex A, to be filed in the office of the Secretary of State of the State of Delaware (such filing office, the "Delaware Filing Office" and such financing statements, the "Delaware Financing Statements").

         Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, we advise you, and with respect to each legal issue addressed in this letter, it is our opinion, that:

                1. Borrower, Holdings and BI Acquisition are limited liability companies existing and in good standing under the Limited Liability Company Act of the State of Delaware, and Capital Corp., Music Inc. and Vortex Sound are Delaware corporations existing and in good standing under the General Corporation Law of the State of Delaware. For purposes of the foregoing opinions in this paragraph, we have relied exclusively upon the certificates issued by the governmental authorities of the State of Delaware, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

                2. Each Delaware Party has the limited liability company or corporate power, as applicable, to execute and deliver each of the Transaction Documents to which it is a party, to perform its obligations under each of the Transaction Documents to which it is a party and to deliver the Delaware Financing Statements on which it is named the debtor.

                3. The board of directors or the board of managers, as applicable, of each Delaware Party has adopted by requisite vote the resolutions necessary to authorize such Delaware Party's execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations under each of the Transaction Documents to

                                KIRKLAND & ELLIS

May 20, 2003
Page 7

         which it is a party and the delivery of the Delaware Financing Statements on which it is named the debtor.

                4. Each Delaware Party has duly executed and delivered the Transaction Documents to which it is a party and delivered the Delaware Financing Statements on which it is named debtor.

                5. Each of the Transaction Documents (other than the Mortgages as to which we express no opinion) executed by any Credit Party is a valid and binding obligation of each Credit Party that is a party thereto and enforceable against such Credit Party in accordance with its terms.

                6. The execution and delivery by each Credit Party of the Transaction Documents to which it is a party and the performance on the date hereof of its respective obligations under the Transaction Documents to which it is a party, will not (a) in the case of any Delaware Party, violate any provisions of such Delaware Party's articles or certificate of incorporation or formation or bylaws or limited liability company agreement, as applicable, or (b) constitute a violation by such Credit Party of any applicable provision of existing State of New York or United States statutory law or governmental regulation applicable to any Credit Party covered by this letter, (c) result in the creation or imposition of any lien, charge or encumbrance on the property of any such Credit Party (except in favor of the Administrative Agent for the benefit of the Secured Parties) or (d) violate any existing order, writ, injunction or decree applicable to any Credit Party of which we are aware of any court or governmental instrumentality.

                7. No Credit Party is presently required to obtain any material consent, approval, permit, authorization or order of, or make any filings or registrations with, or give notice to, any United States federal or State of New York court, governmental body, authority or agency in order to obtain the right to (a) execute and deliver the Transaction Documents to which it is a party and (b) to perform its obligations under the Transaction Documents to which it is a party, except for: (i) such material consents, approvals, permits, authorizations, orders, filings or registrations as have been obtained or made prior to the date hereof, (ii) filings necessary to perfect liens and security interests granted under the Transaction Documents and to release liens existing prior to the date hereof, (iii) actions or filings required in connection with ordinary course conduct of its business and ownership or operation of its assets or (iv) actions and filings required under any of the laws, regulations or governmental requirements set forth on Schedule C hereto (as to which we express no opinion).

                                KIRKLAND & ELLIS

May 20, 2003
Page 8


                  8. With respect to each Credit Party, the Guarantee and Collateral Agreement creates valid security interests in favor of the Administrative Agent in such Credit Party's collateral therein with respect to which such Credit Party has rights (the "Collateral") and which constitutes property in which a security interest can be granted under Article 9 of the Uniform Commercial Code as enacted in the State of New York (the "New York UCC"). Such Collateral is referred to herein as the "Code Collateral."

                  9. Under the New York UCC, the perfection of the Administrative Agent's security interests in the Code Collateral (i) will, as a general matter and except as otherwise provided in Sections 9-301 through 9-307 of the New York UCC, be governed by the local law of the jurisdiction in which the applicable grantor is located (which in the case of (A) a registered organization (as defined in the New York UCC) such as a corporation or a limited liability company that is organized under the laws of a State (as defined in the New York UCC) is the State under whose laws such registered organization is organized, or (B) an organization that is not a registered organization, at its place of business if it has only one place of business or at its chief executive office if it has more than one place of business, (ii) will, in the case of a possessory security interest, generally be governed by the local law of the jurisdiction in which the collateral is located,
         (iii) which constitutes certificated securities will be governed by the local law of the jurisdiction in which the security certificates are located (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located) as specified in Section 9-305(a)(1) of the New York UCC, (iv) which constitutes uncertificated securities will be governed by the local law of the issuer's jurisdiction as specified in Section 8-110(d) of the New York UCC pursuant to Section 9-305(a)(2) of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located), (v) which constitutes a security entitlement or a securities account will be governed by the local law of the securities intermediary's jurisdiction as specified in Section 8-110(e) of the New York UCC pursuant to
         Section 9-305(a)(3) of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located), (vi) which constitutes goods covered by a certificate of title will be governed by the local law of the jurisdiction under whose certificate of title the goods are covered as specified in Section 9-303 of the New York UCC, (vii) which constitutes deposit accounts will be governed by the local law of the depositary bank's jurisdiction as specified in Section 9-304 of the New York UCC, (viii) which constitutes letter-of-credit rights will generally be governed by the local law of the issuer's or nominated person's jurisdiction as specified in Section 9-306 of the New York UCC, and (ix) which constitutes other cate-

                                KIRKLAND & ELLIS

May 20, 2003
Page 9


         gories will be governed by the laws of the jurisdiction or jurisdictions specified in Sections 9-301 through 9-307 of the New York UCC.

                  10. Under the principles described in the preceding subparagraph (a)(i) and, with respect to perfection by filing, in the preceding subparagraph (a)(iii), (a)(iv) and (a)(v) of this paragraph 9, the perfection of the Administrative Agent's security interests in certain of the Code Collateral (the "Filing Code Collateral") is governed by the laws of the jurisdiction of organization of the relevant Credit Party as set forth on Schedule F attached hereto. We have reviewed the provisions of the Uniform Commercial Code as in effect on the date hereof in the State of Delaware as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through April 22, 2003 (the "Guide"). Based solely on such review, we advise you (but express no opinion) that when the Delaware Financing Statements naming the applicable Delaware Party as debtor are duly filed in the Delaware Filing Office, then with respect to each Delaware Party, security interests granted to the Administrative Agent under the Collateral Documents in the Filing Code Collateral of such Delaware Party will be perfected to the extent both (i) such Filing Code Collateral is also described in such Delaware Financing Statements (which description for purposes of such Delaware Financing Statements may be a generic description such as "all assets" or "all personal property" if such generic description is in fact an accurate description of the Collateral described in the Collateral Documents or the use of such generic description for purposes of the Delaware Financing Statements is specifically authorized by the debtor in the Collateral Documents) and (ii) such security interest can be perfected by the filing of Uniform Commercial Code financing statements in such jurisdictions.

                  11. Assuming (in addition to all other assumptions upon which this letter is based) that the Administrative Agent has taken and is retaining possession in the State of New York of the certificates representing the securities which are certificated and pledged pursuant to the Collateral Documents as identified on Schedule G attached hereto (the "Pledged Securities"), duly endorsed to the Administrative Agent or in blank, the security interest in favor of the Administrative Agent in such Pledged Securities is perfected under the New York UCC; and assuming further (in addition to all other assumptions upon which this letter is based) that the Administrative Agent has taken possession of such Pledged Securities and such accompanying endorsements without notice (actual or constructive), at or prior to the time of the delivery of such Pledged Securities and endorsements to the Administrative Agent, of any adverse claim within the meaning of Section

                                KIRKLAND & ELLIS

May 20, 2003
Page 10


         8-102(a)(1) of the New York UCC, the Administrative Agent has acquired its security interest in such pledged securities free of any such adverse claims.

                  12. To the best of our actual knowledge, no legal or governmental proceedings are pending or overtly threatened to which any Credit Party is a party or to which its property or assets is subject that seeks to restrain, enjoin or prevent the consummation on the date of this letter of any of the transactions contemplated by the Transaction Documents.

                  13. We do not have actual knowledge that any provision in any Court Order would be breached or otherwise violated by any Credit Party's execution or delivery of the Transaction Documents to which it is a party or by any Credit Party's performance of any of its respective obligations in such Transaction Documents. For purposes of this letter, the term "Court Order" means a court or administrative order, writ, judgment or decree that names a Credit Party and is specifically directed to such Credit Party or its property. For purposes of this letter, our Designated Transaction Lawyers (as defined below) have not undertaken any investigation to identify Court Orders to which any Credit Party may be subject or reviewed any Court Orders about the existence of which they may have actual knowledge.

                  14. The payment of interest by the Borrower on indebtedness required pursuant to the terms of Notes under the Credit Agreement in the manner set forth in the Credit Agreement will not be limited under applicable usury laws of the State of New York in force on the date hereof; provided however that we express no opinion as to the laws of any other jurisdiction insofar as the same limits rates of interest which may be charged or collected under the Notes other than with respect to the State of New York.

                  15. None of the Credit Parties is (a) an "investment company" within the meaning of the Investment Company Act of 1940, as amended or
         (b) a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Assuming application of the proceeds of the Loans as contemplated by the Credit Agreement and that none of such proceeds will be used for the purpose of purchasing or carrying "margin securities" (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System), the borrowings by the Borrower on the date of this letter under the Credit Agreement will not, in and of themselves, result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System.

                                KIRKLAND & ELLIS

May 20, 2003
Page 11


         Each opinion in this letter is subject to the General Qualifications that are recited in Schedule A to this letter to the extent relevant to that opinion. In preparing this letter, we have relied without any independent verification (except as expressly set forth herein) upon the assumptions recited in Schedule B to this letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented in the Credit Agreement and the other Transaction Documents to be true; (iii) factual information provided to us in a support certificate executed by each Credit Party; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have examined the originals or copies certified to our satisfaction, of such other corporate and limited liability company records of the Credit Parties as we deem necessary for or relevant to this letter, certificates of public officials and other officers of the Credit Parties and we have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

         While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied to us in connection with the preparation of this letter is wrong. The terms "knowledge," "actual knowledge" or "aware" whenever used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis lawyers who have had significant involvement with the negotiation or preparation of the Transaction Documents (herein called "our Designated Transaction Lawyers"): John L. Kuehn, Lisa M. Anastos and Jason A. Gottlieb.

         Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York or the federal law of the United States which, in each case, is in our experience normally applicable to general business organizations not engaged in regulated business activities and to transactions of the type contemplated between the Credit Parties, on the one hand, and you, on the other hand, in the Transaction Documents on the date hereof (but without our having made any special investigation as to any other laws), except that (i) our advice in opinion paragraphs 1 through 3 and 6(a) is based on the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, (ii) our advice in opinion paragraph 9(b) with respect to the laws of the State of Delaware is based exclusively on our review of the Guide (without regard to judicial interpretation thereof or regulations

                                KIRKLAND & ELLIS

May 20, 2003
Page 12


promulgated thereunder) and on the assumption that such statutory provisions are given the same interpretation and application in such state as the corresponding provisions of the New York UCC are given in the State of New York and (iii) we express no opinion or advice as to any law (a) to which the Credit Parties may be subject as a result of your legal or regulatory status, your sale or transfer of any Loans or other Obligations or interests therein or your involvement in the transactions contemplated by the Transaction Documents or (b) identified on Schedule C. With respect to our opinions based on the general business corporate and limited liability company statutes of the State of Delaware, we advise you that we do not practice law under such states, and, with your permission, we have rendered such opinions based exclusively on our review of the statutory provisions of such statutes as published by Aspen Law & Business, as supplemented through October 15, 2002, without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof. For purposes of each opinion in paragraph 1, we have relied exclusively upon certificates issued by a governmental authority in each relevant jurisdiction and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates. Further, we express no opinion or advice as to any law to which any Credit Party may be subject as a result of your legal or regulatory status, your sale or transfer of any Loans or other obligations incurred under the Credit Agreement or interests therein or your (as opposed to any other lender's) involvement in the transactions contemplated by the Transaction Documents. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Credit Agreement or any of the other Transaction Documents of any type identified in Schedule D. Provisions in the Transaction Documents which are not excluded by Schedule D or any other part of this letter or its attachments are called the "Relevant Agreement Terms."

         Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. It is possible that some Relevant Agreement Terms contained in the Transaction Documents may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion pre-

                                KIRKLAND & ELLIS

May 20, 2003
Page 13


vent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms contained in the Transaction Documents.

         This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

         You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the initial paragraph of this letter in response to which it has been delivered. Without our written consent: (i) subject to the immediately succeeding sentence, no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and
(iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, financial institutions who are or who subsequently become a Lender in accordance with the terms of the Credit Agreement may be provided with a copy of, and rely on, this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

                                   Sincerely,


                                   Kirkland & Ellis

                                   Schedule A

                             General Qualifications

All of our opinions ("our opinions") in the letter to which this Schedule is attached ("our letter") are subject to each of the qualifications set forth in this Schedule.

BANKRUPTCY AND INSOLVENCY EXCEPTION. EACH OF OUR OPINIONS IN OUR LETTER AS TO
     THE VALIDITY, BINDING EFFECT OR ENFORCEABILITY OF ANY TRANSACTION DOCUMENT OR TO THE AVAILABILITY OF INJUNCTIVE RELIEF AND OTHER EQUITABLE REMEDIES (THE "SPECIFIED OPINIONS") IS SUBJECT TO THE EFFECT OF BANKRUPTCY, INSOLVENCY, REORGANIZATION, RECEIVERSHIP, MORATORIUM AND OTHER SIMILAR LAWS RELATING TO OR AFFECTING CREDITOR'S RIGHTS. THIS EXCEPTION INCLUDES:

     the federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

     all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

     state fraudulent transfer and conveyance laws; and

     judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

EQUITABLE PRINCIPLES LIMITATION. EACH SPECIFIED OPINION IS SUBJECT TO THE EFFECT
     OF GENERAL PRINCIPLES OF EQUITY, WHETHER APPLIED BY A COURT OF LAW OR EQUITY. THIS LIMITATION INCLUDES PRINCIPLES:

     governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

     affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

     requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

     requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

     requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

     requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

     affordingdefenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

OTHER COMMON QUALIFICATIONS. EACH OF THE SPECIFIED OPINIONS IS SUBJECT TO THE
     EFFECT OF RULES OF LAW THAT:

     limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

     provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

     limit the availability of a remedy under certain circumstances where another remedy has been elected;

     provide a time limitation after which a remedy may not be enforced;

     limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

     relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

     limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, bad faith, recklessness, willful misconduct, unlawful conduct, or violation of public policy, for strict product liability, for liabilities arising under any securities laws, or for litigation against another party determined adversely to such party;

     may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

     govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

     may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

     may, in the absence of a waiver or consent by the guarantor, render guarantees or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Transaction Documents evidencing or relating to the guaranteed obligation (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Credit Parties which is substantially and materially different from that presently contemplated by the Transaction Documents or (ii) impair the guarantor's recourse against the primary obligor; and

     limit the eforceability of requirements in the Transaction Documents that provisions therein may only be waived or amended in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision.

REFERENCED PROVISION QUALIFICATION. EACH OPINION REGARDING THE VALIDITY, BINDING
     EFFECT OR ENFORCEABILITY OF A PROVISION (THE "FIRST PROVISION") IN ANY OF THE TRANSACTION DOCUMENTS REQUIRING ANY CREDIT PARTY TO PERFORM ITS OBLIGATIONS UNDER, OR TO CAUSE ANY OTHER PERSON TO PERFORM ITS OBLIGATIONS UNDER, ANY OTHER PROVISION (A "SECOND PROVISION") OF ANY TRANSACTION DOCUMENT, OR STATING THAT ANY ACTION WILL BE TAKEN AS PROVIDED IN OR IN ACCORDANCE WITH ANY SECOND PROVISION, ARE SUBJECT TO THE SAME QUALIFICATIONS AS THE CORRESPONDING OPINION IN THIS LETTER RELATING TO THE VALIDITY, BINDING EFFECT AND ENFORCEABILITY OF SUCH SECOND PROVISION. REQUIREMENTS IN THE TRANSACTION DOCUMENTS THAT PROVISIONS THEREIN MAY ONLY BE WAIVED OR AMENDED IN WRITING MAY NOT BE ENFORCEABLE TO THE EXTENT THAT AN ORAL AGREEMENT OR AN IMPLIED AGREEMENT BY TRADE PRACTICE OR COURSE OF CONDUCT HAS BEEN CREATED MODIFYING ANY SUCH PROVISION.

COLLATERAL QUALIFICATIONS. THE OPINIONS AND ADVICE CONTAINED IN OPINION
     PARAGRAPHS 8, 9 AND 10 IN OUR LETTER ARE SUBJECT TO THE FOLLOWING ADVICE (TERMS USED HEREIN WHICH ARE DEFINED IN THE NEW YORK UCC OR ANY OTHER APPLICABLE UNIFORM COMMERCIAL CODE HAVING THE SAME MEANINGS FOR PURPOSES HEREOF GIVEN TO THEM THEREIN):

     We express no opinion regarding the creation, attachment, perfection, effect of perfection or enforceability of any security interest created under Section 3(q) of the Guarantee and Collateral Agreement;

     certain rights of debtors and obligors and duties of secured parties referred to in Sections 1-102(3) and 9-602 of the New York UCC (and the corresponding sections of any other applicable Uniform Commercial
           Code) may not be waived, released, varied or disclaimed by agreement prior to a default and our opinions regarding any such waivers, releases, variations and disclaimers are limited accordingly;

     our opinions regarding the creation and perfection of security interests are subject to the effect of (i) the limitations on the existence and perfection of security interests in proceeds resulting from the operation of Section 9-315 of any applicable Uniform Commercial Code;
           (ii) the limitations in favor of buyers, licensees and lessees imposed by Sections 9-320, 9-321 and 9-323 of any applicable Uniform Commercial Code; (iii) the limitations with respect to securities imposed by Section 9-331 and Section 8-303 of any applicable Uniform Commercial Code; (iv) other rights of persons in possession of money, instruments and proceeds constituting certificated or uncertificated securities; and (v) Section 547 of the Bankruptcy Code with respect to preferential transfers and Section 552 of the Bankruptcy Code with respect to any Collateral acquired by any Credit Party subsequent to the commencement of a case against or by any Credit Party under the Bankruptcy Code;

     Article 9 of each applicable Uniform Commercial Code requires the filing of continuation statements within specified periods in order to maintain the effectiveness of the filings referred to in our letter;

     additional filings or actions may be necessary if any Credit Party changes its name, identity or corporate or organizational structure or the jurisdiction in which it is organized or in which any Collateral referred to in opinion paragraph 10 is located;

     we express no opinion regarding the perfection of any lien or security interest in any property (whether real, personal or mixed, and whether such perfection be accomplished or purport to be accomplished by filing, by possession, by control or otherwise), except as specifically set forth in our letter or regarding the continued perfection of any possessory security interest in any Collateral (or other security interest the perfection of which depends upon the location of such Collateral) upon or following the removal of such Collateral to another jurisdiction; we express no opinion regarding the perfection of any security interests in deposit accounts, money or letter of credit rights or regarding the perfection of any possessory security interests in Collateral in possession of a person other than the secured party; we express no opinion with respect to the perfection by filing of any security interests and with respect to Collateral as to which the filing of a Financing Statement has not been authorized by the debtor either in an authenticated record pursuant to Section 9-509(a) or pursuant to Section 9-509(b) or (c) of the applicable Uniform Commercial Code; and except as expressly set forth in opinion paragraph 10 (regarding certain security interests being acquired free of adverse claims), we express no opinion regarding the priority of any lien or security interest;

     the assignment of or creation of a security interest in any contract,lease, license, permit or other general intangible or account, chattel paper or promissory note may require the approval of the issuer thereof or the other parties thereto, except to the extent that restrictions on the creation attachment, perfection or enforcement of a security interest therein are unenforceable under Sections 9-406 and 9-408 of the New York UCC;

     we express no opinion with respect to any self-help remedies with respect to Collateral to the extent they vary from those available under the New York UCC or other applicable Uniform Commercial Code or with respect to any remedies otherwise inconsistent with the New York UCC (to the extent that the New York UCC is applicable thereto) or other applicable law (including, without limitation, any other applicable Uniform Commercial Code);

     a substantial body of case law treats guarantors as "debtors" under the New
          York UCC, thereby according guarantors rights and remedies of debtors established by the New York UCC;

     we express no opinion as to whether a guaranty would remain enforceable if you release the primary obligor either directly or by electing a remedy which precludes you from proceeding directly against the primary obligor;

     we express no opinion with respect to (1) the creation, perfection or enforceability of agricultural liens or (2) the creation, perfection or enforceability of security interests in: property in which it is illegal or violative of governmental rules or regulations to grant a security interest (such as, for example, governmental permits and licenses); general intangibles which terminate or become terminable if a security interest is granted therein; property subject to negative pledge clauses of which you have knowledge; vehicles, ships, vessels, barges, boats, railroad cars, locomotives and other rolling stock, aircraft, aircraft engines, propellers and related parts, and other property for which a state or federal statute or treaty (including without limitation any applicable Uniform Commercial Code) provides for registration or certification of title or specifies a place of filing different from that specified in Section 9-501 of any applicable Uniform Commercial Code; commercial tort claims; crops, farm products, equipment used in farming operations and accounts or general intangibles arising from or relating to the sale of farm products by a farmer; timber to be cut; fixtures; "as-extracted collateral" (including without limitation oil, gas or other minerals and accounts arising out of the sale at the wellhead or minehead of oil, gas or other minerals); consumer goods; property identified to a contract with, or in the possession of, the United States of America or any state, county, city, municipality or other governmental body or agency; goods for which a negotiable document of title has been issued; and copyrights, patents and trade-marks, other intellectual property rights, service marks, know-how, processes, trade secrets, undocumented computer software, unrecorded and unwritten data and information, and rights and licenses thereunder;

     we express no opinion with respect to the enforceability of any security interest in any accounts, chattel paper, documents, instruments or general intangibles with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof;

     we express no opinion regarding the enforceability of any provision of any Transaction Document which purports to authorize you to file financing statements or other documents without the signature of the debtor under circumstances not authorized under the applicable Uniform Commercial Code;

     we express no opinion with respect to the enforceability of any provision of any Transaction Document which purports to authorize you to purchase at a private sale Collateral which is not subject to widely distributed standard price quotations or sold on a recognized market;

     we note that the remedies under the Collateral Documents with regard to the sale of any securities subject to any security interest are subject to compliance with applicable state and federal securities laws;

     we express no opinion regarding the enforceability of any pre-default waiver of notification of disposition of Collateral, mandatory disposition of Collateral, or redemption rights;

     we express no opinion regarding the enforceability of any provisions asserting that Collateral is owned by or is property of a secured party prior to such secured party's foreclosure of such Collateral in accordance with the applicable Uniform Commercial Code or, in the case of cash Collateral, the application of such cash Collateral in payment of the secured obligations;

     we express no opinion regarding any Credit Party's right in or title to its properties, including without limitation, any of the Collateral;

     we note that our opinions as to the validity, binding effect and enforceability of any Transaction Documents do not constitute opinions as to the creation, perfection effect of perfection or priority of any lien or security interest purported to be granted thereunder; opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest are given, if any at all, only in opinion paragraphs 8, 9 and 10 and are subject to the assumptions, qualifications and limitations applicable to such opinions set forth in this letter;

     we express no opinion as to the enforceability of cumulativen remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party or would violate applicable laws concerning real estate or mixed collateral foreclosures or elections of remedies (we call your attention to the fact that acceptance of collateral in full or partial satisfaction of obligations secured thereby under the New York UCC may limit or eliminate any right to seek a deficiency judgment that might otherwise be available);

     we express no opinion regarding the characterization of a transaction as one involving the creation of a lien on real property, the characterization of a contract as one in a form sufficient to create a lien or a security interest in real property, the creation, perfection, priority or enforcement of a lien on real property or matters involving ownership or title to any real property;

     we express no opinion with regard to the effectiveness, validity, or enforceability of Section 3 of the Guarantee and Collateral Agreement, nor with regard to the creation, attachment, perfection, effect of perfection or priority of any security interest, to the extent any purported grant of a security interest may be invalid, unenforceable, or unperfected because of any failure to reasonably describe the collateral as required by the applicable Uniform Commercial Code, including by reason of the use therein of a supergeneric description of the collateral;

     we note that the perfection of any security interest may be terminated as to Collateral otherwise disposed of by any Credit Party if such disposition is authorized in the Transaction Documents or otherwise by the requisite Lenders.

LENDER'S REGULATORY QUALIFICATION. WE EXPRESS NO OPINION WITH RESPECT TO, AND
     ALL OUR OPINIONS ARE SUBJECT TO, THE EFFECT OF THE COMPLIANCE OR NONCOMPLIANCE OF YOU WITH ANY STATE OR FEDERAL LAWS OR REGULATIONS APPLICABLE TO YOU BECAUSE OF YOUR LEGAL OR REGULATORY STATUS OR THE NATURE OF YOUR BUSINESS OR REQUIRING YOU TO QUALIFY TO CONDUCT BUSINESS IN ANY JURISDICTION.

USURY QUALIFICATION. WE EXPRESS NO OPINION WITH REGARD TO USURY OR OTHER LAWS
     LIMITING OR REGULATING THE MAXIMUM AMOUNT OF INTEREST THAT MAY BE CHARGED, COLLECTED, RECEIVED OR CONTRACTED FOR OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND, WITHOUT LIMITING THE FOREGOING, WE EXPRESSLY DISCLAIM ANY OPINION AS TO THE USURY OR OTHER SUCH LAWS OF ANY OTHER JURISDICTION (INCLUDING LAWS OF OTHER STATES MADE APPLICABLE THROUGH PRINCIPLES OF FEDERAL PREEMPTION OR OTHERWISE) WHICH MAY BE APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS.

TELECOMMUNICATIONS AND REGULATORY QUALIFICATION. WE NOTE FOR YOUR INFORMATION
     THAT WE ARE NOT TELECOMMUNICATIONS OR

     REGULATORY COUNSEL TO THE CREDIT PARTIES, AND WE EXPRESS NO OPINION REGARDING (AND EXPRESSLY EXCLUDE FROM ANY OPINIONS SET FORTH IN THIS LETTER THE EFFECT OF) THE COMMUNICATIONS ACT OF 1934, AS AMENDED, THE TELECOMMUNICATIONS ACT OF 1996, AS AMENDED, ALL RULES AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING STATUTES, THE RULES, REGULATIONS AND POLICIES OF THE FEDERAL COMMUNICATIONS COMMISSION AND ANY STATE REGULATORY AUTHORITY, AND ALL OTHER FEDERAL, STATE AND LOCAL LAWS, ORDERS, REGULATIONS, LICENSING REQUIREMENTS AND POLICIES RELATING TO THE OWNERSHIP, OPERATION AND PROVISION OF, OR OTHERWISE REGULATING, CABLE AND TELECOMMUNICATION SERVICES (AND INCLUDING WITHOUT LIMITATION ANY REQUIREMENT UNDER ANY SUCH FEDERAL OR STATE LAW OR REGULATION THAT ANY CREDIT PARTY OBTAIN ANY CONSENT, APPROVAL, AUTHORIZATION OR ORDER IN ORDER TO ENTER INTO THE TRANSACTION DOCUMENTS AND PERFORM THE TRANSACTIONS CONTEMPLATED THEREBY OR EFFECT OF ANY FAILURE TO OBTAIN ANY SUCH CONSENT, APPROVAL, AUTHORIZATION OR ORDER).

                                   Schedule B

                                   Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

EACH CREDIT PARTY (OTHER THAN THE DELAWARE PARTIES) IS EXISTING AND IN GOOD
     STANDING IN ITS JURISDICTION OF ORGANIZATION.

YOU ARE EXISTING AND IN GOOD STANDING IN YOUR JURISDICTION OF ORGANIZATION.

EACH CREDIT PARTY (OTHER THAN THE DELAWARE PARTIES) HAS THE FULL CORPORATE POWER
     AND AUTHORITY (INCLUDING, WITHOUT LIMITATION, UNDER THE LAWS OF JURISDICTION OF ORGANIZATION OF SUCH ENTITIES) TO EXECUTE, DELIVER AND TO PERFORM EACH OF ITS RESPECTIVE OBLIGATIONS UNDER EACH OF THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY AND EACH OF THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY HAS BEEN DULY AUTHORIZED BY ALL NECESSARY ACTION AND HAS BEEN DULY EXECUTED AND DELIVERED BY EACH CREDIT PARTY (OTHER THAN THE DELAWARE PARTIES).

YOU HAVE THE CORPORATE POWER OR, IF YOU ARE NOT A CORPORATION, OTHER REQUISITE
     POWER (INCLUDING WITHOUT LIMITATION UNDER THE LAWS OF YOUR JURISDICTION OF ORGANIZATION) TO EXECUTE, DELIVER AND TO PERFORM YOUR OBLIGATIONS UNDER EACH OF THE TRANSACTION DOCUMENTS TO WHICH YOU ARE A PARTY, AND EACH OF THE TRANSACTION DOCUMENTS TO WHICH YOU ARE A PARTY HAS BEEN DULY AUTHORIZED BY ALL NECESSARY ACTION ON YOUR PART AND, TO THE EXTENT YOU ARE A PARTY, HAS BEEN DULY EXECUTED AND DULY DELIVERED BY YOU.

THE TRANSACTION DOCUMENTS TO WHICH YOU ARE A PARTY CONSTITUTE VALID AND BINDING
     OBLIGATIONS OF YOURS AND ARE ENFORCEABLE AGAINST YOU IN ACCORDANCE WITH THEIR TERMS (SUBJECT TO QUALIFICATIONS, EXCLUSIONS AND OTHER LIMITATIONS SIMILAR TO THOSE APPLICABLE TO OUR LETTER).

YOU HAVE SATISFIED THOSE LEGAL REQUIREMENTS THAT ARE APPLICABLE TO YOU TO THE
     EXTENT NECESSARY TO MAKE THE TRANSACTION DOCUMENTS ENFORCEABLE AGAINST YOU.

YOU HAVE COMPLIED WITH ALL LEGAL REQUIREMENTS PERTAINING TO YOUR STATUS AS SUCH
     STATUS RELATES TO YOUR RIGHTS TO ENFORCE THE TRANSACTION DOCUMENTS AGAINST ANY CREDIT PARTY.

EACH DOCUMENT SUBMITTED TO US FOR REVIEW IS ACCURATE AND COMPLETE, EACH SUCH
     DOCUMENT THAT IS AN ORIGINAL IS AUTHENTIC, EACH SUCH DOCUMENT THAT IS A COPY CONFORMS TO AN AUTHENTIC ORIGINAL, AND ALL SIGNATURES ON EACH SUCH DOCUMENT ARE GENUINE.

ALL PARTIES TO THE TRANSACTION DOCUMENTS WILL ACT IN ACCORDANCE WITH, AND WILL
     REFRAIN FROM TAKING ANY ACTION THAT IS FORBIDDEN BY, THE TERMS AND CONDITIONS OF THE TRANSACTION DOCUMENTS.

THERE HAS NOT BEEN ANY MUTUAL MISTAKE OF FACT OR MISUNDERSTANDING, FRAUD, DURESS
     OR UNDUE INFLUENCE.

THE CONDUCT OF THE PARTIES TO THE TRANSACTION DOCUMENTS HAS COMPLIED WITH ANY
     REQUIREMENT OF GOOD FAITH, FAIR DEALING AND CONSCIONABILITY.

YOU HAVE ACTED IN GOOD FAITH AND WITHOUT NOTICE OF ANY DEFENSE AGAINST THE
     ENFORCEMENT OF ANY RIGHTS CREATED BY, OR ADVERSE CLAIM TO ANY PROPERTY OR SECURITY INTEREST TRANSFERRED OR CREATED AS PART OF, THE TRANSACTIONS EFFECTED UNDER THE TRANSACTION DOCUMENTS (HEREIN CALLED THE
     "TRANSACTIONS").

THERE ARE NO AGREEMENTS OR UNDERSTANDINGS AMONG THE PARTIES, WRITTEN OR ORAL
     (OTHER THAN THE TRANSACTION DOCUMENTS), AND THERE IS NO USAGE OF TRADE OR COURSE OF PRIOR DEALING AMONG THE PARTIES THAT WOULD, IN EITHER CASE, DEFINE, SUPPLEMENT OR QUALIFY THE TERMS OF THE CREDIT AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

NO CREDIT PARTY WILL IN THE FUTURE TAKE ANY DISCRETIONARY ACTION (INCLUDING A
     DECISION NOT TO ACT) PERMITTED UNDER THE TRANSACTION DOCUMENTS THAT WOULD RESULT IN A VIOLATION OF LAW OR CONSTITUTE A BREACH OR DEFAULT UNDER ANY OTHER AGREEMENTS OR COURT ORDERS TO WHICH SUCH CREDIT PARTY MAY BE SUBJECT.

EACH NATURAL PERSON WHO IS EXECUTING ANY TRANSACTION DOCUMENT ON BEHALF OF ANY
     CREDIT PARTY HAS SUFFICIENT LEGAL CAPACITY TO ENTER INTO SUCH TRANSACTION DOCUMENT, AND WE HAVE NO ACTUAL KNOWLEDGE OF ANY SUCH INCAPACITY.

EACH CERTIFICATE OBTAINED FROM A GOVERNMENTAL AUTHORITY RELIED ON BY US IS
     ACCURATE, COMPLETE AND AUTHENTIC AND ALL RELEVANT OFFICIAL PUBLIC RECORDS TO WHICH EACH SUCH CERTIFICATE RELATES ARE ACCURATE AND COMPLETE

EACH CREDIT PARTY WILL IN THE FUTURE OBTAIN ALL PERMITS AND GOVERNMENTAL
     APPROVALS REQUIRED, AND WILL IN THE FUTURE TAKE ALL ACTIONS REQUIRED, RELEVANT TO THE CONSUMMATION OF THE TRANSACTIONS OR PERFORMANCE OF THE TRANSACTION DOCUMENTS.

THE CONSTITUTIONALITY OR VALIDITY OF A RELEVANT STATUTE, RULE, REGULATION OR
     AGENCY ACTION IS NOT IN ISSUE.

ALL AGREEMENTS OTHER THAN THE TRANSACTION DOCUMENTS (IF ANY) WITH RESPECT TO
     WHICH WE HAVE PROVIDED ADVICE IN OUR LETTER OR REVIEWED IN CONNECTION WITH OUR LETTER WOULD BE ENFORCED AS WRITTEN.

ANY INFORMATION REQUIRED TO BE DISCLOSED TO THE CREDIT PARTIES OR THEIR
     GOVERNING BODIES IN CONNECTION WITH ANY MATTER RELEVANT TO ANY LEGAL ISSUE COVERED BY OUR OPINIONS HAS BEEN FULLY AND FAIRLY DISCLOSED TO SUCH PERSONS AND NO SUCH DISCLOSURE CONTAINS ANY RELEVANT ERROR OR OMISSION.

NO LENDER IS SUBJECT TO REGULATION T OF THE BOARD OF GOVERNORS OF THE FEDERAL
     RESERVE SYSTEM; AND NO PROCEEDS OF THE LOANS WILL BE USED FOR ANY PURPOSE WHICH WOULD VIOLATE OR BE INCONSISTENT WITH THE CREDIT AGREEMENT.

EACH CREDIT PARTY'S CERTIFICATE OF INCORPORATION (OR EQUIVALENT GOVERNING
     INSTRUMENT), ALL AMENDMENTS TO THAT INSTRUMENT, ALL RESOLUTIONS ADOPTED ESTABLISHING CLASSES OR SERIES OF STOCK OR OTHER EQUITY INTERESTS UNDER THAT INSTRUMENT, EACH CREDIT PARTY'S BYLAWS (OR EQUIVALENT GOVERNING INSTRUMENT) AND ALL AMENDMENTS TO ITS BYLAWS (OR EQUIVALENT GOVERNING INSTRUMENT) HAVE BEEN ADOPTED IN ACCORDANCE WITH ALL APPLICABLE LEGAL REQUIREMENTS.

EACH PERSON WHO HAS TAKEN ANY ACTION RELEVANT TO ANY OF OUR OPINIONS IN THE
     CAPACITY OF DIRECTOR OR OFFICER WAS DULY ELECTED TO THAT DIRECTOR OR OFFICER POSITION AND HELD THAT POSITION WHEN SUCH ACTION WAS TAKEN.

THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS ARE DIRECTLY OR
     INDIRECTLY RELATED TO THE BUSINESS INTERESTS OF EACH CREDIT PARTY PARTY THERETO AND THE TRANSACTIONS WERE FAIR AND REASONABLE TO EACH SUCH ENTITY AT THE TIME EACH SUCH TRANSACTION WAS AUTHORIZED BY SUCH CREDIT PARTY.

EACH OF THE CREDIT PARTIES (OTHER THAN THE DELAWARE PARTIES) IS IN GOOD STANDING
     OR EQUIVALENT CONCEPT UNDER THE LAWS OF ITS

     JURISDICTION OF ORGANIZATION, HAS THE FULL POWER AND AUTHORITY (INCLUDING, WITHOUT LIMITATION, UNDER ITS ORGANIZATION DOCUMENTS AND THE LAWS OF ITS JURISDICTION OF ORGANIZATION) TO EXECUTE AND DELIVER THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY AND TO PERFORM ITS OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY AND HAS DULY AUTHORIZED, EXECUTED AND DELIVERED THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY.

COLLATERAL ASSUMPTIONS.  THE OPINIONS AND ADVICE CONTAINED IN OUR LETTER ARE
     SUBJECT TO THE FOLLOWING ASSUMPTIONS:

     Each applicable Credit Party (i) has the requisite title and rights to any property involved in the Transactions including, without limiting the generality of the foregoing, each item of Collateral existing on the date hereof and (ii) will have the requisite title and right to each item of Collateral arising after the date hereof.

     The descriptions of Collateral in the Transaction Documents and the Financing Statements reasonably describe the property intended to be described as Collateral.

     Value (as defined in Section 1-201(44) of the New York UCC) has been given by you to the Credit Parties for the security interests and other rights in and assignments of Collateral described in or contemplated by the Transaction Documents.

     Each of the Credit Parties which grants or purports to grant any lien or security interest in any property or Collateral (i) has the requisite title and rights to any property involved in the Transactions including without limiting the generality of the foregoing, each item of Collateral existing on the date hereof and (ii) will have the requisite title and rights to each item of Collateral arising after the date hereof.

     The representations made by each Credit Party in the Transaction Documents to which it is a party with respect to its chief executive office are true and correct.

     The information regarding the secured party listed on the Delaware
          Financing Statements is accurate and complete in all respects.

                                   Schedule C

                          Excluded Law and Legal Issues

None of the opinions or advice contained in this letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

EXCEPT AS EXPRESSED IN PARAGRAPH 14 OF OUR LETTER, FEDERAL SECURITIES LAWS AND
     REGULATIONS (INCLUDING ALL OTHER LAWS AND REGULATIONS ADMINISTERED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION), STATE "BLUE SKY" LAWS AND REGULATIONS, AND LAWS AND REGULATIONS RELATING TO COMMODITY (AND OTHER) FUTURES AND INDICES AND OTHER SIMILAR INSTRUMENTS;

PENSION AND EMPLOYEE BENEFIT LAWS AND REGULATIONS (E.G., ERISA);

FEDERAL AND STATE LAWS AND REGULATIONS CONCERNING FILING AND NOTICE REQUIREMENTS
     OTHER THAN REQUIREMENTS APPLICABLE TO CHARTER-RELATED DOCUMENTS SUCH AS A CERTIFICATE OF MERGER;

FEDERAL AND STATE ANTITRUST AND UNFAIR COMPETITION LAWS AND REGULATIONS;

COMPLIANCE WITH FIDUCIARY DUTY REQUIREMENTS;

THE STATUTES AND ORDINANCES, THE ADMINISTRATIVE DECISIONS AND THE RULES AND
     REGULATIONS OF COUNTIES, TOWNS, MUNICIPALITIES AND SPECIAL POLITICAL SUBDIVISIONS AND JUDICIAL DECISIONS TO THE EXTENT THAT THEY DEAL WITH ANY OF THE FOREGOING;

FEDERAL PATENT, TRADEMARK AND COPYRIGHT, STATE TRADEMARK, AND OTHER FEDERAL AND
     STATE INTELLECTUAL PROPERTY LAWS AND REGULATIONS; FEDERAL AND STATE LAWS, REGULATIONS;

FEDERAL AND STATE LAWS, REGULATIONS AND POLICIES CONCERNING (I) NATIONAL AND
     LOCAL EMERGENCY, (II) POSSIBLE JUDICIAL DEFERENCE TO ACTS OF SOVEREIGN STATES, AND (III) CRIMINAL AND CIVIL FORFEITURE LAWS;

FRAUDULENT TRANSFER AND FRAUDULENT CONVEYANCE LAWS;

FEDERAL AND STATE ENVIRONMENTAL, LAND USE AND SUBDIVISION, TAX, RACKETEERING
     (E.G., RICO), HEALTH AND SAFETY (E.G., OSHA), AND LABOR LAWS AND
     REGULATIONS;

OTHER FEDERAL AND STATE STATUTES OF GENERAL APPLICATION TO THE EXTENT THEY
     PROVIDE FOR CRIMINAL PROSECUTION (E.G., MAIL FRAUD AND WIRE FRAUD
     STATUTES);

ANY LAWS, REGULATIONS, DIRECTIVES AND EXECUTIVE ORDERS THAT PROHIBIT OR LIMIT
     THE ENFORCEABILITY OF OBLIGATIONS BASED ON ATTRIBUTES OF THE PARTY SEEKING ENFORCEMENT (E.G., THE TRADING WITH THE ENEMY ACT AND THE INTERNATIONAL EMERGENCY ECONOMIC POWERS ACT);

THE COMMUNICATIONS ACT OF 1934, AS AMENDED, THE TELECOMMUNICATIONS ACT OF 1996,
     AS AMENDED, ALL RULES AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING STATUTES, THE RULES, REGULATIONS AND POLICIES OF THE FEDERAL COMMUNICATIONS COMMISSION AND ANY STATE REGULATORY AUTHORITY, AND ALL OTHER FEDERAL, STATE AND LOCAL LAWS, ORDERS, REGULATIONS, LICENSING REQUIREMENTS AND POLICIES RELATING TO THE OWNERSHIP, OPERATION AND PROVISION OF, OR OTHERWISE REGULATING, CABLE AND TELECOMMUNICATION SERVICES (AND INCLUDING WITHOUT LIMITATION ANY REQUIREMENT UNDER ANY SUCH FEDERAL OR STATE LAW OR REGULATION THAT ANY CREDIT PARTY OBTAIN ANY CONSENT, APPROVAL, AUTHORIZATION OR ORDER IN ORDER TO ENTER INTO THE TRANSACTION DOCUMENTS AND PERFORM THE TRANSACTIONS CONTEMPLATED THEREBY OR EFFECT OF ANY FAILURE TO OBTAIN ANY SUCH CONSENT, APPROVAL, AUTHORIZATION OR ORDER);

THE ANTI-TERRORISM ORDER, AS AMENDED, ALL RULES AND REGULATIONS PROMULGATED
     THEREUNDER AND ALL FEDERAL, STATE AND LOCAL LAWS, STATUTES, ORDINANCES, ORDERS, GOVERNMENTAL RULES, REGULATIONS, LICENSING REQUIREMENTS AND POLICIES RELATING TO THE ANTI-TERRORISM ORDER (INCLUDING WITHOUT LIMITATION THE EXECUTIVE ORDER OF SEPTEMBER 23, 2001 BLOCKING PROPERTY AND PROHIBITING TRANSACTIONS WITH PERSONS WHO COMMIT AND THREATEN TO COMMIT OR SUPPORT TERRORISM) AND THE OWNERSHIP AND OPERATION OF, OR OTHERWISE REGULATION OF, COMPANIES WHICH CONDUCT, OPERATE OR OTHERWISE PURSUE THE BUSINESS OR BUSINESSES NOW AND IN THE FUTURE CONDUCTED, OPERATED OR OTHERWISE PURSUED BY ANY OF THE CREDIT PARTIES INCLUDING, WITHOUT LIMITATION, THE IMPORTATION, TRANSPORTATION, MANUFACTURING, DEALING, PURCHASE, USE OR STORAGE OF EXPLOSIVE MATERIALS;

THE USA PATRIOT ACT OF 2001 AND THE RULES, REGULATIONS AND POLICIES PROMULGATED
     THEREUNDER AND ANY FOREIGN ASSETS CONTROL REGULATIONS OF THE UNITED STATES TREASURY DEPARTMENT OR ANY ENABLING LEGISLATION OR ORDERS RELATINg thereto;

THE EFFECT OF ANY LAW, REGULATION OR ORDER WHICH HEREAFTER IS ENACTED,
     PROMULGATED OR ISSUED;

EXCEPT AS EXPRESSED IN PARAGRAPH 15 OF OUR LETTER, FEDERAL RESERVE BOARD MARGIN
     REGULATIONS;

APPLICABLE ZONING AND BUILDING LAWS, ORDINANCES, CODES, RULES OR REGULATIONS;
     AND

FEDERAL, STATE AND LOCAL LAWS, REGULATIONS, LICENSING REQUIREMENTS, AND POLICIES
     RELATING TO HEALTH CARE, MEDICARE, MEDICAID OR CHAMPUS (INCLUDING THOSE OF ANY STATE REGULATORY AGENCY OR THE HEALTH CARE FINANCING ADMINISTRATION).

We have not undertaken any research for purposes of determining whether any Credit Party or any of the Transactions which may occur in connection with the Credit Agreement or any of the other Transaction Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable to transactions of the type contemplated by the Transaction Documents to occur on the date hereof, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

                                   Schedule D

                               Excluded Provisions

None of the opinions in the letter to which this Schedule D is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Transaction Documents:

CHOICE OF LAW PROVISIONS, OTHER THAN THE SELECTION OF NEW YORK LAW UNDER THE
     CHOICE OF LAW RULES OF THE STATE OF NEW YORK.

INDEMNIFICATION FOR NEGLIGENCE, WILLFUL MISCONDUCT OR OTHER WRONGDOING OR STRICT
     PRODUCT LIABILITY FOR ANY INDEMNIFICATION FOR LIABILITIES ARISING UNDER SECURITIES LAWS.

PROVISIONS MANDATING CONTRIBUTION TOWARDS JUDGMENTS OR SETTLEMENTS AMONG VARIOUS
     PARTIES.

WAIVERS OF (I) LEGAL OR EQUITABLE DEFENSES, (II) RIGHTS TO DAMAGES, (III) RIGHTS
     TO COUNTER CLAIM OR SET OFF, (IV) STATUTES OF LIMITATIONS, (V) RIGHTS TO NOTICE, (VI) THE BENEFITS OF STATUTORY, REGULATORY, OR CONSTITUTIONAL RIGHTS, UNLESS AND TO THE EXTENT THE STATUTE, REGULATION, OR CONSTITUTION EXPLICITLY ALLOWS WAIVER, (VII) TRIALS BY JURY, (VIII) BROADLY OR VAGUELY STATED RIGHTS, AND (IX) OTHER BENEFITS TO THE EXTENT THEY CANNOT BE WAIVED UNDER APPLICABLE LAW.

PROVISIONS PROVIDING FOR FORFEITURES OR THE RECOVERY OF AMOUNTS DEEMED TO
     CONSTITUTE PENALTIES, OR FOR LIQUIDATED DAMAGES, ACCELERATION OF FUTURE AMOUNTS DUE (OTHER THAN PRINCIPAL) WITHOUT APPROPRIATE DISCOUNT TO PRESENT VALUE, LATE CHARGES, PREPAYMENT CHARGES, AND INTEREST UPON DEFAULT INTEREST.

TIME-IS-OF-THE-ESSENCE CLAUSES.

PROVISIONS WHICH PROVIDE A TIME LIMITATION AFTER WHICH A REMEDY MAY NOT BE
     ENFORCED.

AGREEMENTS TO SUBMIT TO THE JURISDICTION OF ANY PARTICULAR COURT OR OTHER
     GOVERNMENTAL AUTHORITY (EITHER AS TO PERSONAL JURISDICTION OR SUBJECT MATTER JURISDICTION); PROVISIONS RESTRICTING ACCESS TO COURTS; WAIVER OF THE RIGHT TO JURY TRIAL; WAIVER OF SERVICE OF PROCESS REQUIREMENTS WHICH WOULD OTHERWISE BE APPLICABLE; AND PROVISIONS OTHERWISE PURPORTING TO AFFECT THE JURISDICTION AND VENUE OF COURTS.

PROVISIONS APPOINTING ONE PARTY AS AN ATTORNEY-IN-FACT FOR AN ADVERSE PARTY OR
     PROVIDING THAT THE DECISION OF ANY PARTICULAR PERSON WILL BE CONCLUSIVE OR BINDING ON OTHERS.

PROVISIONS PURPORTING TO LIMIT RIGHTS OF THIRD PARTIES WHO HAVE NOT CONSENTED
     THERETO OR PURPORTING TO GRANT RIGHTS TO THIRD PARTIES.

PROVISIONS WHICH PURPORT TO AWARD ATTORNEYS' FEES SOLELY TO ONE PARTY.

PROVISIONS PURPORTING TO CREATE A TRUST OR CONSTRUCTIVE TRUST WITHOUT COMPLIANCE
     WITH APPLICABLE TRUST LAW.

PROVISIONS OR AGREEMENTS REGARDING PROXIES, SHAREHOLDERS AGREEMENTS, SHAREHOLDER
     VOTING RIGHTS, VOTING TRUSTS, AND THE LIKE.

PROVISIONS IN ANY OF THE TRANSACTION DOCUMENTS REQUIRING ANY CREDIT PARTY TO
     PERFORM ITS OBLIGATIONS UNDER, OR TO CAUSE ANY OTHER PERSON TO PERFORM ITS OBLIGATIONS UNDER, OR STATING THAT ANY ACTION WILL BE TAKEN AS PROVIDED IN OR IN ACCORDANCE WITH, ANY AGREEMENT OR OTHER DOCUMENT THAT IS NOT A TRANSACTION DOCUMENT.

PROVISIONS, IF ANY, WHICH ARE CONTRARY TO THE PUBLIC POLICY OF ANY JURISDICTION
     COVERED BY OUR OPINIONS.

PROVISIONS OF THE TRANSACTION DOCUMENTS INSOFAR AS THEY AUTHORIZE YOU OR YOUR
     AFFILIATES TO SET OFF AND APPLY ANY DEPOSITS AT ANY TIME HELD, AND ANY OTHER INDEBTEDNESS AT ANY TIME OWING, BY YOU TO OR FOR THE ACCOUNT OF ANY CREDIT PARTY.

CONFESSION OF JUDGMENT CLAUSES.

CONFIDENTIALITY AGREEMENTS.

PROVISIONS THAT PROVIDE FOR A POWER OF SALE OR OTHER NON-JUDICIAL REMEDY.

PROVISIONS THAT ATTEMPT TO CHANGE OR WAIVE RULES OF EVIDENCE OR FIX THE METHOD
     OR QUANTUM OF PROOF TO BE APPLIED IN LITIGATION OR SIMILAR PROCEEDINGS.

ARBITRATION AGREEMENTS.

PROVISIONS RELATING TO THE APPLICATION OF INSURANCE PROCEEDS AND CONDEMNATION
     AWARDS.

PROVISIONS THAT PROVIDE FOR THE APPOINTMENT OF A RECEIVER.

                                   Schedule E

                              Collateral Documents

Guarantee and Collateral Agreement

Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of May 20, 2003, by and from Borrower to Administrative Agent for the property located in Amherst, New York (the "New York Mortgage").

Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of May 20, 2003, by and from Borrower to Administrative Agent for the property located in Irving, Texas (the "Texas Mortgage" and together with the New York Mortgage, the "Mortgages").

                                   Schedule F

                          Jurisdiction of Organization

         Credit Party                             Jurisdiction of Organization
         ------------                             ----------------------------
       Borrower                                            Delaware

       Holdings                                            Delaware

       BI Acquisition                                      Delaware

       Capital Corp.                                       Delaware

       Music Inc.                                          Delaware

       Vortex Sound                                        Delaware

                                   Schedule G

                               Pledged Securities

          Subsidiary                     Pledged Shares/Membership Interests     Pledgor
          ----------                     -----------------------------------     -------
Muzak LLC                                      100 common units                  Holdings
Business Sound, Inc.                           210,000 common shares             Borrower
Electro-Systems Corporation                    11,007 common shares              Borrower
Capital Corp.                                  100 common shares                 Borrower
Audio Environments, Inc.                       7,500 common shares               Borrower
Muzak Houston, Inc.                            2,928 common shares               Borrower
Background Music Broadcasters, Inc.            10,000 common shares              Borrower
Vortex Sound.                                  2,850 common shares               Borrower
Telephone Audio Productions, Inc.              1,000,000 common shares           Borrower
MLP Environmental Music, LLC                   1,000 common units                Borrower
BI Acquisition                                 100 common units                  Borrower
Music Inc. (t/k/a CISUM Incorporated)          1 common share                  Vortex Sound.

                                   Schedule H

                             Financial Institutions

Bear Stearns Corporate Lending Inc.
383 Madison Avenue, 8th Floor
New York, New York  10167
Attention: Kevin Cullen
Telecopy: (212) 272-9184
Telephone: (212) 272-5724

Lehman Commercial Paper Inc.
Loan Portfolio Group
745 Seventh Avenue
New York, New York  10019
Attention:  Robert Berzins, Managing Director
Telephone:  (212) 526-3712
Email: rberzins@lehman.com

Fleet National Bank
Medial & Entertainment Group
100 Federal Street, 9th Floor
MA DE 10009D
Boston, Massachusetts 02110
Attention: Karen M. Kirley
Telecopy: (617) 434-8426
Telephone: (617) 434-2781

General Electric Capital Corporation
120 Long Ridge Road
Stamford, Connecticut 06927
Attention:  Manager, Telecom Portfolio
Telecopy:  (203) 961-2194
Telephone:  (203) 357-6859

                                     Annex A

                          Delaware Financing Statements

                                 (See attached)

                                                                     EXHIBIT F-2

                                    [FORM OF]
                            OPINION OF LOCAL COUNSEL

                                                                   May [ ], 2003

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent and
The Lenders Party to the Credit
Agreement Referred to Below

Ladies and Gentlemen:

     We have acted as special counsel in the State of _______________ ( the "State") to Muzak LLC, a Delaware limited liability corporation (the "Company") and _______________, a _______________ ("Subsidiary[ies]," together with
Company, collectively, the "Pledgors"), in connection with the execution and delivery today of and the consummation of the transactions contemplated by (i) that certain credit agreement dated as of May [ ], 2003 (as at any time amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not defined have the meanings assigned to such terms in the Credit Agreement), among Company, the Lenders from time to time party thereto (the "Lenders"), Bear Stearns Corporate Lending Inc., as administrative agent, General Electric Capital Corporation, as documentation agent, Lehman Commercial Paper Inc., as syndication agent and Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners and (ii) each of the Security Documents, including, without limitation, the UCC-1 financing statements (collectively, the "Financing Statements") relating to the Collateral naming the applicable Pledgor as debtor thereunder and Bear Stearns Corporate Lending Inc., as administrative agent and secured party thereunder (the "Administrative Agent").

     In rendering the opinions hereinafter set forth, we have reviewed final forms of the following documents (collectively, the "Documents")/8/:

I.   THE CREDIT AGREEMENT;


------------------
/8/ To the extent any Pledgor is organized in the State, add Notes and other corporate documents.

II. A GUARANTEE AND COLLATERAL AGREEMENT, DATED AS OF THE DATE HEREOF (AS AT ANY TIME AMENDED, THE "GUARANTEE AND COLLATERAL AGREEMENT"), MADE BY THE COMPANY AND THE SUBSIDIARY[IES] IN FAVOR OF THE ADMINISTRATIVE AGENT;

III. [A MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING, DATED AS OF THE DATE HEREOF (AS AT ANY TIME AMENDED, THE "MORTGAGE"), MADE BY THE COMPANY OR THE APPLICABLE SUBSIDIARY IN FAVOR OF THE ADMINISTRATIVE AGENT];/9/

IV. UCC-1 FINANCING STATEMENTS IDENTIFIED IN SCHEDULE A ATTACHED HERETO (COLLECTIVELY, THE "FINANCING STATEMENTS") RELATING TO [THE MORTGAGES AND] THE GUARANTEE AND COLLATERAL AGREEMENT; AND

V. THE OTHER FILINGS IDENTIFIED IN SCHEDULE A ATTACHED HERETO (COLLECTIVELY, THE "OTHER FILINGS") RELATING TO [THE MORTGAGES AND] THE GUARANTEE AND COLLATERAL AGREEMENT.

     We have reviewed the Documents and such other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth. We are rendering this opinion to you at the request of our clients pursuant to Section 5.1(h)(ii) of the Credit Agreement.

     In rendering the opinions hereinafter set forth, we have assumed that
(i) there has occurred due execution and delivery of the Documents and all documentation in connection therewith10 and (ii) each of the Company and/or the Subsidiary[ies] owns the Collateral (as defined in the Guarantee and Collateral Agreement) and the Mortgaged Property (as defined in the Mortgage) pledged by it.

     In addition, the opinions contained in Paragraphs 1 and 2 below are qualified to the extent that enforceability of [the Mortgage and] the Guarantee and Collateral Agreement may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other laws relating to


-----------------------
/9/   Insert to the extent applicable.

/10/ To the extent the Company and/or the Subsidiary[ies] is organized in the State, delete assumption (i) and incorporate the opinions set forth in Exhibit A attached hereto.

creditors' rights generally and (ii) general principles of equity, whether considered in an action at law or in equity.

     Subject to the foregoing assumptions and qualifications, we are of the opinion that:

           A. [Mortgage.]/11/ (a) The Mortgage (i) is enforceable against the mortgagor named therein in accordance with its terms, (ii) is in proper form under applicable laws of the State to be accepted for recording by the County Recorder[s] identified in Schedule A attached hereto and (iii) creates and constitutes (A) a valid mortgage lien on that portion of the Mortgaged Property that constitutes real property ("Real Property"), (B) a valid security interest in such of the Mortgaged Property (as defined in the Mortgage) (the "UCC Property") as is subject to the provisions of Article 9 of the Uniform Commercial Code as in effect in the State of _______________ (the "UCC") and (C) a valid common law lien on or pledge of such of the Mortgaged Property as is not UCC Property or Real Property (such property, together with the UCC Property, the "Personal Property") in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Mortgage) securing the Secured Obligations (as defined in the Mortgage).

           1. The recording of the Mortgage with the County Recorder[s] identified in Schedule A attached hereto is the only filing or recording necessary to give constructive notice of the lien created by the Mortgage to subsequent purchasers and mortgagees of the Real Property. No other recordings, filings, re-recordings or refilings other than those identified in Schedule A are necessary in order to maintain the validity or priority of the lien created by the Mortgage.

           2. Assuming that the Financing Statements relating to the Mortgage have been properly filed with the offices identified in Schedule A attached hereto, the security interest, lien or pledge created by the Mortgage in that portion of the Mortgaged Property which constitutes fixtures and are subject to the provisions of Article 9 of the UCC is duly perfected. Such Financing Statements adequately identify such Mortgaged Property described therein to provide sufficient notice to third parties of the security interest referenced therein.

           3. The priority of the mortgage lien on the Real Property created by the Mortgage with respect to any extension of credit or other amount (each, a "Future Advance") secured thereby made or deemed to have been made after the date of recording of the Mortgage will be the same as the priority of the Mortgage applicable on such date of recording and such priority will not be affected by the rights in and to the Real Property of any third party whose interest in the Real Property attached thereto after the date of such recording but prior to the date of such Future Advance.]

---------------
/11/ Opinion to be delivered to the extent any Loan Party is entering into the Mortgage by virtue of having real property in the State.

           B. Guarantee and Collateral Agreement. (a) Assuming that the Guarantee and Collateral Agreement is governed by the laws of the State for the purpose of rendering the opinion set forth in this subparagraph (a), the Guarantee and Collateral Agreement is in proper form under the applicable laws of the State to (i) create and constitute a valid security interest in, lien on or pledge of the Collateral described therein and (ii) be enforceable against each pledgor named therein in accordance with its terms.

           1. Assuming that the Financing Statements and Other Filings relating to the Guarantee and Collateral Agreement have been properly filed with the offices identified in Schedule A attached hereto, the security interest, lien or pledge created by the Guarantee and Collateral Agreement on the Collateral is duly perfected, except that a security interest in or pledge of [specify collateral]/12/ cannot be perfected by filing Financing Statements or Other Filings, but must be perfected by taking physical possession thereof. The Financing Statements adequately identify the Collateral described therein to provide sufficient notice to third parties of the security interest referenced therein.

           2. The filing of the Financing Statements and Other Filings in the offices identified in Schedule A attached hereto are the only actions, recordings or filings necessary to publish notice and protect the validity of and to establish of record the rights of the parties under the Guarantee and Collateral Agreement, except that continuation statements under the UCC are required to be filed within ____ months prior to the expiration of ____ years from the date of filing of the Financing Statements.

           3. Subject to appropriate continuation of perfection under the UCC as set forth in subparagraph 1(c) above, the priority of the security interest in, lien on or pledge of the Collateral created by the Guarantee and Collateral Agreement with respect to any Future Advance secured thereby made or deemed to have been made after the date of execution and delivery of the Guarantee and Collateral Agreement will be the same as the priority of the Guarantee and Collateral Agreement applicable on the date of execution and delivery thereof and such priority will not be affected by the rights in and to the Collateral of any third party whose interest in the Collateral attached thereto after the date of such execution and delivery but prior to the date of such Future Advance.]/13/


-------------------------
/12/ To the extent the laws of the State govern perfection of Collateral of the type perfected by possession or control under the UCC, appropriate enforceability, creation and perfection opinions must be included. Counsel in the State in which Collateral will be possessed [New York] should opine on perfection of security interests in possessory collateral (e.g., stock certificates, intercompany notes) and the Guarantee and Collateral Agreement.

/13/ The opinion set forth in Exhibit B attached hereto must be delivered by counsel in the jurisdiction where the certificates representing the Pledged Stock and Pledged Notes will be held by the Administrative Agent in New York.

           C. No Taxes etc. No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State or to any jurisdiction therein on account of the execution and delivery of the Documents or the creation of the indebtedness evidenced or secured by any of the Documents or the recording or filing of the Financing Statements or Other Filings, except for nominal filing or recording fees.

           D. Concerning Administrative Agent. (a) The execution, delivery, recordation and performance by the Administrative Agent, the Lenders or the Company and/or the Subsidiary[ies] of the Documents to which each is a party (i) will not violate any existing law, governmental rule or regulation of the State and (ii) do not require any license, permit, authorization, consent or other approval of, any exemption by, or any registration, recording or filing with, any court, administrative agency or other governmental authority of the State, except for the recordings and the filings set forth in Schedule A attached hereto.

           1. Neither the Administrative Agent nor any of the Lenders is required (i) to be qualified to transact business, file any designation for service of process, file any reports or pay any taxes in the State or (ii) to comply with any statutory or regulatory requirement applicable only to financial institutions chartered or qualified to do business in the State, in each case, solely by reason of the execution and delivery of any of the Documents or by reason of the participation in any of the transactions under or contemplated by the Documents including, without limitation, the making and receipt of payments pursuant thereto and the exercise of any remedy thereunder. If it were determined that any such qualification and filing were required, the validity of the Documents would not be affected thereby, but if the Administrative Agent or the Lenders were not qualified, the Administrative Agent, or the Lenders in the event they institute remedies without the Administrative Agent, as the case may be, would be precluded from enforcing their respective rights in the courts of the State until such time as they are qualified to transact business in the State. However, the lack of qualification would not result in any waiver of rights or remedies pending such qualification.

           2. Neither the Administrative Agent nor any of the Lenders shall be liable for any loss, cost, expense or liability (including, without limitation, clean-up, corrective action or response costs, penalties, fines or other impositions of governmental agencies and judgments of private or public litigants) in respect of any matter arising out of or relating to or under any Environmental Laws of the State by reason of the execution and delivery of or participation in any of the transactions under or contemplated by any of the Documents, including, without limitation, the making and receipt of payments pursuant thereto and the exercise of any remedy under any of the Documents. The laws of the State do not provide for a statutory or regulatory lien in favor of any governmental entity for liability under the Environmental Laws of the State.

           E. Usury. Assuming that the Documents are governed by the laws of the State for the purpose of rendering the opinion set forth in this paragraph, none of the provisions of the Documents (including, without limitation, the Secured Obligations as defined in each Security Document) will violate any law, statute or regulation of the State relating to usury.

           F. Remedies. (a) The Administrative Agent is permitted under the laws of the State without naming all of the Lenders in any applicable legal proceeding to exercise remedies under the Security Documents for the realization of any of the Collateral in its own name, as Administrative Agent.

     (b) The transfer of all or any portion of the Collateral in connection with the exercise of any remedy under the Mortgage, including, without limitation, by way of judicial foreclosure, will not restrict, affect or impair the liability of the Pledgors with respect to the indebtedness secured thereby or the beneficiary's rights or remedies to the foreclosure or enforcement of any other security interest or liens securing such indebtedness. The laws of the State do not require a lienholder to elect to pursue its remedies either against mortgaged real property or personal property where such lienholder holds security interests and liens on both real and personal property of debtor.

           G. Choice of Law. A state or Federal court in the State applying the State's choice of law principles will give effect to the provisions in the Documents which select the laws of the State of New York as the governing law thereof and will apply such laws, rather than the laws of the State, to the enforceability, construction and application thereof except as otherwise indicated in the Guarantee and Collateral Agreement.

     We are admitted to practice in the State. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the United States and the State and its political subdivisions.

     The foregoing opinions may be relied on by each of you, by any successors and assigns of the Administrative Agent and by any participant, assignee or successor to interests of the Lenders under the Documents.

                                            Very truly yours,

                                   Schedule A

Financing Statements relating to the Mortgage

     [List all Financing Statements relating to the Mortgage[s] to be filed, including filing locations]

Financing Statements relating to the Guarantee and Collateral Agreement

     [List all Financing Statements relating to the Guarantee and Collateral Agreement to be filed, including filing locations]

Other Filings

     [List all other necessary filings relating to the Collateral to be filed, including filing locations (e.g. United States Patent and Trademark Office or United States Copyright Office)]

                                    Exhibit A

           H. Corporation Existence; Due Authorization. (a) Each of [Insert Company and/or Subsidiary[ies]] (the "[State] Company and/or Subsidiary[ies]") has the requisite corporate or other organizational power and authority, and has taken all necessary corporate or other organizational action, to duly authorize the execution and delivery of each of the Documents to which it is a party and the performance by it of the transactions contemplated therein. Each of the Documents has been duly executed and delivered by each [State] Company and/or Subsidiary[ies] which is a party thereto and constitutes the legal, valid and binding obligation of each such [State] Company and/or Subsidiary[ies].

           1. Neither the execution, delivery or performance by any [State] Company and/or Subsidiary[ies] of the Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule or regulation of [State] governmental authority or any order, writ, injunction or decree of any [State] governmental authority or (ii) will violate any provision of the certificate of incorporation, operating agreement or by-laws of any [State] Company and/or Subsidiary[ies].

           2. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any [State] governmental authority (other than those which have previously been obtained or made and except for filings to perfect security interests granted pursuant to the Documents) is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or the transactions contemplated therein or (ii) the legality, validity, binding effect or enforceability of any Document.

                                    Exhibit B

     (e)   After giving effect to the delivery of the certificates representing
(i) the Pledged Stock (as defined in the Guarantee and Collateral Agreement) listed on Schedule 2 to the Guarantee and Collateral Agreement, together with undated stock powers and/or interest powers, as applicable,, duly endorsed in blank and (ii) the Pledged Notes (as defined in the Guarantee and Collateral Agreement) listed on Schedule 2 to the Guarantee and Collateral Agreement, together with undated endorsements, duly endorsed in blank, and assuming the continued possession and control by the Administrative Agent of such Pledged Stock and Pledged Notes in the State of [New York], the security interests created in favor of the Administrative Agent under the Guarantee and Collateral Agreement constitutes a valid and perfected security interest in such Pledged Stock and Pledged Notes in favor of the Administrative Agent, and no filings or recordings in the State of [New York] are required to perfect (or maintain perfection of) such security interests.

                                                                       EXHIBIT G

                                    [FORM OF]
                              EXEMPTION CERTIFICATE

     Reference is hereby made to the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to the provisions of Section 3.10(d) of the Credit Agreement, the undersigned hereby certifies that (x) the undersigned is and at all times will be the beneficial owner of the Loan and Note registered in the undersigned's name, (y) the income on such Loan and Note is not effectively connected with the conduct of a trade or business within the United States, and (z) the undersigned is not (i) a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the Borrower, or (iii) a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower.

                                           [NAME OF LENDER]


                                           By:
                                                --------------------------------
                                                 Name:
                                                 Title:

                                           Date:
                                                --------------------------------

                                                                       EXHIBIT H

                                    [FORM OF]
                                      NOTE

                                                              New York, New York
                                                                   [insert date]


     FOR VALUE RECEIVED, the undersigned, MUZAK LLC, a Delaware limited liability company (the "Borrower"), hereby unconditionally promises to pay to the order of [Lender] (the "Lender"), at the office of [Lender] at [Address], on the Revolving Termination Date (capitalized terms used without definition shall have the meanings assigned to such terms in that certain Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"), the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement, such payment or payments to be in immediately available funds in Dollars, and to pay interest from the date hereof on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.

     The Borrower promises to pay interest, on demand, on any overdue principal of and, to the extent permitted by law, overdue interest on the Revolving Loans from their due dates at a rate or rates determined as set forth in the Credit Agreement.

     The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     All Revolving Loans evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

                            [Signature page follows.]

     This Note evidences Revolving Loans referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement, including the guarantees thereunder. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

                                       MUZAK LLC


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                               Loans and Payments

                                        Payments
                               --------------------------
Amount and                                                Unpaid Principal   Name of Person
Type of Loan   Maturity Date   Principal    Interest      Balance of Note    Making Notation
-------------- --------------- ------------ ------------- ------------------ ----------------


                                                                       EXHIBIT I

                                    [FORM OF]
                                 LENDER ADDENDUM

     Reference is hereby made to the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

     Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 5.1(a) of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Revolving Commitment set forth in
Schedule 1 hereto, effective as of the Closing Date.

     THIS LENDER ADDENDUM AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

     This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as
of this [ ] day of [          ], 200[ ].

                                [Name of Lender]

                                               By:______________________________
                                                  Name:
                                                  Title:

Accepted and agreed:

MUZAK LLC

By:_____________________________
    Name:
    Title:



BEAR STEARNS CORPORATE LENDING INC., as
Administrative Agent

By:______________________________
    Name:
    Title:

                                                                      Schedule 1

                         COMMITMENTS AND NOTICE ADDRESS

     3.    Name of Lender:   _______________________
           Notice Address:   _______________________
                             _______________________
                             _______________________
           Attention:        _______________________
           Telephone:        _______________________
           Facsimile:        _______________________

     4.    Commitment:       _______________________

                                                                       EXHIBIT J

                                    [FORM OF]
                  PERMITTED SPONSOR SUBORDINATED DEBT AGREEMENT

THIS JUNIOR SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS
"SUBORDINATED NOTE") WAS ORIGINALLY ISSUED ON [          ], AND HAS NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, OTHERWISE DISPOSED OF OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION AND EXCEPT IN COMPLIANCE WITH SECTION 11 HEREOF.

                         MUZAK LLC [MUZAK HOLDINGS LLC]

                  15% JUNIOR SUBORDINATED UNSECURED CONVERTIBLE
                          PROMISSORY NOTE DUE [     ]

[Issue date]                                                       $[          ]


     MUZAK LLC [MUZAK HOLDINGS LLC], a Delaware limited liability company (the "Company"), for value received, hereby promises to pay, in immediately available funds, to the Subordinated Payee (as defined herein), the principal amount of [
      ] Dollars ($[      ]) (such amount, the "Original Principal Amount"), on
[date after May 20, 2009] (the "Maturity Date") together with interest thereon calculated from the date hereof in accordance with the provisions contained
herein. The initial Subordinated Payee is [          ].

           PAYMENT OF PRINCIPAL.  SUBJECT TO THE PROVISIONS OF SECTION 10:

           Scheduled Payment. The Company will pay the entire unpaid principal amount of this Subordinated Note on the Maturity Date.

           Optional Prepayment. Subject to the terms of the Credit Agreement, the Company may prepay the principal amount of this Subordinated Note, in whole or in part (together with all interest accrued thereon), at any time and from time to time, without premium or penalty.

           INTEREST. SUBJECT TO THE PROVISIONS OF SECTION 10, INTEREST WILL ACCRUE AT THE RATE OF FIFTEEN PERCENT (15%) PER ANNUM (COMPUTED ON THE BASIS OF A 365/366-DAY YEAR AND THE ACTUAL NUMBER OF DAYS ELAPSED IN ANY YEAR) ON THE UNPAID PRINCIPAL AMOUNT OF THIS SUBORDINATED NOTE OUTSTANDING FROM TIME TO TIME DURING THE APPLICABLE PERIOD, AND WILL BE PAYABLE ON THE MATURITY DATE. PRIOR TO THE MATURITY DATE OR THE CONVERSION OF THIS SUBORDINATED NOTE PURSUANT TO
SECTION 16 HEREOF, ANY ACCRUED INTEREST WHICH IS NOT PAID AS OF ANY MARCH 31, JUNE 30, SEPTEMBER 30 OR DECEMBER 31 (EACH, AN "INTEREST ACCUMULATION DATE") WILL THEREAFTER BEAR INTEREST AT THE RATE OF FIFTEEN PERCENT (15%) PER ANNUM (COMPUTED ON THE BASIS OF A 365/366-DAY YEAR AND THE ACTUAL NUMBER OF DAYS ELAPSED IN ANY YEAR) UNTIL SUCH INTEREST IS PAID OR EXTINGUISHED.

           EVENTS OF DEFAULT.

           Definition. An "Event of Default" will be deemed to have occurred if:

                  the Company fails to pay any amount of the principal of this Subordinated Note within ten Business Days after the date such principal amount becomes due and payable pursuant to the terms of this Subordinated Note, whether or not such payment shall be prohibited by Section 10; or

                  the Company makes an assignment for the benefit of creditors; or an order, judgment or decree is entered by a court of competent jurisdiction adjudicating the Company bankrupt or insolvent; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company; or any such petition or application is filed against the Company and such petition or application is not dismissed within 90 days.

           Consequences of Events of Default.

                  Except as provided in (b)(ii) below, and subject to the provisions of Section 10, if any Event of Default has occurred and is continuing, then, at any time after the Subordinated Payee has given five days prior written notice to any holder of Senior Indebtedness (as herein defined), the Subordinated Payee may declare (by written notice delivered to the Company) all or any portion of the outstanding principal amount of this Subordinated Note (together with all accrued interest thereon) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Subordinated Note and interest thereon.

                  If an Event of Default under (a)(ii) above has occurred, the outstanding principal amount of this Subordinated Note (together with all accrued interest thereon) shall become due and payable without any action by the Subordinated Payee, and, subject to the provisions of Section 10, the Subordinated Payee may demand immediate payment of the outstanding principal amount of this Subordinated Note and interest thereon.

           DEFINITIONS. FOR PURPOSES OF THIS SUBORDINATED NOTE, THE FOLLOWING CAPITALIZED TERMS HAVE THE FOLLOWING MEANINGS:

     "Business Day" means any day other than a Saturday, Sunday or a legal holiday under the laws of the State of New York.

     "Class A Units" means Holdings' Class A-2 Units (as such term is defined in the LLC Agreement).

     "Credit Party" means each Person (other than any agent or lender or any other representative thereof) from time to time party to the Senior Credit Agreement.

     "distribution" (a) means any distribution of any kind or character, including, without limitation, (i) a payment, purchase, redemption or other acquisition or retirement for cash, property or securities, (ii) by way of cancellation, forgiveness or offset of the indebtedness evidenced by this Subordinated Note against any indebtedness owed by the Subordinated Payee to the Company or (iii) payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Subordinated Note, except a conversion of this Subordinated Note pursuant to
Section 16 hereof, and (b) may consist of cash, securities, or other property.

     "Holdings" means Muzak Holdings LLC, a Delaware limited liability company, and, as of the date hereof, the owner of all of the issued and outstanding equity securities of the Company.

     ["Holdings Debt Default" shall have the meaning given to the term "Default" in the Holdings Debt Indenture.

     "Holdings Debt Event of Default" shall have the meaning given to the term "Event of Default" in the Holdings Debt Indenture.

     "Holdings Debt Indebtedness" means all Obligations under or in respect of the Holdings Debt Indenture.

     "Holdings Debt Indenture" means the indenture, dated as of March 18, 1999, pursuant to which the Holdings Debt Notes are issued, as the same may from time to time be amended, renewed, supplemented or otherwise modified.

     "Holdings Debt Notes" means the $75,000,000 in aggregate principal amount at maturity of 13% Senior Discount Notes due 2010 of Holdings and Muzak Holdings Finance Corp. issued pursuant to the Holdings Debt Indenture.]/14/

     "indefeasible payment and satisfaction in full" or similar words mean (i) all amounts due or to become due on or in respect of the Senior Indebtedness shall have been previously paid in full in cash and shall not be subject to avoidance under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, (ii) all commitments to lend under the Senior Indebtedness shall have been terminated, (iii) all letters of credit shall have been cancelled or otherwise terminated, (iv) all guarantees constituting Senior Indebtedness shall have been terminated and (v) all lender guarantees constituting Senior Indebtedness shall have been permanently reduced to zero.

     "LLC Agreement" means the Fourth Amended and Restated Limited Liability Company Agreement of Holdings, dated as of March 15, 2002, as amended from time to time.

     "Obligations" means all obligations for principal, premium, interest (including, but not limited to, interest accruing at the legal rate on or after the filing of any Bankruptcy Proceeding (as herein defined), and any additional interest that would have accrued thereon but for the commencement of such proceeding, whether or not a claim for such is allowed in any such proceeding), penalties, charges, fees, fees and expenses of counsel (including, without limitation, any expenses in connection with claims and litigation), commissions, indemnitees, reimbursement obligations, damages, rescission costs, guarantees, claims and other amounts and liabilities payable under the documentation governing any indebtedness, secured or unsecured, contingent or otherwise, or otherwise arising in respect of such indebtedness.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

     "property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated

--------------
/14/ Holdings defined terms and related references to be added to the extent debt is issued at Holdings.

balance sheet of such Person and its subsidiaries under generally accepted accounting principles as in effect in the United States from time to time.

     "Securityholders Agreements" means the Amended and Restated Securityholders Agreement, dated as of October 18, 2000, by and among Holdings, MEM Holdings, LLC, AMFM Systems, Inc., BancAmerica Capital Investors I, L.P., New York Life Capital Partners, L.P. and The Northwestern Mutual Life Insurance Company, as amended from time to time.

     "Senior Agent" means Bear Stearns Corporate Lending Inc., as Administrative Agent for the Lenders, the Lender Counterparties and the Indemnitees under the Senior Credit Agreement, and its successors in such capacity, or if there is then no acting Administrative Agent under any Senior Credit Agreement, the holders of a majority in principal amount of the outstanding Senior Indebtedness.

     "Senior Credit Agreement" means one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans, or facilities to the Company or any of its subsidiaries, including the Credit Agreement, dated as of May 20, 2003, by and among the Company, Holdings and certain subsidiaries of the Company, various lenders from time to time party thereto, Bear, Stearns & Co. Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, Lehman Commercial Paper Inc. and Fleet National Bank, as co-syndication agents, General Electric Capital Corporation, as documentation agent, and Bear Stearns Corporate Lending Inc., as administrative agent, initially providing for revolving credit facilities and including any related notes, guarantees, security or pledge agreements, collateral documents, instruments and agreements executed in connection therewith, in each case as such credit facilities and/or related documents may be further amended, restated, supplemented, renewed, refunded, refinanced, replaced, restructured, in whole or in part, or otherwise modified from time to time, whether or not with the same agents, trustee, representative lenders or group of lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Senior Credit Agreement" shall include agreements in respect of interest rate agreements and hedging obligations with lenders party to any Senior Credit Agreement and their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Senior Credit Agreement and any and all refundings, refinancings (in whole or in part) and replacements of any Senior Credit Agreement, whether by the same or any other agents, trustee, representative lenders or group of lenders or holders and irrespective of any changes in the terms and conditions thereof, including one or more agreements (i) extending the maturity of, or increasing the amount of, any indebtedness incurred thereunder or contemplated thereby, or (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its subsidiaries and their respective successors and assigns.

     "Senior Debt Default" shall have the meaning given to the term "Default" in the Senior Debt Indenture.

     "Senior Debt Event of Default" shall have the meaning given to the term "Event of Default" in the Senior Debt Indenture.

     "Senior Debt Indebtedness" means all Obligations under or in respect of the Senior Debt Indenture.

     "Senior Debt Indenture" means the indenture, dated as of May 20, 2003, pursuant to which the Senior Debt Notes are issued, as the same may from time to time be amended, renewed, supplemented or otherwise modified.

     "Senior Debt Notes" means the $220,000,000 in aggregate principal amount of 108% Senior Notes due 2009 of the Company and Muzak Finance Corp. issued pursuant to the Senior Debt Indenture.

     "Senior Indebtedness" means (i) the indebtedness outstanding or arising under the Senior Credit Agreement, (ii) all Obligations incurred by or owing to the Senior Agent, the holders of such indebtedness or any other agent or representative thereof outstanding or arising under any Senior Credit Agreement, whether now or hereafter incurred, made or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, including, without limitation, and (iii) all obligations of the Company or any other Credit Party in respect of all interest rate agreements and hedging obligations arising in connection therewith with any party to the Senior Credit Agreement or any of its affiliates.

     "Sub Debt Default" shall have the meaning given to the term "Default" in the Sub Debt Indenture.

     "Sub Debt Event of Default" shall have the meaning given to the term "Event of Default" in the Sub Debt Indenture.

     "Sub Debt Indebtedness" means all Obligations under or in respect of the Sub Debt Indenture.

     "Sub Debt Indenture" means the indenture, dated as of March 18, 1999, pursuant to which the Sub Debt Notes are issued, as the same may from time to time be amended, renewed, supplemented or otherwise modified.

     "Sub Debt Notes" means the $115,000,000 in aggregate principal amount of 9-7/8% Senior Subordinated Notes due 2009 of the Company and Muzak Finance Corp. issued pursuant to the Sub Debt Indenture.

     "Subordinated Payee" means [               ], or any Permitted Transferee
(as defined herein); provided, that any Subordinated Payee shall cease to be a Subordinated Payee once such Subordinated Payee ceases to own any right to any principal amount of this Subordinated Note.

     CANCELLATION. AFTER ALL PRINCIPAL AND ACCRUED INTEREST AT ANY TIME OWED ON THIS SUBORDINATED NOTE HAVE BEEN PAID IN FULL, THIS SUBORDINATED NOTE WILL BE SURRENDERED TO THE COMPANY FOR CANCELLATION AND WILL NOT BE REISSUED.

     DESCRIPTIVE HEADINGS; GOVERNING LAW. THE DESCRIPTIVE HEADINGS OF THE SEVERAL SECTIONS OF THIS SUBORDINATED NOTE ARE INSERTED FOR CONVENIENCE ONLY AND DO NOT CONSTITUTE A PART OF THIS SUBORDINATED NOTE. THIS SUBORDINATED NOTE WILL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     BUSINESS DAYS. IF ANY PAYMENT IS DUE, OR ANY TIME PERIOD FOR GIVING NOTICE OR TAKING ACTION EXPIRES, ON A DAY WHICH IS NOT A BUSINESS DAY, THEN THE PAYMENT WILL BE DUE AND PAYABLE ON, AND THE TIME PERIOD WILL AUTOMATICALLY BE EXTENDED TO, THE NEXT BUSINESS DAY IMMEDIATELY FOLLOWING SUCH DAY WHICH IS NOT A BUSINESS DAY, AND INTEREST WILL CONTINUE TO ACCRUE AT THE REQUIRED RATE UNDER THIS SUBORDINATED NOTE UNTIL ANY SUCH PAYMENT IS MADE.

     GENERAL. THIS SUBORDINATED NOTE, THE SUB DEBT INDENTURE, THE SENIOR DEBT INDENTURE, [THE HOLDING DEBT INDENTURE] AND THE SENIOR CREDIT AGREEMENT CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF; SUPERSEDE ANY AND ALL PRIOR UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER; AND WILL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

     WAIVER OF JURY TRIAL. THE COMPANY (AND, BY ITS ACCEPTANCE OF THIS SUBORDINATED NOTE, THE SUBORDINATED PAYEE HEREOF) HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS SUBORDINATED NOTE OR THE

VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF.

     SUBORDINATION.

     Extent of Subordination to Senior Indebtedness. The Company covenants and agrees, and the Subordinated Payee, by accepting this Subordinated Note, covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 10, the indebtedness represented by this Subordinated Note, whether for principal of, premium, if any, interest on, this Subordinated Note, and any other Obligation under or in respect hereof and all rights or claims arising out of or associated with such indebtedness (collectively, the "Subordinated Obligations"), are hereby expressly made junior and subordinate in right of payment as provided in this Section 10 to the prior indefeasible payment and satisfaction in full in cash of all Obligations in respect of all Senior Indebtedness (including post-petition interest thereon).

     Any provision of this Subordinated Note to the contrary notwithstanding, the Company shall not make and the Subordinated Payee shall not accept, any distribution or payment of any kind whatsoever with respect to the Subordinated Obligations at any time when any of the Senior Indebtedness remains outstanding. In no event shall the Subordinated Payee commence any action or proceeding to contest or otherwise contest the enforceability of the provisions of this Subordinated Note, the validity, perfection or priority of any security interests or other liens granted to secure the Senior Indebtedness by the Company or any other Person, the rights of the Senior Agent or any holders of Senior Indebtedness or the enforceability of the Senior Credit Agreement.

     The Company will not give, or permit to be given, and the Subordinated Payee will not receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations, on any property or assets, whether now existing or hereafter acquired, of the Company or any other Credit Party or
(ii) any guarantee, of any nature whatsoever, by the Company or any other Credit Party, of any Subordinated Obligations.

     The Subordinated Payee acknowledges and agrees that the subordination provisions herein are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Subordinated Note, to acquire and continue to hold, or to continue to hold such Senior Indebtedness.

     To the extent that any payment of or distribution in respect of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that the obligation to repay the Senior Indebtedness is declared to be fraudulent, invalid or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

     Distributions and Liquidation, Dissolution, Bankruptcy. In the event of (i) any distribution of assets of the Company, (ii) any insolvency, or bankruptcy, case or proceeding, or any receivership, liquidation, reorganization, arrangement, adjustment, action for the relief of debtors, or other similar case or proceeding in connection therewith, relative to the Company, its debts, its operations or to its creditors, as such, or to its assets, or (iii) any liquidation, dissolution or other winding-up of the Company and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, in each case whether voluntary or involuntary, including, without limitation, the filing of any petition or the taking of any action to commence any of the foregoing under any law, foreign or domestic, federal or state (clauses (ii) through (iv) are referred to as a "Bankruptcy Proceeding"), then and in any such event:

               The Senior Agent and the holders of Senior Indebtedness shall be entitled to receive indefeasible payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness (including, but not limited to, interest accruing at the legal rate on or after the filing of any Bankruptcy Proceeding, and any additional interest that would have accrued thereon but for the commencement of such proceeding, whether or not a claim for such is allowed in such proceeding), before the Subordinated Payee is entitled to receive or retain any payment or distribution of any kind or character on account of this Subordinated Note or any Subordinated Obligations on this Subordinated Note;

               any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Subordinated Payee would be entitled but for the provisions of this Section 10 shall be paid by the Company, a liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Senior Agent or the holders of Senior In-debtedness, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each to the extent necessary to make indefeasible payment and satisfaction in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the Senior Agent or the holders of such Senior Indebtedness; and

               in the event that, notwithstanding the foregoing provisions of this Section 10(b), the Subordinated Payee shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, or property or securities, including, without limitation, by way of set-off or otherwise, in respect of principal of, premium, if any, interest or any Subordinated Obligations on this Subordinated Note before all Senior Indebtedness is indefeasibly paid in full in cash, then and in such event payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to indefeasibly pay and satisfy all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Indebtedness.

          No Payments with Respect to Subordinated Obligations. Unless Section 10(b) shall be applicable, no payment or distribution of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Subordinated Note) may be made by or on behalf of the Company or accepted by the Subordinated Payee, including, without limitation, by way of set-off or otherwise, for or on account of this Subordinated Note or of any Subordinated Obligations under this Subordinated Note, or for or on account of the purchase, redemption or other acquisition of this Subordinated Note, and the Subordinated Payee shall not take or receive from the Company, directly or indirectly in any manner, payment in respect of all or any portion of this Subordinated Note or of any Subordinated Obligations under this Subordinated Note, or for or on account of the purchase, redemption or other acquisition of this Subordinated Note until the indefeasible payment and satisfaction in full in cash of all Senior Indebtedness.

          When Distribution Must Be Paid Over. In the event that notwithstanding these provisions, the Subordinated Payee receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of this Subordinated Note or any Subordinated Obligations under this Subordinated Note, that the Subordinated Payee is not entitled to receive or retain under the provisions of this Subordinated Note, then such payment or distribution shall be held by the Subordinated Payee in trust for the benefit of the Senior Agent and the Subordinated Payees of Senior Indebtedness, (segregated from other assets held by the Subordinated

Payee) and shall be immediately paid over or delivered to the Senior Agent in the form received (with any necessary endorsement) to the extent necessary to make indefeasible payment and satisfaction in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. In the event of the failure of the Subordinated Payee to endorse or assign any such payment or distribution, the Senior Agent is hereby irrevocably authorized to endorse or assign the same.

          Exercise of Remedies. Until the indefeasible payment and satisfaction in full in cash of all Senior Indebtedness, the Subordinated Payee (solely in its capacity as a holder of this Subordinated Note) shall not exercise any rights or remedies with respect to this Subordinated Note, including, without limitation, any administrative, legal, equitable or other action (i) to demand or sue for collection of amounts payable hereunder, (ii) to accelerate the principal of this Subordinated Note, (iii) to commence or join with any other creditor in commencing any proceeding in connection with or premised on the occurrence of a Bankruptcy Proceeding, or (iv) to take, obtain or hold (or to permit anyone acting on its behalf to take, obtain or hold) any assets of the Company.

          Rights. The provisions of this Section 10 are for the benefit of, and shall be enforceable directly by, the Senior Agent and the holders of Senior Indebtedness (and their successors and assigns), the Senior Agent and each holder of Senior Indebtedness is made an obligee hereunder, and the Senior Agent and each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed, or guaranteed shall be deemed conclusively to have acquired or to continue to hold such Senior Indebtedness in reliance upon the covenants and provisions contained in this Subordinated Note. The Subordinated Payee acknowledges and agrees that any breach of the provisions of this Section 10 will cause irreparable harm of which the payment of monetary damages may be inadequate. For this reason, the Subordinated Payee agrees that, in addition to any remedies at law or in equity to which the Senior Agent or a Subordinated Payee of the Senior Indebtedness may be entitled, the Senior Agent or a holder of the Senior Indebtedness will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Section 10 and to compel specific performance of such provisions.

     The provisions of this Section 10 are and are intended solely for the purpose of defining the relative rights of the Subordinated Payee on the one hand and the Senior Agent and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 10 or elsewhere in this Subordinated
Note is intended to or shall impair, as among the Company its creditors other than the holders of Senior Indebtedness and the Subordinated Payee, the obligation of the Company, which is absolute and unconditional, to pay to the Subordinated Payee the principal of, premium, if any, and interest on this Subordinated Note as and when the same shall become due and payable in accordance with its terms.

          Acceleration of Payment of Subordinated Note. If this Subordinated
Note is declared due and payable prior to the Maturity Date, no direct or indirect payment that is due solely by reason of such declaration shall be made, nor shall application be made of any distribution of assets of the Company to the payment, purchase or other acquisition or retirement of this Subordinated Note, unless, in either case, all Senior Indebtedness shall have been previously indefeasibly paid and satisfied in full in cash.

          Voting Rights; Authorization to Effect Subordination. The Senior Agent shall be entitled to file and prove all claims and to exercise any right to vote of the Subordinated Payee in respect of this Subordinated Note in connection with a Bankruptcy Proceeding. Notwithstanding the foregoing, in the event that the Senior Agent shall allow the Subordinated Payee to retain the right to vote and otherwise act in a Bankruptcy Proceeding (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), the Subordinated Payee shall not vote with respect to any such plan or take any other action in any way so as to contest (x) the validity of any liens or security interests granted to the Senior Agent, (y) the relative rights and duties of the Senior Agent or the holders of the Senior Indebtedness established in the Senior Credit Agreement with respect to such liens and security interests or (z) the enforceability of the Senior Credit Agreement or these subordination provisions.

     The Subordinated Payee hereby irrevocably authorizes, directs and empowers the Senior Agent, and hereby appoints the Senior Agent to act as its attorney-in-fact, for any and all of the following purposes, (i) to demand, sue for, collect and receive all payments and distributions under the terms of this Subordinated Note, (ii) to file and prove all claims and to exercise any right to vote in any Bankruptcy Proceeding as set forth above, and (iii) to take any and all other actions in the name of the Subordinated Payee (solely in its capacity as a holder of this Subordinated Note), as the Senior Agent determines in its sole discretion to be necessary or appropriate for the enforcement of the subordination provisions in this Section 10. The Subordinated Payee further agrees duly and promptly to take such action as may be requested at any time or from time to time by the Senior Agent, including, without limitation, executing and delivering any additional powers of attorney, assignments or proofs of claims or other instruments and supplying any information and documents, to enable the Senior Agent to take any of the foregoing actions.

     Each right, power and remedy of the Senior Agent provided for in this Subordinated Note or the Senior Credit Agreement, whether now existing or hereafter available at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Senior Agent of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise of all other such rights, powers or remedies, and no course of dealing or failure or delay on the part of any party hereto in exercising any such right, power, or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies.

          Subrogation. Upon the indefeasible payment and satisfaction in full in cash of all Senior Indebtedness, the Subordinated Payee shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of, premium, if any, and interest on this Subordinated Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Subordinated Payee would be entitled except for the provisions of this Section 10, and no payments over pursuant to the provisions of this Section 10 to the Senior Agent or the holders of Senior Indebtedness by the Subordinated Payee shall, as among the Company, its creditors other than the Senior Agent or the holders of Senior Indebtedness, and the Subordinated Payee be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

     If any payment or distribution to which the Subordinated Payee would otherwise have been entitled but for the provisions of this Section 10 shall have been applied, pursuant to the provisions of this Section 10, to the payment of all amounts payable under the Senior Indebtedness, then and in such case the Subordinated Payee shall be entitled to receive from the Senior Agent or the holders of such Senior Indebtedness at the time outstanding any payments or distributions received by such holders of such Senior Indebtedness in excess of the amount sufficient to indefeasibly pay and satisfy all amounts payable under or in respect of such Senior Indebtedness in full in cash.

          Waivers and Consents. The Subordinated Payee waives the right to compel that any collateral or any other property of the Company or the property of any guarantor of any Senior Indebtedness or any other Person to be applied in any particular order to discharge such Senior Indebtedness. The Subordinated Payee expressly waives the right to require the Senior Agent or the holders of Senior Indebtedness to proceed against the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in the power of the Senior Agent or any such holder which the Subordinated Payee cannot pursue and which would lighten the Subordinated Payee's burden, notwithstanding that the failure of any holder of Senior Indebtedness to do so may thereby prejudice the Subordinated Payee. The Subordinated Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder to any holder of Senior Indebtedness reduced by (i) holder's delay in proceeding against or enforcing any remedy against the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person by the Senior Agent or any holder of Senior Indebtedness; (ii) the Senior Agent or any holder of Senior Indebtedness releasing the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person from all or any part of such Senior Indebtedness; or (iii) the discharge of the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person by operation of law or otherwise, with or without the intervention or omission of the Senior Agent or any holder of Senior Indebtedness. Any vote by the Senior Agent or any holder of Senior Indebtedness to accept or reject any plan of reorganization relating to the Company, any collateral or any guarantor of such Senior Indebtedness or any other Person, or any receipt by the Senior Agent or any holder of Senior Indebtedness receipt on account of all or part of any Senior Indebtedness of any cash, property or securities distributed in any Bankruptcy Proceeding, shall not discharge, exonerate or reduce the obligations of the Subordinated Payee hereunder to the Senior Agent and the holders of Senior Indebtedness.

         No right of the Senior Agent or any present or future holder of any Senior Indebtedness to enforce the provisions herein shall at any time in any way be prejudiced or impaired or affected by (i) any act or failure to act on the part of the Company or by any act or failure to act by the Senior Agent or any such holder, (ii) any non-compliance by the Company with the terms, provisions and covenants of this Subordinated Note or the Senior Credit Agreement, or (iii) any merger or consolidation of the Company or any of its subsidiaries into or with any other Person, or any sale, lease or transfer of any or all of the assets of the Company or any of its subsidiaries to any other Person, regardless in any case of any knowledge thereof of the Senior Agent or any such holder may have or be otherwise charged with.

         Without limiting the generality of the foregoing, the Senior Agent and the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to or knowledge of the Subordinated Payee, without incurring responsibility to the Subordinated Payee and without impairing or releasing the provisions herein or the obligations hereunder of the Subordinated Payee to the Senior Agent and the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew, alter, compromise or waive any Senior Indebtedness or otherwise amend, modify or supplement in any manner any Senior Indebtedness or any instrument evidencing the same or any agreement under which any Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Senior Indebtedness; (iii) release any Person liable in any manner for the collection or payment of any Senior Indebtedness; (iv) exercise or refrain from exercising any rights against the Company or any other Person; and (v) fail to perfect a security interest in any collateral for the payment of the Senior Indebtedness.

         The Subordinated Payee waives all rights and defenses arising out of an election of remedies by the Senior Agent or any holder of Senior Indebtedness, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to collateral for such Senior Indebtedness, has impaired the value of the Subordinated Payee's rights of subrogation, reimbursement or contribution against the Company, any guarantor of any Senior Indebtedness or any other Person. The Subordinated Payee expressly waives any rights or defenses it may have by reason of protection afforded to the Company or any guarantor of any Senior Indebtedness or any other Person with respect to such Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor's indebtedness upon judicial or nonjudicial foreclosure of real property or personal property collateral for any Senior Indebtedness.

         The Subordinated Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Senior Agent or any holder of Senior Indebtedness may be rescinded in whole or in part by the Senior Agent or any such holder, and any Senior Indebtedness may be continued, and such Senior Indebtedness, or the liability of the Company or any of its subsidiaries or any other guarantor or any other Person upon or for any part thereof, or any collateral or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Senior Agent or any holder of such Senior Indebtedness, in each case without notice to or further assent by the Subordinated Payee and without impairing, abridging, releasing or affecting the subordination provided for herein.

         The Subordinated Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness and notice of or proof of reliance by the Senior Agent or any holder of Senior Indebtedness upon the provisions of this Section 10. The Subordinated Payee waives presentment, protest and demand for payment.

         To the maximum extent permitted by law, the Subordinated Payee waives any claim it might have against the Senior Agent or any holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any requirement of diligence on the part of the Senior Agent or any such holder of Senior Indebtedness or any requirement on the part of the Senior Agent or any such holder of Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness, any error of judgment, negligence or mistake or oversight whatsoever on the part of the Senior Agent or any such holder of Senior Indebtedness or its respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the agreements governing or relating to such Senior Indebtedness.

         The Subordinated Payee, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Agent or any holder of Senior Indebtedness to marshal assets for the benefit of the Subordinated Payee, or to otherwise direct or receive notice of the timing, order or manner of any sale, collection or other enforcement of any collateral. Neither the Senior Agent nor any holder of Senior Indebtedness is under any duty or obligation, and the Subordinated Payee hereby waives any right it may have to compel the Senior Agent or any holder of Senior Indebted-ness, to pursue any guarantor or other Person who may be liable for such Senior Indebtedness, or to enforce any lien or security interest in any collateral.

         The Subordinated Payee hereby waives and releases all rights which a guarantor or surety with respect to any Senior Indebtedness could exercise.

         The Subordinated Payee hereby waives any duty on the part of the Senior Agent or any holder of Senior Indebtedness to disclose to it any fact known or hereafter known by it relating to the operation or financial condition of the Company or any guarantor of such Senior Indebtedness or their respective businesses or assets.

         The Subordinated Payee unconditionally waives (i) notice of any of the matters referred to in this Section 10, (ii) to the extent permitted by law, all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of the Senior Agent or any holder of any Senior Indebtedness against the Company, including, without limitation, any demand, presentment, protest and default, proof of notice of nonpayment under any Senior Indebtedness and notice of any failure on the part of the Company or any other Credit Party to perform and comply with any covenant, agreement, term or condition of the Senior Indebtedness, (iii) any right to the enforcement, assertion or exercise by the Senior Agent or any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise, and (iv) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

         Subordination to the Sub Debt Indebtedness, Senior Debt Indebtedness [and Holdings Debt Indebtedness]. The Company covenants and agrees, and the Subordination Payee by accepting this Subordinated Note covenants and agrees, that so long as any Sub Debt Default or Sub Debt Event of Default, Senior Debt Default or Senior Debt Event of Default [or Holdings Debt Default or Holdings Debt Event of Default] shall have occurred and be continuing, no payment of principal of (and premium, if any) or interest on, or any other payment obligations with respect to, this Subordinated Note or any judgment with respect hereto shall be made by or on behalf of the Company or any other Credit Party.

         Conversion of this Subordinated Note. Notwithstanding anything contained herein to the contrary, nothing contained in this Section 10 shall prevent any conversion of this Subordinated Note in accordance with the provisions of Section 16 hereof.

         TRANSFERABILITY AND ASSIGNMENT. A SUBORDINATED PAYEE MAY NOT TRANSFER, SELL, PLEDGE, CONVEY, ASSIGN OR OTHERWISE DISPOSE OF ("TRANSFER") THIS SUBORDINATED NOTE TO ANY OTHER PERSON WITHOUT (A) THE PRIOR WRITTEN CONSENT OF THE COMPANY'S BOARD OF DIRECTORS, (B) FIRST DELIVERING TO THE COMPANY (I) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE IN FORM AND SUBSTANCE TO THE

COMPANY (WHICH COUNSEL MUST BE REASONABLY ACCEPTABLE TO THE COMPANY) THAT REGISTRATION UNDER THE SECURITIES ACT, OR ANY STATE OR OTHER SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER AND (II) A WRITTEN JOINDER TO THIS SUBORDINATED NOTE BY THE PROPOSED TRANSFEREE PURSUANT TO WHICH SUCH PROPOSED TRANSFEREE SHALL AGREE TO BE BOUND BY THE PROVISIONS OF THIS SUBORDINATED NOTE, INCLUDING SECTION 10 OF THIS SUBORDINATED NOTE AND SECTION 13 OF THE SECURITYHOLDERS AGREEMENT, AND (C) SO LONG AS ANY SENIOR INDEBTEDNESS REMAINS OUTSTANDING, THE PRIOR WRITTEN CONSENT OF THE HOLDERS OF SENIOR INDEBTEDNESS OR ANY REPRESENTATIVE OF SUCH HOLDERS AUTHORIZED TO GIVE A CONSENT TO SUCH JOINDER AND SUCH TRANSFEREE. ANY TRANSFEREE EXECUTING AND DELIVERING SUCH A JOINDER AND THEREAFTER ACQUIRING THIS SUBORDINATED NOTE IN ACCORDANCE WITH THE PRECEDING SENTENCE SHALL BE REFERRED TO HEREIN AS A "PERMITTED TRANSFEREE". ANY TRANSFER OR ATTEMPTED TRANSFER OF THIS SUBORDINATED NOTE IN VIOLATION OF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE NULL AND VOID, AND THE COMPANY SHALL NOT RECORD SUCH TRANSFER ON ITS BOOKS OR TREAT ANY PURPORTED TRANSFEREE OF THIS SUBORDINATED NOTE AS THE OWNER OF THIS SUBORDINATED NOTE FOR ANY PURPOSE.

         COUNTERPARTS. THIS SUBORDINATED NOTE MAY BE EXECUTED IN SEPARATE COUNTERPARTS EACH OF WHICH SHALL BE AN ORIGINAL AND ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.

         USURY LAWS. IT IS THE INTENTION OF THE COMPANY AND THE SUBORDINATED PAYEE TO CONFORM STRICTLY TO ALL APPLICABLE USURY LAWS NOW OR HEREAFTER IN FORCE, AND ANY INTEREST PAYABLE UNDER THIS SUBORDINATED NOTE SHALL BE SUBJECT TO REDUCTION TO THE AMOUNT NOT IN EXCESS OF THE MAXIMUM LEGAL AMOUNT ALLOWED UNDER THE APPLICABLE USURY LAWS AS NOW OR HEREAFTER CONSTRUED BY THE COURTS HAVING JURISDICTION OVER SUCH MATTERS. IF THE MATURITY OF THIS SUBORDINATED NOTE IS ACCELERATED BY REASON OF AN ELECTION BY THE HOLDER HEREOF RESULTING FROM AN EVENT OF DEFAULT, VOLUNTARY PREPAYMENT BY THE COMPANY OR OTHERWISE, THEN EARNED INTEREST MAY NEVER INCLUDE MORE THAN THE MAXIMUM AMOUNT PERMITTED BY LAW, COMPUTED FROM THE DATE HEREOF UNTIL PAYMENT, AND ANY INTEREST IN EXCESS OF THE MAXIMUM AMOUNT PERMITTED BY LAW SHALL BE CANCELED AUTOMATICALLY AND, IF THERETOFORE PAID, SHALL AT THE OPTION OF THE SUBORDINATED PAYEE EITHER BE REBATED TO

THE COMPANY OR CREDITED ON THE PRINCIPAL AMOUNT OF THIS SUBORDINATED NOTE, OR IF THIS SUBORDINATED NOTE HAS BEEN PAID, THEN THE EXCESS SHALL BE REBATED TO THE COMPANY. THE AGGREGATE OF ALL INTEREST (WHETHER DESIGNATED AS INTEREST, SERVICE CHARGES, POINTS OR OTHERWISE) CONTRACTED FOR, CHARGEABLE, OR RECEIVABLE UNDER THIS SUBORDINATED NOTE SHALL UNDER NO CIRCUMSTANCES EXCEED THE MAXIMUM LEGAL RATE UPON THE UNPAID PRINCIPAL BALANCE OF THIS SUBORDINATED NOTE REMAINING UNPAID FROM TIME TO TIME. IF SUCH INTEREST DOES EXCEED THE MAXIMUM LEGAL RATE, IT SHALL BE DEEMED A MISTAKE AND SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF THERETOFORE PAID, REBATED TO THE COMPANY OR CREDITED ON THE PRINCIPAL AMOUNT OF THIS SUBORDINATED NOTE, OR IF THIS SUBORDINATED NOTE HAS BEEN REPAID, THEN SUCH EXCESS SHALL BE REBATED TO THE COMPANY.

         NO STRICT CONSTRUCTION. THE PARTIES HERETO HAVE PARTICIPATED JOINTLY IN THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IN THE EVENT AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES HERETO, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF THE PROVISIONS OF THIS AGREEMENT.

         AMENDMENTS; WAIVERS. SO LONG AS ANY SENIOR INDEBTEDNESS REMAINS OUTSTANDING, NO AMENDMENT OR MODIFICATION TO OR WAIVER OF ANY PROVISIONS OF, OR THE DEFINITIONS OF ANY TERMS APPEARING IN, SECTION 10, OR TO OR OF ANY OTHER PROVISION OF THIS SUBORDINATED NOTE MAY BE MADE THAT AFFECTS THE RIGHTS OF ANY HOLDER OF SENIOR INDEBTEDNESS THEN OUTSTANDING UNLESS THE HOLDERS OF SUCH SENIOR INDEBTEDNESS, OR ANY REPRESENTATIVE OF SUCH HOLDERS AUTHORIZED TO GIVE A CONSENT, CONSENT TO SUCH AMENDMENT, MODIFICATION OR WAIVER.

         CONVERSION.

         Conversion Procedure.

               Voluntary Conversion; Automatic Conversion. At any time after the date hereof and prior to the payment of this Subordinated Note in full, the then Subordinated Payee may convert this Subordinated Note into a number of Class A Units determined by dividing (x) the then Convertible Amount (as herein defined) by (y)

     $1,600 (the "Conversion Price"). Notwithstanding anything contained herein to the contrary, if as of [18 months from issue date] this Subordinated Note has not been paid in full, then this Subordinated Note shall automatically be converted into a number of Class A Units in accordance with the formula contained in the first sentence of this Section 16(a)(i). In addition, this Subordinated Note is subject to mandatory conversion pursuant to the terms of Section 13 of the Securityholders Agreement. If the Subordinated Payee is not a Member (as such term is defined in the LLC Agreement) at the time of a conversion of this Subordinated Note, then, at the time of such conversion of this Subordinated Note, such Subordinated Payee agrees to deliver to the Secretary of Holdings an executed joinder to the LLC Agreement and any other documentation necessary in accordance with the requirements of the LLC Agreement or any of the Related Agreements (as such term is defined in the LLC Agreement). For purposes of this Subordinated Note, the "Convertible Amount" at any time shall equal (x) the then outstanding principal amount of this Subordinated Note plus (y) the interest which has then accrued in accordance with the provisions contained herein and which is then unpaid, in each case, at such time.

               Effect of Conversion. A conversion of this Subordinated Note will be deemed to have been effected as of the close of business on the date on which this Subordinated Note has been surrendered for conversion by the then Subordinated Payee to the Secretary of Holdings; provided, that in the event of an automatic conversion of this Subordinated Note, such automatic conversion will be deemed to have been effected as of the close of business on the date of such automatic conversion. At such time as such conversion has been effected, the rights of the then Subordinated Payee (as well as any and all prior Subordinated Payees and any other former or current holder of this Subordinated Note) under this Subordinated Note will cease, the Company shall thereafter have no obligation to make any principal, interest or other payments under this Subordinated Note and such Subordinated Payee shall be deemed to be the record holder of the applicable Class A Units which this Subordinated Note shall have then been converted into. If this Subordinated Note is converted pursuant to this
     Section 16, no principal amount of, accrued interest on or any other amount pursuant to this Subordinated Note will be payable at any time as of or after such conversion.

         Subdivision or Combination of Class A Units. If Holdings at any time subdivides (by any unit split, unit distribution or otherwise) the Class A Units into a greater number of units, then the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If Holdings at any time combines (by reverse unit split or otherwise) the Class A Units into a smaller number of units, then the Conversion Price in effect immediately prior to such combination will be proportionately increased.

         Organic Change.

               Organic Change Defined. Any recapitalization, reorganization, reclassification, consolidation or merger of Holdings, which in each case is effected in such a manner that holders of the Class A Units are entitled to receive stock or any other securities or property with respect to or in exchange for such Class A Units is referred to herein as an "Organic Change."

               Provisions for Organic Change. Prior to the consummation of any Organic Change, Holdings' Board of Directors will, in good faith, make lawful and adequate provision to insure that the Subordinated Payee will thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the Class A Units immediately theretofore acquirable and receivable upon the conversion of this Subordinated Note, such shares of stock and/or such securities or property as may be issued or payable with respect to or in exchange for the Class A Units immediately theretofore acquirable and receivable upon conversion of this Subordinated Note had such Organic Change not taken place.

         Pre-Emptive Rights. The Company and the Subordinated Payee acknowledge and agree to comply with the pre-emptive rights of its equityholders, if any, in connection with any conversion of this Note pursuant to this Section 16.

         SEVERABILITY. IF THE PROVISIONS OF THIS SUBORDINATED NOTE, OR THE APPLICATION OF SUCH PROVISION TO ANY PERSON OR CIRCUMSTANCE, SHALL BE HELD INVALID, ILLEGAL OR UNENFORCEABLE IN ANY JURISDICTION, THE VALIDITY, LEGALITY AND ENFORCEABILITY OF THE REMAINING PROVISIONS IN THIS SUBORDINATED NOTE, OR THE APPLICATION OF SUCH PROVISION IN JURISDICTIONS OR TO PERSONS OR CIRCUMSTANCES OTHER THAN TO THOSE TO WHICH IT IS HELD INVALID, ILLEGAL OR UNENFORCEABLE SHALL NOT BE AFFECTED THEREBY.

         IN WITNESS WHEREOF, the Company has executed and delivered this Junior Subordinated Unsecured Convertible Promissory Note on the date specified above.

                                         MUZAK [HOLDINGS] LLC


                                             By:_______________________________
                                                Name:
                                                Title:

[Muzak Holdings LLC hereby
agrees to comply with the
provisions of Section 16 hereof:

MUZAK HOLDINGS LLC


By:_________________________
   Name:
   Title:]


Accepted and Agreed to:

[SUBORDINATED PAYEE]


By:_________________________
   Name:
   Title:

                                                                       EXHIBIT K

                              SOLVENCY CERTIFICATE
                                       OF
                               MUZAK HOLDINGS LLC

         To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

         This Solvency Certificate is being delivered pursuant to Section 5.1(l) of the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

         I, Steve Villa, solely in my capacity as Chief Financial Officer of Holdings, and not individually, am providing this Certificate pursuant to
Section 5.1(l) of the Credit Agreement.

         Solely in my capacity as Chief Financial Officer of Holdings, I hereby certify that:

                (a) I am familiar with the historical and current financial condition of Holdings and its Subsidiaries;

                (b) For purposes of this Certificate, I have reviewed the financial information previously provided to the Lenders, including (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2001 and December 31, 2002, and the related consolidated income statements and statements of cash flows for the fiscal years ended on such dates and consolidating balance sheets of Holdings breaking out the Borrower and its Subsidiaries as of the end of such fiscal years and corresponding consolidating statements of income and cash flows, (ii) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the quarter ended March 31, 2003, and the related unaudited consolidated statements of income and of cash flows for the quarter ended March 31, 2002 and a consolidating balance sheet of Holdings breaking out the Borrower and its Subsidiaries as of the end of such fiscal quarter and corresponding consolidating statements of income and cash flows and (iii) the Pro Forma Balance Sheets; and

               (c) In addition to such review, I am familiar with and have considered information regarding the fair market value of the assets of Holdings and its Subsidiaries and the liabilities and obligations of Holdings and its Subsidiaries (contingent or otherwise) to creditors and in each case after giving effect to the Transactions contemplated by the Credit Agreement and the financing to be provided thereunder, and I have made a reasonable inquiry with respect to, and made reasonable estimate of, the contingent liabilities of Holdings and its Subsidiaries.

         Based upon the foregoing and solely in my capacity as Chief Financial Officer of Holdings, and based on facts available to me on the date hereof, I certify on behalf of Holdings that to the best of my knowledge, after due inquiry, as of the date hereof and upon giving effect to the transactions contemplated by the Credit Agreement and the financing to be provided thereunder:

               (d) The Pro Forma Balance Sheets have been prepared in good faith based upon assumptions and expectations believed by Holdings to be reasonable;

               (e) Immediately after giving effect to the transactions contemplated by the Credit Agreement and the financing to be provided thereunder, (a) the amount of the "present fair saleable value" of the assets of Holdings and its consolidated Subsidiaries, taken as a whole, exceeds the amount of all "liabilities of Holdings and its consolidated Subsidiaries, taken as a whole, contingent or otherwise", as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of Holdings and its consolidated Subsidiaries, taken as a whole is be greater than the amount that will be required to pay the liability of Holdings and its consolidated Subsidiaries, taken as a whole, on their debts as such debts become absolute and matured, (c) Holdings and its consolidated Subsidiaries, taken as a whole, do not have an unreasonably small amount of capital with which to conduct their business, and (d) Holdings and its consolidated Subsidiaries, taken as a whole, are able to pay their debts as they mature.

                     For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, I have executed this Certificate on behalf of Holdings this [_] day of May, 2003.

                                             MUZAK HOLDINGS LLC


                                             By: _______________________________
                                                 Name:  Steve Villa
                                                 Title: Chief Financial Officer

                                                                       EXHIBIT L

                                    [FORM OF]
                                BORROWING NOTICE

To:  BEAR STEARNS CORPORATE LENDING INC.
     as Administrative Agent for the Lenders
     383 Madison Avenue
     New York, NY 10179

Attention:  [        ]

                                                                          [Date]

Ladies and Gentlemen:

         Reference is hereby made to the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

         Pursuant to Section 2.2, the Borrower hereby gives you notice that it requests a borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such borrowing is requested to be made:

(A)  Class of borrowing                  Revolver

(B)  Date of borrowing
       (which is a Business Day)         _______________________

(C)  Principal amount of borrowing /15/        ______________________________

(D)  Type of borrowing /16/                    [Base Rate][Eurodollar Rate]

(E)  For a Eurodollar Rate borrowing,
        the Interest Period and the last
        day thereof /17/                       ______________________________

(F)  Funds are requested to be disbursed
        to the following account(s) of
        the Borrower /18/                      ______________________________

       Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 5.2(a), (b), (c) and (d) of the Credit Agreement have been satisfied.

                            [Signature Page Follows]




----------
/15/   Each borrowing shall be in a minimum aggregate principal amount equal to
       (x) in the case of Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $100,000 or a whole multiple of $100,000 in excess thereof.

/16/   Specify Base Rate borrowing or Eurodollar borrowing.

/17/ Shall be subject to the definition of "Interest Period" in the Credit Agreement.

/18/ Specify the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of the Credit Agreement.

                                             MUZAK LLC


                                             By:______________________________
                                                Name:
                                                Title:

                                                                       EXHIBIT M

                                    [FORM OF]
                                CONVERSION NOTICE

To:  BEAR STEARNS CORPORATE LENDING INC.
     as Administrative Agent for the Lenders
     383 Madison Avenue
     New York, NY 10179

Attention:  [        ]

                                                                          [Date]

Ladies and Gentlemen:

         This Conversion Notice is delivered to you pursuant to Section 3.3 of the Credit Agreement dated as of May 20, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among MUZAK LLC, a Delaware limited liability company (the "Borrower"), MUZAK HOLDINGS LLC, a Delaware limited liability company ("Holdings"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (together with their successors and assigns, collectively, the "Joint Lead Arrangers"), LEHMAN COMMERCIAL PAPER INC. and FLEET NATIONAL BANK, as co-syndication agents (together with their successors and assigns, in such capacity, collectively, the "Co-Syndication Agents"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (together with its successors and assigns, in such capacity, the "Documentation Agent"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (together with its successors and assigns, in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

         The Borrower hereby requests that on [__________]/19/ (the "Conversion/Continuation Date"),

----------
/19/ Shall be at least one Business Day prior to the proposed date of a conversion into/continuation of Base Rate Loans to Eurodollar Loans and Eurodollar Loans to Base Rate Loans, in each case to the extent this Conversion Notice is delivered to the Administrative Agent prior to 11:00 a.m. (New York time) on such initial Business Day, except any Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is three days after the Closing Date.

               1. $[__________] of the presently outstanding principal amount of the Loans originally made on [__________],

               2. and all presently being maintained as [Base Rate Loans] [Eurodollar Loans],

               3.    be [converted into] [continued as],

               4. [Eurodollar Loans having an Interest Period of [one/two/three/six/nine/twelve months] [Base Rate Loans].

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

               (a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 3.3 of the Credit Agreement);

               (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

                            [Signature Page Follows]

         The Borrower has caused this Conversion Notice to be executed and delivered by its duly authorized officer this __th day of _____________, 20___.

                                             MUZAK LLC


                                             By:______________________________
                                                      Name:
                                                      Title: